                                                 FILE PURSUANT TO RULE 424(b)(4)
                                                      REGISTRATION NO. 333-48399


                                     [LOGO]

                                5,100,000 SHARES

                                  COMMON STOCK


    Of the 5,100,000 shares of Common Stock offered hereby, 3,650,000 shares are being sold by Carreker-Antinori, Inc. (the "Company" or "Carreker-Antinori") and 1,450,000 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." Prior to this offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "CANI."


                              -------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION  TO  THE  CONTRARY  IS  A CRIMINAL  OFFENSE.


                                             UNDERWRITING                               PROCEEDS TO
                          PRICE TO           DISCOUNTS AND         PROCEEDS TO            SELLING
                           PUBLIC           COMMISSIONS (1)        COMPANY (2)         STOCKHOLDERS
Per Share..........        $11.00                $0.77               $10.23               $10.23
Total (3)..........      $56,100,000          $3,927,000           $37,339,500          $14,833,500


(1) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(2) Before deducting offering expenses payable by the Company estimated at $1,100,000.


(3) The Company and a Selling Stockholder have granted an option to the Underwriters, exercisable within 30 days of the date hereof, to purchase up to 765,000 additional shares of Common Stock, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will be $64,515,000, $4,516,050, $37,974,098 and $22,024,852, respectively. See "Underwriting."


                              -------------------


    The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of BancAmerica Robertson Stephens, San Francisco, California on or about May 26, 1998.


BANCAMERICA ROBERTSON STEPHENS
                             HAMBRECHT & QUIST
                                                                 LEHMAN BROTHERS


                  The date of this Prospectus is May 20, 1998

INSIDE FRONT COVER:

    Graphic displaying three bubbles labeled "Consulting Services," "Software Applications," and "Industry Expertise." Each of these three bubbles points to a larger bubble labeled "Value-Added Banking Solutions." From this larger bubble are three arrows labeled "Increase Revenues," "Reduce Costs," and "Enhance Delivery of Customer Services." These arrows point to a large bubble labelled "Maximize Bank Values."

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

GATEFOLD GRAPHICS:

    Graphic in middle of page stating "Carreker-Antinori -- Move Money with Greater Intelligence-TM-" (the "Carreker-Antinori Logo"). The graphic includes the statement "Value Added Banking Solutions" and bullet points stating "Industry-Specific Consulting Expertise," "Advanced Technology," "Integrated Approach," "Reduced Customer Risk" and "Broad Array of Services & Technology."

    Graphic in upper left part of page with the heading "Yield
Management--Helping banks increase their revenues" and bullet points stating "Revenue Enhancement," "Liquidity Management," and "Cash Management." Also included in the graphic are images of financial tables, checks, U.S. currency and a personal computer.

    Graphic at the bottom left of the page with a heading "Payment Electronification--Enabling banks to capture the benefits from the conversion of paper checks to electronic items." Also included in the graphic are images of paper checks, the initials "ECP," U.S. currency and a facade of a columned, institutional building.

    Graphic at top right of the page with a heading "Payment Systems--Helping banks to reduce check-processing and other costs" and bullet points stating "Consolidation and Best Practices," "Float Management" and "Risk Management." Also included in the graphic are images of paper checks, currency, map of U.S., facades of institutional buildings and a statue of woman holding scales.

    Graphic at lower right of the page with a heading "Enabling Technologies--Converting leading-edge technologies and ideas into practical banking solutions," and bullet points stating "Electronic Commerce," "Year 2000," "Image systems" and "Integration Services." Also included in the graphic are images of people working on personal computers, personal computer screen displays and typographical characters, number strings and "www.bank.com."

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


    UNTIL JUNE 14, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      -----
Prospectus Summary...............................................................................................           4
Risk Factors.....................................................................................................           6
Use of Proceeds..................................................................................................          16
Dividend Policy..................................................................................................          16
Capitalization...................................................................................................          17
Dilution.........................................................................................................          18
Selected Consolidated Financial Data.............................................................................          19
Management's Discussion and Analysis of Financial Condition and Results of Operations............................          20
Business.........................................................................................................          29
Management.......................................................................................................          43
Certain Transactions.............................................................................................          53
Principal and Selling Stockholders...............................................................................          55
Description of Capital Stock.....................................................................................          57
Shares Eligible for Future Sale..................................................................................          59
Underwriting.....................................................................................................          61
Legal Matters....................................................................................................          63
Experts..........................................................................................................          63
Additional Information...........................................................................................          63
Index to Consolidated Financial Statements.......................................................................         F-1

                            ------------------------

    The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements examined by an independent accounting firm and quarterly reports for the first three quarters of each fiscal year containing interim, unaudited financial information.


    CheckLINK-Registered Trademark-, ATM CashFORECASTER-TM-, Branch Item Truncation-TM-, CashFORECASTER-TM-, CashTRACKER-TM-, CNOTEs-TM-, DepositMANAGER-TM-, Float Analysis System-TM-, Float Pricing System-TM-, Innovasion-TM-, On-Us Fraud-TM-, ReserveLINK-TM-, ReserveLINK PLUS-TM-, SmartNOTEs-TM-, ILLUMINATION SUITE-TM-, The Analysis Advantage-TM-, TNOTEs-TM-and Transit Fraud-TM- are trademarks, trade names and service marks of the Company and are denoted herein using italics. This Prospectus also includes trademarks, trade names and service marks of companies other than the Company, which are the property of their respective owners.



    The terms "Company" and "Carreker-Antinori" when used in this Prospectus refer to Carreker-Antinori, Inc. and, unless the context requires otherwise, its predecessors and subsidiaries. Concurrently with the offering, the Company has changed its state of incorporation from Texas to Delaware. See "Certain Transactions--The Reincorporation." The Company's principal executive office is located at 14001 N. Dallas Parkway, Suite 1100, Dallas, Texas 75240, and its telephone number at that office is (972) 458-1981. The Company's World Wide Web home page is located at http:\\www.carreker.com. Information contained in the Company's Web site does not constitute, and shall not be deemed to constitute, part of this Prospectus.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS REFLECTS THE RECENT COMPLETION OF THE REINCORPORATION OF THE COMPANY AS A DELAWARE CORPORATION (THE "REINCORPORATION") AND CERTAIN OTHER MATTERS (SEE "CERTAIN TRANSACTIONS"), AND ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION GRANTED TO THE UNDERWRITERS.

                                  THE COMPANY

    Carreker-Antinori is a leading provider of integrated consulting and software solutions that enable banks to increase their revenues, reduce their costs and enhance their delivery of customer services. The Company's offerings include yield management, payment systems, payment electronification and enabling technologies solutions. Carreker-Antinori's solutions assist banks in re-engineering their operational systems and implementing new software applications to increase earning assets, develop new revenue sources, improve operating efficiencies and reduce check fraud losses. The Company believes that its 20 years of experience in the banking industry, combined with its advanced technological expertise, positions it to effectively address and anticipate the challenges and opportunities faced by banks in today's increasingly competitive environment. The Company's customers include approximately two-thirds of the largest 100 bank holding companies in the United States, including Fleet Financial Group, Inc., NationsBank Corporation, Norwest Corporation and SunTrust Banks, Inc.

    The banking industry is one of the nation's largest industries, with aggregate annual revenues of nearly $250 billion. In recent years, the industry has undergone significant change, and today's banking environment is characterized by intense competition, continuing consolidation, changing regulations and rapid technological innovation. In addition to increased competition within the banking industry, banks are encountering significant competition from insurance companies, brokerage houses and other financial institutions, all of which are expanding to provide services that were once within the exclusive domain of banks. While banks historically have focused on reducing their operating expenses to remain competitive, they are today increasingly focusing on developing new sources of revenue growth, automating operations to increase efficiencies and outsourcing commodity-like banking functions to sustain market value growth. To this end, banks are expending significant resources, both internally and through outsourcing arrangements. Information technology expenditures by the industry in 1997 on paper-based payment systems and financial and risk management systems alone are estimated to have been approximately $1.0 billion and $2.3 billion, respectively, of which approximately 59% and 51% were paid to third parties.

    The Company's offerings include yield management, payment systems, payment electronification and enabling technologies solutions. The Company's yield management solutions are designed to quickly increase a bank's revenues through improved operational workflows, pricing structures and liquidity and cash management. The Company's payment systems and payment electronification solutions are designed to reduce check-processing costs through procedural and technological improvements and reduced check fraud and other risks of loss. Carreker-Antinori's enabling technologies convert leading-edge technologies and ideas into practical banking solutions. The Company's solutions are differentiated by virtue of Carreker-Antinori's industry-specific consulting expertise, advanced technology and broad array of integrated, value-added solutions. The Company's objective is to be the leading provider of yield management, payment systems, payment electronification and enabling technologies solutions that enhance the competitiveness of banks. Carreker-Antinori plans to accomplish this objective by: (i) advancing its position as a leading industry innovator; (ii) pursuing strategic alliances and acquisitions; (iii) leveraging its market position to expand its customer base; and (iv) building long-term customer relationships.

    The Company believes that it derives a significant competitive advantage by providing leadership to the banking industry through its association with two high-profile interbank organizations: the Electronic Check Clearing House Organization ("ECCHO"), which is focused on developing the rules and standards for transitioning the check payment system from paper to electronic formats, and Payment Solutions Network, Inc. ("PSN"), which provides database and information-based products and services critical to the realization of the benefits associated with the electronification of the check payment system. The Company's role in these interbank organizations enables it to be an infrastructure development partner to the banking industry, enhancing the Company's ability to provide value-added benefits to banks today and uniquely positioning it to take advantage of the electronification of payment systems in the future. In addition, the Company has recently partnered with UPS Worldwide Logistics, National Processing Company, Fiserv, Inc. and Brink's Incorporated to form INFITEQ, LLC ("INFITEQ"), a single-source provider of specialized outsourcing services to the banking industry for transaction processing, information management, electronic commerce and image technology.

                                  THE OFFERING


Common Stock offered by the Company......................  3,650,000 shares
Common Stock offered by the Selling Stockholders.........  1,450,000 shares
Common Stock to be outstanding after the Offering (1)....  16,427,433 shares
Use of Proceeds..........................................  The Company intends to use the net proceeds for working capital and other general corporate
                                                           purposes, as well as possible strategic
                                                           alliances and acquisitions. See "Use of
                                                           Proceeds."
Nasdaq National Market symbol............................  CANI


                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

                                                                                      YEAR ENDED JANUARY 31,
                                                                       -----------------------------------------------------
                                                                         1994       1995       1996       1997       1998
                                                                       ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
  Total revenues.....................................................  $   9,606  $  13,084  $  18,549  $  29,072  $  40,501
  Income (loss) from operations......................................     (1,284)       593      2,723      2,884      5,009
  Net income (loss) (2)..............................................       (922)       697      1,862      1,376      3,055
  Basic earnings (loss) per share (3)................................       (.08)       .06        .16        .13        .27
  Diluted earnings per share (3).....................................         --        .06        .15        .12        .23
  Shares used in computing basic earnings per share (3)..............     11,547     11,548     11,543     10,914     11,477
  Shares used in computing diluted earnings per share (3)............         --     11,878     12,092     11,878     13,244

                                                                                                    JANUARY 31, 1998
                                                                                               --------------------------
                                                                                                ACTUAL    AS ADJUSTED (4)
                                                                                               ---------  ---------------
BALANCE SHEET DATA:
  Cash and cash equivalents..................................................................  $   1,975     $  38,215
  Working capital............................................................................      7,434        43,674
  Total assets...............................................................................     20,319        56,559
  Long-term debt, net of current portion.....................................................         --            --
  Total stockholders' equity.................................................................      8,624        46,864

------------------------------

(1) Assumes the issuance of 77,000 shares of Common Stock concurrently with the offering upon the exercise by a Selling Stockholder of options under the Company's Long Term Incentive Plan (the "Long Term Incentive Plan") to purchase shares of Common Stock, as well as the issuance of 1,152,174 shares upon the exercise of options outstanding under the Long Term Incentive Plan that terminate if unexercised contemporaneously with the offering. BancAmerica Robertson Stephens has established a loan program to facilitate the exercise of such options. See "Principal and Selling Stockholders" and "Underwriting." Excludes: (i) 4,186,126 shares of Common Stock reserved for issuance under the Long Term Incentive Plan of which options to purchase 2,927,926 shares are outstanding at a weighted average exercise price of $5.35 per share; (ii) 100,000 shares of Common Stock reserved for issuance under the Company's Director Stock Option Plan (the "Director Plan"), none of which are outstanding; and (iii) 221,052 options issued to the Company's non-employee directors at a weighted average exercise price of $0.58 per share. See "Management--Long Term Incentive Plan" and "--Director Stock Option Plan."

(2) Prior to the Company's acquisition of Antinori Software, Inc., a Georgia corporation ("ASI"), on January 31, 1997, ASI had elected to be treated as an S corporation for federal and state income tax purposes. The provision for income tax included as a component of net income for the fiscal years prior to fiscal 1997 reflects a pro forma tax provision which includes estimated federal and state income taxes (by applying statutory income tax rates) that would have been incurred if ASI had been subject to taxation as a C corporation.

(3) See Notes 2 and 10 of Notes to Consolidated Financial Statements for information concerning the calculation of basic and diluted net earnings per share.


(4) Adjusted to give effect to the sale of 3,650,000 shares of Common Stock offered by the Company hereby at an initial public offering price of $11.00 per share after deducting the underwriting discounts and estimated offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

                         ------------------------------

    THE COMPANY'S FISCAL YEAR ENDS JANUARY 31. REFERENCES CONTAINED IN THIS PROSPECTUS TO A GIVEN FISCAL YEAR REFER TO THE TWELVE-MONTH PERIOD ENDED JANUARY 31 OF THE SUCCEEDING YEAR. FOR EXAMPLE, THE FISCAL YEAR ENDED JANUARY 31, 1998 IS REFERRED TO HEREIN AS "FISCAL 1997."

                                  RISK FACTORS

    THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. THE FACTORS SET FORTH BELOW, ALONG WITH THE OTHER INFORMATION CONTAINED HEREIN, SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. FURTHER, THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, GOALS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS APPLY TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. PROSPECTIVE INVESTORS IN THE SHARES OF COMMON STOCK OFFERED HEREBY ARE CAUTIONED THAT, WHILE THE FORWARD-LOOKING STATEMENTS REFLECT THE COMPANY'S GOOD FAITH BELIEFS, THEY ARE NOT GUARANTEES OF FUTURE PERFORMANCE, AND INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. IN ADDITION, THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. SOME OF THE FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

DEPENDENCE ON BANKING INDUSTRY

    The Company derives substantially all of its revenues from solutions provided to banks and other participants in the banking industry. Accordingly, the Company's future success significantly depends upon the continued demand for its solutions within this industry. The Company believes that an important factor in its growth has been the substantial change in the banking industry, as manifested by continuing consolidation, regulatory change, technological innovation and other trends. If this environment of change were to slow, the Company could experience reduced demand for its solutions. In addition, the banking industry is sensitive to changes in economic conditions and is highly susceptible to unforeseen events, such as political instability, recession, inflation or other adverse occurrences that may result in a significant decline in the utilization of bank services. Any event that results in decreased consumer or corporate use of bank services, or increased pressures on banks towards the in-house development and implementation of revenue enhancement or cost reduction measures, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Industry Background."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    The Company has experienced in the past, and expects to experience in the future, significant fluctuations in quarterly operating results. Such fluctuations may be caused by many factors, including but not limited to the extent and timing of revenues recognized, and costs incurred, under value-pricing contracts, the degree of customer acceptance of new solutions, the introduction of new or enhanced solutions by the Company or its competitors, budget concerns of customers, competitive conditions in the industry, seasonal factors, bank purchasing cycles, timing of consolidation decisions by banks, the extent of their international expansion and general economic conditions. See "--Customer Project Risks." In addition, the volume and timing of contract signings during a quarter are difficult to forecast, particularly in light of the Company's historical tendency to have a disproportionately large portion of contract signings in the final weeks of a quarter. Due to the foregoing factors, many of which are beyond the Company's control, quarterly revenues and operating results are difficult to forecast. It is possible that the Company's future quarterly results of operations from time to time will not meet the expectations of securities analysts or investors, which could have a material adverse effect on the market price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Selected Quarterly Results of Operations."

LIMITED OPERATING HISTORY AS A COMBINED COMPANY

    In January 1997, the Company acquired ASI. Accordingly, the Company has only a limited operating history as a combined company upon which an evaluation of the Company and its prospects can be based, and is subject to the risks generally inherent in the establishment and growth of a new business enterprise. The Company is still in the process of integrating ASI's business, management information systems, software products and other operations with the Company's operations. There can be no assurance that the Company will be able to integrate successfully ASI's operations or institute integrated Company-wide systems and procedures to manage successfully the combined enterprise on a profitable basis. The inability of the Company to integrate successfully ASI's operations could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, because the Company's consolidated financial results of operations reflect only one fiscal year of actual integration of the operations of the Company and ASI, these results of operations should not be relied upon as any indication of future performance. See "Certain Transactions--Merger with Antinori Software, Inc."

CUSTOMER CONCENTRATION

    The Company's five largest customers accounted for approximately 49%, 38% and 46% of total revenues during fiscal 1995, 1996 and 1997, respectively. While the Company's significant customers have changed from period to period, Norwest Corporation has consistently ranked as one of the Company's top customers, and accounted for approximately 16%, 16% and 14% of total revenues in fiscal 1995, 1996 and 1997, respectively. The Company's largest customer in fiscal 1997 was Fleet Financial Group, Inc., which accounted for approximately 15% of total revenues in that period. Further, inasmuch as approximately 74% and 85% of the Company's total revenues in fiscal 1997 were derived from companies who were customers of the Company in fiscal 1995 and fiscal 1996, respectively, the Company is dependent to a significant degree on its ability to maintain its existing relationships with these customers. There can be no assurance that the Company will be successful in maintaining its existing customer relationships or in securing additional major customers, and there can be no assurance that the Company can retain or increase the volume of business that it does with such customers. In particular, continuing consolidation within the banking industry may result in the loss of one or more significant customers. Any failure by the Company to retain one or more of its large customers, maintain or increase the volume of business done for such customers or establish profitable relationships with additional customers would have a material adverse effect on the Company's business, financial condition and results of operations.

CUSTOMER PROJECT RISKS


    The Company prices its solutions on a time-and-materials, fixed-price and value-pricing basis. In connection with fixed-price projects, the Company occasionally incurs expenses in excess of its projected costs, and, as a result, achieves lower margins than expected or may incur losses with respect to projects. In connection with value-priced projects, the Company is paid based on an agreed percentage of either projected or actual increased revenues or decreased costs derived by the bank over a period of up to twelve months following the implementation of the Company's solutions. The Company typically must first commit time and resources to develop such projections before a bank will commit to purchase the Company's solutions, and therefore assumes the risk of making these commitments and incurring related expenses with no assurance that the bank will purchase the solutions. In addition, from time to time, a customer will not achieve projected revenues or savings because it belatedly decides not to implement the Company's solutions or the solutions do not produce the projected results, in which case the Company may not be able to collect any or all of the fees provided for in the customer's contract. The nature of the Company's fixed-price and value-pricing arrangements can result in decreased operating margins or losses and could materially and adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview," "Business--The Carreker-Antinori Solution--Reduced Customer Risk" and "--Strategy--Increase Use of High-Margin Pricing Arrangements."


ABILITY TO MANAGE GROWTH

    The Company has experienced significant growth in recent years, and anticipates that additional expansion may be required in order to address potential market opportunities. Any expansion of the

Company's business would place further demands on the Company's management, operational capacity and financial resources. The Company anticipates that it will need to recruit large numbers of qualified personnel in all areas of its operations, including management, sales, marketing, delivery and software development. There can be no assurance that the Company will be effective in attracting and retaining additional qualified personnel, expanding its operational capacity or otherwise managing growth. In addition, there can be no assurance that the Company's systems, procedures or controls will be adequate to support any expansion of the Company's operations. The Company is currently in the process of updating its management information system (the "MIS system"), which could require the Company to provide additional training to existing personnel or hire additional personnel. If the Company cannot implement the new MIS system in a timely manner, the Company's ability to manage growth effectively or generate timely quarterly reports could be materially and adversely affected. The failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategy--Pursue Strategic Alliances and Acquisitions."

MARKET ACCEPTANCE OF THE COMPANY'S SOLUTIONS

    The Company's success depends upon continued demand for its solutions. Market acceptance of the Company's existing and future solutions depends on several factors including: (i) the ease with which such solutions can be implemented and used; (ii) the performance and reliability of such solutions;
(iii) the degree to which customers achieve expected revenue gains, cost savings and performance enhancements; and (iv) the extent to which the Company's customers and prospective customers are able to implement alternative approaches to meet their business development and cost-saving needs. Some of the foregoing factors are beyond the Company's control. There can be no assurance that the Company's customers will realize the intended benefits of the Company's solutions or that the Company's solutions will achieve continued or increased market acceptance. Any significant or ongoing failure to achieve such benefits or to maintain or increase market acceptance would restrict substantially the future growth of the Company and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products and Services."

ABSENCE OF LONG-TERM AGREEMENTS

    The Company typically provides services to customers on a project-by-project basis without long-term agreements. When a customer defers, modifies or cancels a project, the Company must be able to rapidly redeploy its personnel to other projects in order to minimize the underutilization of its personnel and the resulting adverse impact on operating results. In addition, the Company's operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in progress. As a result, any termination, significant reduction or modification of its business relationships with any of its significant customers or with a number of smaller customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Sales and Marketing."

POTENTIAL FOR SOFTWARE AND/OR SOLUTIONS DEFECTS

    The Company's solutions at times in the past have been, and in the future may be, incompatible with the operating environments of its customers or inappropriate to address their needs, resulting in additional costs being incurred by the Company in rendering services to its customers. Further, like other software products, the Company's software occasionally has contained undetected errors, or "bugs," which become apparent through use of the software. Because the Company's new or enhanced software initially is installed at a limited number of sites and operated by a limited number of users, such errors and/or incompatibilities may not be detected for a number of months after delivery of the software. The foregoing errors in the past have resulted in the deployment of Company personnel and funds to cure errors, resulting in cost overruns and delays in solutions development and enhancement. Moreover, solutions with substantial errors could be rejected by or result in damages to customers, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that errors or defects will not be discovered in the future, potentially causing delays in solution implementation or requiring design modifications that could adversely affect the Company's business, financial condition and results of operations. It is also possible that errors or defects in the Company's solutions could give rise to liability claims against the Company. See "Business--Technology."

COMPETITION

    The Company competes with third-party providers of services and software products to the banking industry, including firms providing consulting services, such as Andersen Consulting, Electronic Data Systems Corporation and KMPG Peat Marwick LLP, and software companies, such as Earnings Performance Group, Inc., Pegasystems Inc., Sterling Software, Inc. and Transoft International, Inc. Many of these competitors have significantly greater financial, technical, marketing and other resources than the Company. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than can the Company. Also, several of the Company's current and potential competitors have greater name recognition and larger customer bases that such competitors could leverage to increase market share at the Company's expense. The Company expects to face increased competition as other established and emerging companies enter the banking services market. Increased competition could result in price reductions, fewer customer orders and loss of market share, any of which could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current or future competitors, and the failure to do so would have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business--Competition."

    In addition to competing with a variety of third parties, the Company experiences competition from its customers and potential customers. From time to time, these potential customers develop, implement and maintain their own services and applications for revenue enhancements, cost reductions and/or enhanced customer services, rather than purchasing services and related products from third parties. As a result, the Company must continuously educate existing and prospective customers about the advantages of purchasing its solutions. There can be no assurance that these customers or other potential customers will perceive sufficient value in the Company's solutions to justify investing in them. In addition, customers or potential customers could enter into strategic relationships with one or more of the Company's competitors to develop, market and sell competing services or products.

USE OF INDEPENDENT CONTRACTORS

    The Company often provides solutions through independent contractors. As the Company does not treat these individuals as its employees, it does not pay federal or state employment taxes or withhold federal or state employment or income taxes from compensation paid to such persons. The Company also does not consider these persons to qualify as eligible for coverage or benefits provided under its employee benefit plans or include these persons when evaluating the compliance of its employee benefit plans with the requirements of the Internal Revenue Code. Additionally, the Company does not treat such persons as employees for purposes of worker's compensation, labor and employment, or other legal purposes. From time to time, the Company may face legal challenges to the appropriateness of the characterization of such persons as independent contractors from governmental agencies, the independent contractors themselves or some other person or entity. The determination of such a legal challenge generally will be determined on a case-by-case basis in view of the particular facts of each case. The fact-specific nature of such a determination raises the risk that from time to time an individual that the Company has characterized as an independent contractor will be reclassified as an employee for these or other legal purposes. In the event persons engaged by the Company as independent contractors are determined to be employees by the

Internal Revenue Service (the "IRS") or any applicable taxing authority, the Company would be required to pay applicable federal and state employment taxes and withhold income taxes with respect to such persons and could become liable for amounts required to be paid or withheld in prior periods and for costs, penalties and interest thereon. In addition, the Company could be required to include such persons in its employee benefit plans on a retroactive, as well as a current, basis. Furthermore, depending on the party that makes the legal challenge and the remedy sought, the Company could be subject to other liabilities sought by governmental authorities or private persons. At April 30, 1998, 53 consultants were engaged by the Company as independent contractors. Any challenge by the IRS, state authorities or private litigants resulting in a determination that such persons are employees would have a material adverse effect on the Company's business, financial condition and results of operations. In October 1997, a bill was introduced in the United States House of Representatives that would amend the Internal Revenue Code to establish more stringent requirements for the engagement of independent contractors. The Company is unable to assess the likelihood that this bill or similar legislation will be enacted. Further, the Company's ability to retain independent contractors could in the future deteriorate, due in part to the lower commitment level that such contractors have to the Company. See "Business--Independent Contractors."

DEPENDENCE ON KEY PERSONNEL

    The Company's future success depends, in significant part, upon the continued services of John D. Carreker, Jr., its Chairman of the Board and Chief Executive Officer, as well as other executive officers and key personnel. The loss of services of Mr. Carreker or one or more of the Company's other executive officers or key employees could have a material adverse effect on the Company's business, financial condition and results of operations, and there can be no assurance that the Company will be able to retain its executive officers or key personnel. The Company does not maintain key-man life insurance covering any of its executive officers or other key personnel. See "Management."

ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

    The Company's future success depends upon its continuing ability to attract and retain highly qualified banking, technical and managerial personnel. Competition for such personnel is intense, and the Company at times has experienced difficulties in attracting the desired number of such individuals. Further, the Company's employees frequently have left the Company to work in-house with the Company's customers. There can be no assurance that the Company will be able to attract or retain a sufficient number of highly qualified employees or independent contractors in the future. If the Company is unable to attract personnel in key positions, the Company's business, financial condition and results of operations could be materially and adversely affected.

IMPACT OF TECHNOLOGICAL ADVANCES

    The Company's future success will depend, in part, upon its ability to enhance its existing solutions, develop and introduce new solutions that address the increasingly sophisticated and varied needs of its current and prospective customers, develop leading technology and respond to technological advances and emerging industry standards on a timely and cost-effective basis. There can be no assurance that future advances in technology will be beneficial to, or compatible with, the Company's business or that the Company will be able to incorporate such advances into its business. In addition, keeping abreast of technological advances in the Company's business may require substantial expenditures and lead time. There can be no assurance that the Company will be successful in using new technologies, adapting its solutions to emerging industry standards or developing, introducing and marketing solution enhancements or new solutions, or that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these solutions. If the Company incurs increased costs or is unable, for technical or other reasons, to develop and introduce new solutions or enhancements of existing solutions in a timely manner in response to changing market conditions or customer requirements, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business--Solutions Development."

DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISK OF INFRINGEMENT

    The Company's success significantly depends upon its proprietary technology and information. The Company relies upon a combination of patent, copyright, trademark and trade secret laws and confidentiality procedures to protect its proprietary technology and information. The Company generally has relied on common law rights to protect the use of its name, technology and brands. The Company has a number of issued patents and one registered trademark. There can be no assurance that the steps taken by the Company to protect its services and products are adequate to prevent misappropriation of its technology or that the Company's competitors independently will not develop technologies that are substantially equivalent or superior to the Company's technology. Further, it is very difficult to police unauthorized use of the Company's software due to the nature of software. Any such misappropriation of the Company's proprietary technology or information or the development of competitive technologies could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the laws of certain countries in which the Company's software is distributed do not protect the Company's intellectual property rights to the same extent as the laws of the United States. For example, the laws of a number of foreign jurisdictions in which the Company licenses its software protect trademarks solely on the basis of the first to register. The Company currently does not possess any trademark registrations in foreign jurisdictions, although it does have copyright protection of its software under the provisions of various international conventions. Accordingly, intellectual property protection of its services and products may be ineffective in many foreign countries. In summary, there can be no assurance that the protection provided by the laws of the United States or such foreign jurisdictions will be sufficient to protect the Company's proprietary technology or information.

    The Company could incur substantial costs in protecting and enforcing its intellectual property rights. Although presently there are no pending or threatened intellectual property claims against the Company, third parties may, in the future, assert patent, trademark, copyright and other intellectual property right claims to technologies which are incorporated into the Company's solutions. In such event, the Company may be required to incur significant costs in reaching a resolution to the asserted claims. There can be no assurance that such a resolution would not require that the Company pay damages or obtain a license to the third party's intellectual property rights in order to continue licensing the Company's software as currently offered or, if such a third-party license is required, that it would be available on terms acceptable to the Company.

    Certain technology used in the Company's current software and software in development includes technology licensed from third parties. These licenses generally require the Company to pay royalties and to fulfill confidentiality obligations. The termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delays in the Company's ability to implement solutions or in delays in the introduction of the Company's new or enhanced solutions while it searches for similar technology from alternative sources, if any, which would prove costly. Any need to implement alternative technology could prove to be very expensive for the Company and any delay in solution implementation could result in a material adverse effect on the business, financial condition and results of operations of the Company. It may also be necessary or desirable in the future to obtain additional licenses for use of third-party products in the Company's solutions and there can be no assurance that the Company will be able to do so on commercially reasonable terms, if at all. See "Business--Proprietary Rights."

YEAR 2000 COMPLIANCE


    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies, including those used by Carreker-Antinori, may need to be upgraded to comply with such "Year 2000" requirements. In addition, if banks dedicate a significant portion of their information technology budgets to the resolution of Year 2000 issues, their ability to purchase the Company's solutions may be adversely affected, which could have a material adverse effect on the Company's business, financial condition and results of operations. Although most of the software currently offered by the Company is either designed to be Year 2000 compliant or has been upgraded to be Year 2000 compliant, the Company still offers some software which has imbedded software developed by a third party that may not be Year 2000 compliant. The Company is in the process of correcting this situation for a number of its customers. There can be no assurance that the Company's Year 2000 compliant software or related upgrades contain all necessary date code changes or that such software or upgrades will interface with its customers' other software programs. Further, liability claims could arise out of the Company's delivery of solutions that address Year 2000 issues to the extent that such solutions do not effectively address such issues, and the failure of such solutions to effectively address Year 2000 issues could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, although the Company believes that each of the software programs used in its MIS system and other internal programs is Year 2000 compliant, there can be no assurance that such software will be Year 2000 compliant, and any failure to be so compliant may require additional expenditures by the Company to rectify the noncompliance.


POTENTIAL LIABILITY CLAIMS

    As a result of the Company's provision of solutions that address critical functions of bank operations, the Company is exposed to possible liability claims from banks and their customers. Although the Company has not experienced any material liability claims to date, there can be no assurance that the Company will not become subject to such claims in the future. A liability claim against the Company could have a material adverse effect on its business, financial condition and results of operations.

RISKS ASSOCIATED WITH POTENTIAL STRATEGIC ALLIANCES OR ACQUISITIONS

    Except as described immediately below, the Company has no current agreements or negotiations underway with respect to any potential strategic alliances or acquisitions. The Company does, however, regularly evaluate such opportunities and may enter into strategic alliances or make acquisitions of other companies or technologies in the future. Risks inherent in alliances include, among others: (i) substantial investment of the Company's resources in the alliance;
(ii) inability to realize the intended benefits of an alliance; (iii) increased reliance on third parties; (iv) increased payment of third-party licensing fees or royalties for the incorporation of third-party technology into the Company's solutions; and (v) inadvertent transfer of the Company's proprietary technology to strategic "partners." Acquisitions involve numerous risks, including difficulties in assimilating acquired operations and products, diversion of management's attention from other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired companies. There can be no assurance that the Company will be successful in identifying and entering into strategic alliances, if at all, and any inability to do so could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company will be able to integrate successfully any operations, personnel or services that might be acquired in the future, and a failure by the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Strategy."

    The Company is currently providing management services to ECCHO and PSN, which enables it to be an infrastructure development partner to the banking industry. These relationships, and the Company's participation in INFITEQ, are forms of strategic alliances. In order to support the formation and growth of PSN, the Company invested time and technological resources in PSN (for which it received an equity interest that was later sold for a gain) and has loaned to PSN an aggregate of $582,000 ($500,000 of which has been reserved due to the Company's belief that collection is doubtful). The Company has also invested time and technological resources in the formation and growth of ECCHO and INFITEQ, although it has not invested any funds directly in those entities. In addition, the Company has experienced, and may continue to experience, delays in collections of management fees from these respective strategic alliances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Strategic Banking Initiatives" and Note 8 of Notes to Consolidated Financial Statements.

GOVERNMENT REGULATION

    The Company's primary customers are banks. Although the solutions currently offered by the Company have not been subject to any material, specific government regulation, the banking industry is regulated heavily, and the Company expects that such regulation will affect the relative demand for the Company's solutions. There can be no assurance that federal, state or foreign governmental authorities will not adopt new regulations, and any adoption of new regulations could require the Company to modify its current or future solutions. The adoption of laws or regulations affecting the Company's or its customers' business could reduce the Company's growth rate or could otherwise have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    The Company recently has begun to provide solutions to banks outside the United States, and a key component of the Company's growth strategy is to broaden its international operations. The Company's international operations are subject to risks inherent in the conduct of international business, including unexpected changes in regulatory requirements, exchange rates, export license requirements, tariffs and other economic barriers to free trade, political and economic instability, limited intellectual property protection, difficulties in collecting payments and potentially adverse tax and labor consequences. Certain of the Company's international sales are denominated in local currencies, and the impact of future exchange rate fluctuations on the Company's financial condition and results of operations cannot be accurately predicted. There can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse effect on revenue from international sales and thus the Company's business, financial condition and results of operations. See "Business--Strategy."

MANAGEMENT'S DISCRETION AS TO USE OF UNALLOCATED NET PROCEEDS

    The Company has designated only limited specific use for the net proceeds to the Company from the sale of Common Stock in the offering. The Company expects to use the net proceeds for working capital and other general corporate purposes, as well as possible strategic alliances and acquisitions. Consequently, the Board of Directors and management of the Company will have broad discretion in allocating a significant portion of the net proceeds to the Company from the offering. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds."

BENEFITS OF OFFERING TO CURRENT STOCKHOLDERS

    The current stockholders of the Company will benefit from the offering in that (a) a public market will be created for shares of the Company's Common Stock, (b) a substantial portion of the proceeds to be received by the Selling Stockholders from the sale of their shares in the offering will constitute gain and

(c) the current stockholders will have substantial unrealized gain with respect to shares of the Company's Common Stock owned by them following the offering. The aggregate acquisition cost to the Selling Stockholders with respect to the shares to be sold by them in the offering is approximately $293,726, and they will therefore realize an aggregate gain of approximately $14.5 million with respect to the shares sold by them in the offering; in addition, the current stockholders of the Company will have unrealized gains on shares of the Company's Common Stock beneficially held by them following the offering of approximately $109.9 million (in each case using the initial public offering price of $11.00 per share and taking into account the underwriting discounts). See "Principal and Selling Stockholders."


CONTROL BY OFFICERS AND DIRECTORS

    Upon completion of the offering, the Company's executive officers and directors will beneficially own, in the aggregate, 62.9% of the Company's outstanding Common Stock (62.5% if the Underwriters' over-allotment option is exercised). Accordingly, these persons, if acting together, will have substantial control over matters requiring approval by the stockholders of the Company, including the election of directors. See "--Anti-Takeover Matters," "Management" and "Principal and Selling Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the offering, the Company will have an aggregate of 16,427,433 shares of Common Stock outstanding. Of these shares, all of the shares sold in the offering will be freely transferable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by "affiliates" of the Company, as such term is defined in Rule 144 under the Securities Act. The remaining 11,327,433 shares constitute "restricted securities" within the meaning of Rule 144. Of these "restricted securities," 9,836,570 shares have been held for the required one-year period and will be freely tradeable upon completion of the offering, subject to the 180-day lock-up period described below. With respect to the remaining 1,490,863 "restricted securities," the Company intends to file a registration statement on Form S-8 after the offering providing for the resale of approximately 1,152,174 shares of Common Stock, with the balance of such shares remaining subject to the requisite Rule 144 one-year holding period and other limitations (provided, that the sale of all such shares will in any event be subject to the 180-day lock up period described below). In addition, the holders of 8,443,448 shares have certain rights to have shares registered in the future under the Securities Act pursuant to the terms of agreements between such holders and the Company. The Company, its executive officers, directors and principal and other stockholders who will hold, collectively, 11,315,883 shares of Common Stock after the offering, have agreed not to offer or sell any shares of Common Stock for a period of 180 days following the date of this Prospectus without the prior written consent of BancAmerica Robertson Stephens, except that the Company may issue shares of Common Stock in connection with acquisitions and pursuant to the exercise of stock options described in this Prospectus. On the date of this Prospectus, the Company had outstanding options to purchase 3,148,978 shares of Common Stock, of which 1,075,752 shares may be eligible for resale beginning 90 days following the date of this Prospectus. The Company intends to register all of the shares of Common Stock reserved for issuance pursuant to the Long Term Incentive Plan and the Director Plan under the Securities Act for public resale. Sales of substantial amounts of shares of Common Stock in the public market after the offering, or the perception that such sales could occur, may adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."


IMMEDIATE AND SUBSTANTIAL DILUTION


    Purchasers of Common Stock in the offering will incur immediate and substantial dilution in the amount of $8.08 per share, at an initial public offering price of $11.00 per share. To the extent that outstanding options to purchase the Common Stock are exercised, there will be further dilution. See "Dilution."

ANTI-TAKEOVER MATTERS

    The Company's Certificate of Incorporation (the "Certificate") and Bylaws ("Bylaws") contain provisions that may have the effect of delaying, deterring or preventing a potential takeover of the Company that stockholders purchasing shares in the offering may consider to be in their best interests. The Certificate and Bylaws provide for a classified Board of Directors serving staggered terms of three years, prevent stockholders from calling a special meeting of stockholders and prohibit stockholder action by written consent. The Certificate also authorizes only the Board of Directors to fill vacancies, including newly-created directorships, and states that directors of the Company may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the outstanding shares of the voting stock, voting together as a single class. Section 203 of the Delaware General Corporation Law, which is applicable to the Company, contains provisions that restrict certain business combinations with interested stockholders, which may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company. See "Description of Capital Stock--Delaware Anti-Takeover Law and Certain Charter Provisions."

ABSENCE OF A PRIOR PUBLIC MARKET


    Prior to the offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price of the Common Stock was determined through negotiations among the Company, the Selling Stockholders and the Underwriters and may not be indicative of the market price for the Common Stock after the offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.


POTENTIAL VOLATILITY OF STOCK PRICE

    The market price for the Common Stock following the offering will be affected by a number of factors, including the announcement of new products, product enhancements or services by the Company or its competitors, quarterly variations in the Company's results of operations or results of operations of the Company's competitors, changes in earnings estimates or recommendations by securities analysts, developments in the Company's industry and in the banking industry, general market and economic conditions and other factors, including factors unrelated to the operating performance of the Company or its competitors. In addition, stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such factors and fluctuations may adversely affect the market price of the Company's Common Stock.

                                USE OF PROCEEDS


    The net proceeds to the Company from its sale of 3,650,000 shares of Common Stock offered hereby at an initial public offering price of $11.00 per share are estimated to be $36.2 million ($36.9 million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discounts and estimated offering expenses payable by the Company. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.


    The principal purposes of the offering are to increase the Company's equity capital, to create a public market for the Common Stock, to facilitate the future access by the Company to public equity markets, to provide liquidity for certain of the Company's existing stockholders and to provide increased visibility of the Company in a marketplace where many of its competitors are publicly-held companies.

    The Company intends to use the proceeds of the offering for working capital and other general corporate purposes, including expenses related to the recruitment and retention of additional personnel associated with the Company's anticipated growth. The Company may also use a portion of the net proceeds for possible strategic alliances and acquisitions of businesses, products and technologies that are complementary to those of the Company. Pending such uses, the Company plans to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

    The Company continues to evaluate potential strategic alliances and acquisitions, and to identify and have preliminary discussions with potential strategic alliance and/or acquisition candidates, although there are, as of the date of this Prospectus, no agreements, arrangements or understandings between the Company and any party relating thereto.

                                DIVIDEND POLICY

    The Company has not paid a cash dividend on shares of its Common Stock since its incorporation (although prior to its acquisition by the Company, ASI did make cash dividend payments principally to enable its shareholders to pay income taxes arising out of ASI's status as an S corporation). The Company currently intends to retain its earnings in the future to support operations and finance its growth and, therefore, does not intend to pay cash dividends on the Common Stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of the Board of Directors and subject to certain limitations under the Delaware General Corporation Law and will depend upon factors such as the Company's earnings levels, capital requirements, financial condition and other factors deemed relevant by the Board of Directors. The Company is prohibited from paying cash dividends under the terms of its current line of credit agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of January 31, 1998: (i) on an actual basis and (ii) as adjusted to give effect to the sale by the Company of 3,650,000 shares of Common Stock offered hereby at an initial public offering price of $11.00 per share and the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.


                                                                                      JANUARY 31, 1998
                                                                                    --------------------
                                                                                                  AS
                                                                                     ACTUAL    ADJUSTED
                                                                                    ---------  ---------
                                                                                       (In thousands)
Common Stock subject to put (1)...................................................  $   2,000  $  --
Stockholders' equity:
  Preferred Stock, $.01 par value, 2,000,000 shares authorized; no shares
    outstanding...................................................................     --         --
  Common Stock, $.01 par value, 100,000,000 shares authorized; 12,007,611 shares
    issued, actual; 15,657,611 shares issued, as adjusted (2).....................        120        157
  Additional paid-in capital......................................................      2,078     40,281
  Retained earnings...............................................................      7,690      7,690
  Treasury Stock, at cost: 367,044 shares, actual and as adjusted.................       (510)      (510)
  Deferred compensation (3).......................................................       (754)      (754)
                                                                                    ---------  ---------
      Total stockholders' equity..................................................      8,624     46,864
                                                                                    ---------  ---------
        Total capitalization......................................................  $  10,624  $  46,864
                                                                                    ---------  ---------
                                                                                    ---------  ---------

------------------------

(1) Relates to shares of Common Stock redeemable at the option of Science Applications International Corporation ("SAIC"). SAIC's right to require the Company to repurchase its shares of Common Stock terminates upon the consummation of the offering. See "Certain Transactions--Sale of Shares to SAIC" and Note 6 of Notes to Consolidated Financial Statements.


(2) Does not give effect to the contemplated issuance of 77,000 shares of Common Stock to a Selling Stockholder upon the exercise of options under the Long Term Incentive Plan, and the issuance of 1,152,174 shares of Common Stock anticipated to be issued upon the exercise of certain other options under the Long Term Incentive Plan concurrently with the offering. See "Principal and Selling Stockholders" and "Underwriting." Also excludes: (i) 4,186,126 shares of Common Stock reserved for issuance under the Company's Long Term Incentive Plan, of which options to purchase 2,927,926 shares of Common Stock are outstanding at a weighted average exercise price of $5.35 per share; (ii) 100,000 shares of Common Stock reserved for issuance under the Company's Director Plan, none of which are outstanding; and (iii) 221,052 options issued to the Company's non-employee directors at a weighted average exercise of price of $0.58 per share. See "Management--Long Term Incentive Plan" and "--Director Stock Option Plan."


(3) Relates to shares of restricted stock granted to certain employees under the Long Term Incentive Plan. See Note 7 of Notes to Consolidated Financial Statements.

                                    DILUTION


    The net tangible book value of the Company as of January 31, 1998 was $6.4 million, or $0.55 per share of Common Stock. Net tangible book value per share is equal to the Company's total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding. After giving effect to the sale of 3,650,000 shares of Common Stock offered by the Company hereby (at an initial public offering price of $11.00 per share) and after deduction of the underwriting discounts and estimated offering expenses payable by the Company and the application of the estimated net proceeds therefrom, the adjusted net tangible book value of the Company as of January 31, 1998 would have been approximately $44.6 million or $2.92 per share. This represents an immediate increase in net tangible book value of $2.37 per share to existing stockholders and an immediate dilution of $8.08 per share to new investors purchasing shares of Common Stock in the offering. The following table illustrates this dilution:



Initial public offering price per share.............................             $   11.00
  Net tangible book value per share at January 31, 1998.............  $    0.55
  Increase per share attributable to new investors..................       2.37
                                                                      ---------
Pro forma net tangible book value per share after offering..........                  2.92
                                                                                 ---------
Dilution per share to new investors.................................             $    8.08
                                                                                 ---------
                                                                                 ---------


    The following table summarizes the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by the investors purchasing shares of Common Stock offered hereby, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company:

                                                      SHARES PURCHASED          TOTAL CONSIDERATION
                                                  -------------------------  --------------------------  AVERAGE PRICE
                                                     NUMBER       PERCENT       AMOUNT        PERCENT      PER SHARE
                                                  ------------  -----------  -------------  -----------  -------------
Existing stockholders (1).......................    12,777,433       77.8%   $   6,263,838       13.5%     $    0.49
New investors (1)...............................     3,650,000       22.2       40,150,000       86.5          11.00
                                                  ------------      -----    -------------      -----
  Total.........................................    16,427,433      100.0%   $  46,413,838      100.0%
                                                  ------------      -----    -------------      -----
                                                  ------------      -----    -------------      -----

------------------------

(1) Sales by the Selling Stockholders in the offering will reduce the number of shares held by existing stockholders to 11,327,433 shares, or 69.0% of the total shares of Common Stock outstanding after the offering, and will increase the number of shares held by new investors to 5,100,000 shares, or 31.0% of the total shares of Common Stock outstanding after the offering. If the Underwriters' over-allotment option is exercised in full, the number of shares held by new investors will increase to 5,865,000 shares, or 35.7% of the total shares of Common Stock outstanding after the offering. See "Principal and Selling Stockholders."

    The foregoing computations assume no exercise of outstanding stock options, other than the assumed exercise of 77,000 options by a Selling Stockholder contemporaneously with the offering and the assumed exercise of 1,152,174 options that will otherwise terminate if unexercised contemporaneously with the completion of the offering. See "Principal and Selling Stockholders" and "Underwriting." Options to purchase 2,927,926 shares of Common Stock are outstanding under the Company's Long Term Incentive Plan at a weighted average exercise price of $5.35 per share and options to purchase 221,052 shares of Common Stock are outstanding at a weighted average exercise price of $0.58 per share and are held by the Company's non-employee directors. To the extent these options are exercised, there will be further dilution to new investors in the offering. See "Management--Long Term Incentive Plan" and "--Director Stock Option Plan."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following consolidated statements of operations data for each of the three years in the period ended January 31, 1998 and the consolidated balance sheet data as of January 31, 1997 and 1998 have been derived from the consolidated financial statements of the Company that have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The consolidated balance sheet data as of January 31, 1996 has been derived from the Company's consolidated financial statements which have also been audited by Ernst & Young LLP, independent auditors. The consolidated financial data as of and for the years ended January 31, 1994 and 1995 are derived from the unaudited consolidated financial statements of the Company. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                                                 YEAR ENDED JANUARY 31,
                                                                                             -------------------------------
                                                                                               1994       1995       1996
                                                                                             ---------  ---------  ---------
                                                                                             (In thousands, except per share
                                                                                                          data)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Consulting and management service fees...................................................  $   4,996  $   6,090  $   9,635
  Software license fees....................................................................      2,159      2,793      3,660
  Software maintenance and implementation fees.............................................      1,927      3,192      4,184
  Hardware sales...........................................................................        524      1,009      1,070
                                                                                             ---------  ---------  ---------
    Total revenues.........................................................................      9,606     13,084     18,549
                                                                                             ---------  ---------  ---------
Cost of revenues:
  Consulting and management service fees...................................................      3,042      3,828      5,303
  Software license fees....................................................................        829        803        700
  Software maintenance and implementation fees.............................................      1,349      2,030      2,408
  Hardware sales...........................................................................        497        784        753
                                                                                             ---------  ---------  ---------
    Total cost of revenues.................................................................      5,717      7,445      9,164
                                                                                             ---------  ---------  ---------
Gross profit...............................................................................      3,889      5,639      9,385
                                                                                             ---------  ---------  ---------
Operating costs and expenses:
  Selling, general and administrative......................................................      4,563      4,370      5,702
  Research and development.................................................................        610        676        906
  Merger related costs.....................................................................         --         --         54
                                                                                             ---------  ---------  ---------
    Total operating costs and expenses.....................................................      5,173      5,046      6,662
                                                                                             ---------  ---------  ---------
Income (loss) from operations..............................................................     (1,284)       593      2,723

Other income (expense).....................................................................        (47)       568        304
                                                                                             ---------  ---------  ---------

Income (loss) before provision for income taxes............................................     (1,331)     1,161      3,027
Provision for income taxes (1).............................................................       (409)       464      1,165
                                                                                             ---------  ---------  ---------
Net income (loss)..........................................................................  $    (922) $     697  $   1,862
                                                                                             ---------  ---------  ---------
                                                                                             ---------  ---------  ---------
Basic earnings (loss) per share (2)........................................................       (.08)       .06        .16
Diluted earnings per share (2).............................................................         --        .06        .15
Shares used in computing basic earnings per share (2)......................................     11,547     11,548     11,543
Shares used in computing diluted earnings per share (2)....................................         --     11,878     12,092


                                                                                               1997       1998
                                                                                             ---------  ---------

STATEMENT OF OPERATIONS DATA:
Revenues:
  Consulting and management service fees...................................................  $  14,407  $  21,314
  Software license fees....................................................................      6,398     10,200
  Software maintenance and implementation fees.............................................      5,799      7,429
  Hardware sales...........................................................................      2,468      1,558
                                                                                             ---------  ---------
    Total revenues.........................................................................     29,072     40,501
                                                                                             ---------  ---------
Cost of revenues:
  Consulting and management service fees...................................................      8,794     12,394
  Software license fees....................................................................      1,307      1,412
  Software maintenance and implementation fees.............................................      3,108      5,369
  Hardware sales...........................................................................      1,746      1,340
                                                                                             ---------  ---------
    Total cost of revenues.................................................................     14,955     20,515
                                                                                             ---------  ---------
Gross profit...............................................................................     14,117     19,986
                                                                                             ---------  ---------
Operating costs and expenses:
  Selling, general and administrative......................................................      8,649     11,529
  Research and development.................................................................      1,161      3,448
  Merger related costs.....................................................................      1,423         --
                                                                                             ---------  ---------
    Total operating costs and expenses.....................................................     11,233     14,977
                                                                                             ---------  ---------
Income (loss) from operations..............................................................      2,884      5,009
Other income (expense).....................................................................       (386)        99
                                                                                             ---------  ---------
Income (loss) before provision for income taxes............................................      2,498      5,108
Provision for income taxes (1).............................................................      1,122      2,053
                                                                                             ---------  ---------
Net income (loss)..........................................................................  $   1,376  $   3,055
                                                                                             ---------  ---------
                                                                                             ---------  ---------
Basic earnings (loss) per share (2)........................................................        .13        .27
Diluted earnings per share (2).............................................................        .12        .23
Shares used in computing basic earnings per share (2)......................................     10,914     11,477
Shares used in computing diluted earnings per share (2)....................................     11,878     13,244

                                                                                                       JANUARY 31,
                                                                                             -------------------------------
                                                                                               1994       1995       1996
                                                                                             ---------  ---------  ---------
BALANCE SHEET DATA:
  Cash and cash equivalents................................................................  $     461  $   1,220  $   3,072
  Working capital..........................................................................      1,071      2,813      4,324
  Total assets.............................................................................      6,208      8,747     10,892
  Common Stock subject to put (3)..........................................................         --         --         --
  Long-term debt, net of current portion...................................................        163         63         --
  Total stockholders' equity...............................................................      2,723      3,665      5,443


                                                                                               1997       1998
                                                                                             ---------  ---------
BALANCE SHEET DATA:
  Cash and cash equivalents................................................................  $   3,443  $   1,975
  Working capital..........................................................................      5,682      7,434
  Total assets.............................................................................     16,900     20,319
  Common Stock subject to put (3)..........................................................      2,000      2,000
  Long-term debt, net of current portion...................................................         --         --
  Total stockholders' equity...............................................................      5,342      8,624

------------------------
(1) Prior to the Company's acquisition of ASI on January 31, 1997, ASI had elected to be treated as an S corporation for federal and state income tax purposes. The provision for income tax included as a component of net income for the fiscal years prior to fiscal 1997 reflects a pro forma tax provision which includes estimated federal and state income taxes (by applying statutory income tax rates) that would have been incurred if ASI had been subject to taxation as a C corporation.

(2) See Notes 2 and 10 of Notes to Consolidated Financial Statements for information concerning the calculation of basic and diluted net earnings per share.

(3) Relates to Common Stock redeemable at the option of SAIC. SAIC's right to require the Company to repurchase its Common Stock terminates upon completion of the offering. See "Certain Transactions--Sale of Shares to SAIC" and Note 6 of Notes to Consolidated Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Carreker-Antinori is a leading provider of integrated consulting and software solutions that enable banks to increase their revenues, reduce their costs and enhance their delivery of customer services. The Company was founded in 1978 to provide consulting services to banks, and subsequently integrated software products into its banking solutions. With its acquisition of Antinori Software, Inc., a Georgia corporation ("ASI"), the Company was able to significantly enhance its portfolio of software products. The acquisition of ASI was accounted for as a pooling of interests and, accordingly, the Company's Consolidated Financial Statements and Notes thereto, as well as all other financial and statistical data presented in this Prospectus, have been restated to include ASI's financial position and results of operations for all periods prior to and including the period ended January 31, 1997.

    The Company derives its revenues from consulting and management service fees, software license fees, software maintenance and implementation fees and hardware sales. While many customer contracts provide for both the performance of consulting services and the license of related software, some customer contracts require only the performance of consulting services or only a software license (and, at the election of the customer, related implementation services and/or annual software maintenance services). The Company enters into these contracts with its customers on a project-by-project basis. The Company also derives management service fees from the performance of comprehensive management services for ECCHO, PSN and INFITEQ.

    A substantial majority of the Company's revenues are generated from contracts with bank holding companies with assets over $50 billion ("Tier I Banks") and bank holding companies and independent banks with assets of between $5 billion and $50 billion ("Tier II Banks"). The Company seeks to establish long-term relationships with its customers that will lead to on-going projects utilizing the Company's solutions. The Company is typically retained to perform one or more discrete projects for a customer, and uses these opportunities to extend its solutions into additional areas of the customer's operations. To this end, approximately 74% and 85% of the Company's total revenues in fiscal 1997 were derived from companies who were customers of the Company in fiscal 1995 and fiscal 1996, respectively. See "Business--Customers and Markets."

    CONSULTING AND MANAGEMENT SERVICE FEES. The Company employs three primary pricing methods in connection with its delivery of consulting and management services. First, the Company may price its delivery of consulting and management services on the basis of time and materials, in which case the customer is charged agreed daily rates for services performed and out-of-pocket expenses. In such a case, fees and related amounts are generally payable on a monthly basis, and revenue is recognized as the services are performed. Second, consulting and management services may be delivered on a fixed-price basis. In this case, payments are made to the Company on a monthly basis or pursuant to an agreed upon payment schedule, and revenue is recognized on a percentage-of-completion basis. Any anticipated losses on a fixed-price contract are recognized when estimable. Third, the Company may deliver consulting and management services pursuant to a value-pricing contract with the customer. In this case, the Company is paid, on an agreed upon basis with the customer, either a specified percentage of (i) the projected increased revenues or decreased costs that are expected to be derived by the customer over a period of up to twelve months following implementation of the Company's solution or (ii) the actual increased revenues and/or decreased costs experienced by the customer over a period of up to twelve months following implementation of the Company's solution, subject in either case to a ceiling, if any is agreed to, on the total amount of payments to be made to the Company. Such contracts typically provide for the Company to receive from 10% to 30% of the projected or actual increased revenues or decreased costs, with payments to be made to the Company pursuant to an agreed upon schedule ranging from one to twelve months in length. Revenues generated from rendering consulting and management services in connection with value-priced contracts based upon projected results are recognized only upon completion of all services and agreement upon the actual fee to be paid (even though billings for such services may be delayed by mutual agreement for periods generally not to exceed six months). When fees are to be paid based on a percentage of actual revenues or savings, the Company recognizes revenue only upon completion of all services and as the amounts of actual revenues or savings are confirmed by the customer. The Company typically must first commit time and resources to develop projections associated with value-pricing contracts before a bank will commit to purchase the Company's solutions, and therefore assumes the risk of making these commitments with no assurance that the bank will purchase the solutions. The Company expects that value-pricing contracts will account for an increasing percentage of its revenues in the future. In addition, as a consequence of the shift toward the use of more value-pricing contracts and due to the revenue recognition policy associated with those contracts, the Company's results of operations will likely fluctuate significantly from period to period. See "--Selected Quarterly Results of Operations." Regardless of the pricing method employed by the Company in a given contract, the Company is reimbursed on a monthly basis for out-of-pocket expenses incurred on behalf of its customers, which expenses are netted against reimbursements for financial statement reporting purposes.

    SOFTWARE LICENSE FEES. In the event that a software license is granted together with consulting and management services or on a stand-alone basis, software license fees are payable to the Company in one or more installments, as provided in the customer's contract. Software license fees are recognized upon delivery, provided that: (i) the Company has no significant remaining obligations under the contract; (ii) the fees are collectible; and (iii) the fees for other components of the solution can be separately identified. Software licenses continue for an indefinite period and there is no provision for any renewal fees. The Company also enters into value-pricing contracts in connection with its grant of software licenses, in which case payments are made and revenue is recognized in a fashion similar to that for such contracts in the consulting and management services context. Although substantially all of the Company's current software licenses provide for a set license fee, whether pursuant to a fixed-price or value-pricing contract, some of the Company's payment electronification licenses instead provide for per-transaction license fees (in which case fees are recognized and due on a monthly basis). The Company expects to increase its practice of charging license fees on a per-transaction basis in the future as part of its strategy to increase recurring revenues and smooth its period-to-period revenues. See "Business--Strategy--Increase Use of High-Margin Pricing Arrangements."

    SOFTWARE MAINTENANCE AND IMPLEMENTATION FEES. In connection with the Company's sale of a software license, a customer may elect to purchase software implementation services or software maintenance services, including software enhancements, patches and other software support services. Most of the customers that purchase software licenses from the Company also purchase both software implementation services and software maintenance services (the latter of which typically are renewed annually). The Company prices its implementation services on a time-and-materials or on a fixed-price basis, and the related revenues are recognized on a basis consistent with that applied to consulting and management services. The Company charges an annual maintenance fee typically ranging from 15% to 20% of the initial software license fee, which generally is payable to the Company at the beginning of the maintenance period and is recognized ratably over the term of the related contract.

    HARDWARE SALES. The Company's computer hardware sales are made in tandem with the delivery of related services or software, and are sold on the basis of the Company's cost plus a specified percentage. Revenues are recognized upon shipment of the hardware to the customer. The Company sells hardware at the request of its customers, but does not consider hardware sales to be a meaningful part of its business.

    In accordance with generally accepted accounting principles, the Company capitalizes software development costs incurred in developing a product once technological feasibility of the product has been determined. These capitalized software development costs also include amounts paid for software that is purchased and that has reached technological feasibility. Capitalized software development costs are amortized on the basis of each product's projected revenue or on a straight-line basis over the remaining economic life of the product (generally three to five years). At January 31, 1998, the Company's capitalized software development costs, net of accumulated amortization, were $2.3 million, which will be amortized over the next 12 to 20 quarterly periods. See Note 2 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

    The following discussion of the Company's results of operations for the fiscal years ended January 31, 1996, 1997 and 1998 is based upon data derived from the statements of operations contained in the Company's audited Consolidated Financial Statements appearing elsewhere in this Prospectus. The following table sets forth this data as a percentage of total revenues.

                                                                                           YEAR ENDED JANUARY 31,
                                                                                    -------------------------------------
                                                                                       1996         1997         1998
                                                                                    -----------  -----------  -----------
Revenues:
  Consulting and management service fees..........................................       51.9%        49.6%        52.6%
  Software license fees...........................................................       19.7         22.0         25.2
  Software maintenance and implementation fees....................................       22.6         19.9         18.4
  Hardware sales..................................................................        5.8          8.5          3.8
                                                                                        -----        -----        -----
    Total revenues................................................................      100.0        100.0        100.0
                                                                                        -----        -----        -----
Cost of revenues:
  Consulting and management service fees..........................................       28.5         30.2         30.6
  Software license fees...........................................................        3.8          4.5          3.5
  Software maintenance and implementation fees....................................       13.0         10.7         13.3
  Hardware sales..................................................................        4.1          6.0          3.3
                                                                                        -----        -----        -----
    Total cost of revenues........................................................       49.4         51.4         50.7
                                                                                        -----        -----        -----

Gross profit......................................................................       50.6         48.6         49.3
                                                                                        -----        -----        -----

Operating costs and expenses:
  Selling, general and administrative.............................................       30.7         29.8         28.4
  Research and development........................................................        4.9          4.0          8.5
  Merger related costs............................................................        0.3          4.9           --
                                                                                        -----        -----        -----
    Total operating costs and expenses............................................       35.9         38.7         36.9
                                                                                        -----        -----        -----
Income from operations............................................................       14.7          9.9         12.4

Other income (expense)............................................................        1.6        (1.3)          0.2
                                                                                        -----        -----        -----
Income before provision for income taxes..........................................       16.3          8.6         12.6
Provision for income taxes........................................................        6.3          3.9          5.1
                                                                                        -----        -----        -----
Net income........................................................................       10.0%         4.7%         7.5%
                                                                                        -----        -----        -----
                                                                                        -----        -----        -----

YEAR ENDED JANUARY 31, 1997 (FISCAL 1996) COMPARED TO YEAR ENDED JANUARY 31,
  1998 (FISCAL 1997)

    REVENUES. The Company's total revenues increased by 39.2% from $29.1 million in fiscal 1996 to $40.5 million in fiscal 1997. The increase was primarily attributable to growth in revenues from consulting and management services and software licenses. Revenues from consulting and management services increased by 47.9% from $14.4 million in fiscal 1996 to $21.3 million in fiscal 1997. This increase reflected both continued demand for the Company's services, as well as increased demand for the Company's higher-priced services. Software license revenues increased 59.4% from $6.4 million in fiscal 1996 to $10.2 million in fiscal 1997. Software license revenue growth stemmed primarily from increased sales in fiscal 1997 over fiscal 1996 of the Company's RESERVELINK product, certain risk management products and certain consolidation and best practices products of $1.5 million, $650,000 and $1.0 million, respectively. Total RESERVELINK license fees accounted for 28.1% and 32.7% of software license revenue in fiscal 1996 and fiscal 1997, respectively. Software maintenance and implementation revenues increased by 27.6% from $5.8 million in fiscal 1996 to $7.4 million in fiscal 1997. This increase in software maintenance and implementation revenues was primarily generated by increased software product sales, which resulted in increased implementation services and the increased provision of maintenance services to new customers. Increased RESERVELINK product sales alone accounted for increased software implementation fees of $860,000 and increased software maintenance fees of $340,000 in fiscal 1997. Hardware sales decreased 36.0% from $2.5 million in fiscal 1996 to $1.6 million in fiscal 1997. This decrease was primarily due to reduced requests by customers for bundled hardware and license deliveries.

    COST OF REVENUES. Cost of revenues consists generally of personnel costs, amortization of capitalized software development costs, third-party royalties and cost of hardware delivered. Total cost of revenues increased by 36.7% from $15.0 million in fiscal 1996 to $20.5 million in fiscal 1997. This increase resulted primarily from an increase in the cost of revenues in consulting and management services and software maintenance and implementation. Cost of revenues for consulting and management services increased by 40.9% from $8.8 million in fiscal 1996 to $12.4 million in fiscal 1997, which was a result primarily of increases in personnel and, to a lesser extent, services related to INFITEQ. Cost of revenues of software licenses increased by 7.7% from $1.3 million in fiscal 1996 to $1.4 million in fiscal 1997. Cost of revenues of software maintenance and implementation increased by 74.2% from $3.1 million in fiscal 1996 to $5.4 million in fiscal 1997, which was primarily due to increases in personnel costs associated with the Company's growth. Cost of revenues for hardware sales decreased 23.5% from $1.7 million in fiscal 1996 to $1.3 million in fiscal 1997 due to reduced hardware sales levels, but increased as a percentage of hardware sales from 70.7% in fiscal 1996 to 86.0% in fiscal 1997 due to pricing pressures. Total cost of revenues as a percentage of total revenues decreased from 51.4% in fiscal 1996 to 50.7% in fiscal 1997. While cost of revenues decreased as a percentage of total revenues, certain elements of cost increased. These costs increased due, in part, to delays in the development of certain software applications. In addition, the Company incurred increased costs as a result of higher levels of professional and technical staff necessary to support anticipated future growth.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses generally consist of personnel costs associated with selling, marketing, general management and software management, as well as fees for professional services and other related costs. Selling, general and administrative expenses increased by 33.7% from $8.6 million in fiscal 1996 to $11.5 million in fiscal 1997. The increase in these expenses reflected the addition of management and marketing staff during late fiscal 1996 and fiscal 1997 associated with the Company's growth. As a percentage of revenues, selling, general and administrative expenses decreased from 29.8% in fiscal 1996 to 28.4% in fiscal 1997.

    RESEARCH AND DEVELOPMENT. Research and development expenses generally consist of personnel and related costs of developing solutions. Research and development expenses increased by 183.3% from $1.2 million in fiscal 1996 to $3.4 million in fiscal 1997. Research and development expenses as a percentage of revenues increased from 4.0% in fiscal 1996 to 8.5% in fiscal 1997. Growth in research and development expenses resulted largely from an increase in the number of development efforts during fiscal 1997. Furthermore, in addition to planned research and development efforts during fiscal 1997, the Company incurred approximately $580,000 to redevelop certain components of one of its software applications. As a consequence of this undertaking, as well as other software development projects, research and development expenses in the third and fourth quarters of fiscal 1997 were higher than historical levels.

    MERGER RELATED COSTS. Merger related costs consisted of one-time compensation expense of $589,000 attributable to the accelerated vesting during fiscal 1996 of an option granted to an executive of ASI during fiscal 1995, as well as one-time transaction costs of $834,000 related to the acquisition of ASI by the Company.

    OTHER INCOME (EXPENSE), NET. Other income (expense) increased from ($386,000) in fiscal 1996 to $99,000 in fiscal 1997. Other income (expense) consists of interest income (net) and non-recurring income (expense) relating to PSN. During fiscal 1996, the Company recorded a reserve of $500,000 to reflect the potential uncollectibility of a loan made to PSN.

    PROVISION FOR INCOME TAXES. Income tax provision increased from $1.1 million in fiscal 1996 to $2.1 million in fiscal 1997, reflecting an effective tax rate of 44.9% for fiscal 1996 compared with 40.2% for fiscal 1997. Fiscal 1996 included a pro forma tax on earnings of ASI, as ASI was not subject to tax as an S corporation (see Note 5 of Notes to Consolidated Financial Statements). The effective tax rate in fiscal 1996 was larger compared to fiscal 1997 primarily due to the merger with ASI. The Company incurred $450,000 of nondeductible merger costs which increased the fiscal 1996 effective tax rate. Without the impact of merger related costs, the fiscal 1996 effective tax rate would have been 38%.

YEAR ENDED JANUARY 31, 1996 (FISCAL 1995) COMPARED TO YEAR ENDED JANUARY 31,
  1997 (FISCAL 1996)

    REVENUES. The Company's total revenues increased by 57.3% from $18.5 million in fiscal 1995 to $29.1 million in fiscal 1996. The increase was the result of growth in each of the Company's business lines. Revenues from consulting and management services increased by 50.0% from $9.6 million in fiscal 1995 to $14.4 million in fiscal 1996 as a result of an increase in engagements, as well as an increase in demand for the Company's higher-priced services. Software license revenues increased 73.0% from $3.7 million in fiscal 1995 to $6.4 million in fiscal 1996. Growth in software license revenues primarily resulted from the successful rollout of the RESERVELINK product, which accounted for approximately $2.2 million of the growth. Software maintenance and implementation revenues increased by 38.1% from $4.2 million in fiscal 1995 to $5.8 million in fiscal 1996. Software maintenance and implementation revenues increased by over $1.6 million, approximately $580,000 of which was due to increased RESERVELINK sales. Hardware sales increased 127.3% from $1.1 million in fiscal 1995 to $2.5 million in fiscal 1996. Increased requests by customers for bundled hardware and license deliveries generated the increase.

    COST OF REVENUES. Total cost of revenues increased by 63.0% from $9.2 million in fiscal 1995 to $15.0 million in fiscal 1996. This increase resulted primarily from an increase in the cost of revenues related to consulting and management services and software licenses. Cost of revenues in consulting and management services increased by 66.0% from $5.3 million in fiscal 1995 to $8.8 million in fiscal 1996, which primarily resulted from increases in personnel. Cost of revenues of software licenses increased by 85.7% from $700,000 in fiscal 1995 to $1.3 million in fiscal 1996, which was caused primarily by increases in royalty costs of approximately $500,000 driven by growth in software license sales. Cost of revenues of software maintenance and implementation increased by 29.2% from $2.4 million in fiscal 1995 to $3.1 million in fiscal 1996. This increase was attributable predominantly to increased personnel. Cost of revenues for hardware sales increased 125.8% from $753,000 in fiscal 1995 to $1.7 million in fiscal 1996. This increase resulted from increased hardware sales during fiscal 1996.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 50.9% from $5.7 million in fiscal 1995 to $8.6 million in fiscal 1996. This increase resulted from increases in management, marketing and sales staff, combined with larger bonus payments and fees for professional services. Selling, general and administrative expenses as a percentage of revenues decreased from 30.7% in fiscal 1995 to 29.8% in fiscal 1996.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 32.5% from $906,000 in fiscal 1995 to $1.2 million in fiscal 1996. This increase reflected the Company's continued efforts to develop additional software applications and enhancements to certain of its existing applications.

    OTHER INCOME (EXPENSE), NET. Other income (expense) decreased 227.0% from $304,000 in fiscal 1995 to ($386,000) in fiscal 1996. Interest income (net) increased 111.1% from $54,000 during fiscal 1995 to $114,000 during fiscal 1996. The Company recognized investment income of $250,000 in fiscal 1995 and investment expense of $500,000 in fiscal 1996. Investment income during fiscal 1995 represented cash collected from PSN resulting from the sale of the Company's interest in PSN during fiscal 1995. The investment expense during fiscal 1996 represents the establishment of an allowance for the potential that amounts loaned to PSN during fiscal 1996 may not be collectible.

    PROVISION FOR INCOME TAXES. Income tax provision decreased from $1.2 million in fiscal 1995 to $1.1 million in fiscal 1996, reflecting an effective tax rate of 38.5% for fiscal 1995 compared with 44.9% for fiscal 1996. Both fiscal years included a pro forma tax on the earnings of ASI, as ASI was not subject to tax as an S corporation (see Note 5 of Notes to Consolidated Financial Statements). The increase in the effective tax rate from fiscal 1995 to fiscal 1996 primarily resulted from the impact that nondeductible merger costs had on the fiscal 1996 provision.

SELECTED QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth certain unaudited quarterly data for each of the Company's last eight quarters ended January 31, 1998. Such data also are expressed as a percentage of the Company's total revenues for the periods indicated. The data have been derived from the Company's unaudited consolidated financial statements that, in management's opinion, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as any indication of future performance. See "Risk Factors--Fluctuations in Quarterly Operating Results."

                                                                                 THREE MONTHS ENDED
                                                           ---------------------------------------------------------------
                                                            APRIL 30,    JULY 31,     OCT. 31,     JAN. 31,     APRIL 30,
                                                              1996         1996         1996         1997         1997
                                                           -----------  -----------  -----------  -----------  -----------
                                                                        (In thousands, except per share data)
Revenues:
  Consulting and management service fees.................   $   2,315    $   3,628    $   4,390    $   4,074    $   4,139
  Software license fees..................................         877        1,004        2,765        1,752        1,261
  Software maintenance and implementation fees...........       1,160        1,120        1,773        1,746        1,793
  Hardware sales.........................................         787          385          568          728          321
                                                           -----------  -----------  -----------  -----------  -----------
    Total revenues.......................................       5,139        6,137        9,496        8,300        7,514
                                                           -----------  -----------  -----------  -----------  -----------
Costs of revenues:
  Consulting and management service fees.................       1,607        2,175        2,464        2,548        2,777
  Software license fees..................................         214          422          416          255          227
  Software maintenance and implementation fees...........         551          541          919        1,097        1,051
  Hardware sales.........................................         420          239          435          652          249
                                                           -----------  -----------  -----------  -----------  -----------
    Total cost of revenues...............................       2,792        3,377        4,234        4,552        4,304
                                                           -----------  -----------  -----------  -----------  -----------
Gross profit.............................................       2,347        2,760        5,262        3,748        3,210
                                                           -----------  -----------  -----------  -----------  -----------
Operating costs and expenses:
  Selling, general and administrative....................       1,718        1,806        2,613        2,512        2,442
  Research and development...............................         255          313          380          213          573
  Merger related costs...................................          80           80           80        1,183           --
                                                           -----------  -----------  -----------  -----------  -----------
    Total operating cost and expenses....................       2,053        2,199        3,073        3,908        3,015
                                                           -----------  -----------  -----------  -----------  -----------
Income (loss) from operations............................         294          561        2,189         (160)         195

Other income (expense)...................................          36           12            6         (440)          49
                                                           -----------  -----------  -----------  -----------  -----------
Income before provision for income taxes.................         330          573        2,195         (600)         244
Provision for income taxes...............................         122          212          813          (25)          98
                                                           -----------  -----------  -----------  -----------  -----------
Net income (loss)........................................   $     208    $     361    $   1,382    $    (575)   $     146
                                                           -----------  -----------  -----------  -----------  -----------
                                                           -----------  -----------  -----------  -----------  -----------
Basic earnings (loss) per share..........................   $     .02    $     .03    $     .13    $    (.05)   $     .01
Diluted earnings (loss) per share........................   $     .02    $     .03    $     .12    $    (.05)   $     .01

                                                                          AS A PERCENTAGE OF TOTAL REVENUES
                                                           ---------------------------------------------------------------
Revenues:
  Consulting and management service fees.................        45.0%        59.1%        46.2%        49.1%        55.0%
  Software license fees..................................        17.1         16.4         29.1         21.1         16.8
  Software maintenance and implementation fees...........        22.6         18.2         18.7         21.0         23.9
  Hardware sales.........................................        15.3          6.3          6.0          8.8          4.3
                                                           -----------  -----------  -----------  -----------  -----------
    Total revenues.......................................       100.0        100.0        100.0        100.0        100.0
                                                           -----------  -----------  -----------  -----------  -----------
Cost of revenues:
  Consulting and management service fees.................        31.3         35.4         25.9         30.6         37.0
  Software license fees..................................         4.2          6.9          4.4          3.1          3.0
  Software maintenance and implementation fees...........        10.7          8.8          9.7         13.2         14.0
  Hardware sales.........................................         8.1          3.9          4.6          7.9          3.3
                                                           -----------  -----------  -----------  -----------  -----------
    Total cost of revenues...............................        54.3         55.0         44.6         54.8         57.3
                                                           -----------  -----------  -----------  -----------  -----------
Gross profit.............................................        45.7         45.0         55.4         45.2         42.7
                                                           -----------  -----------  -----------  -----------  -----------
Operating cost and expenses:
  Selling, general and administrative....................        33.4         29.4         27.4         30.3         32.5
  Research and development...............................         5.0          5.1          4.0          2.5          7.6
  Merger related costs...................................         1.6          1.3          0.8         14.3           --
                                                           -----------  -----------  -----------  -----------  -----------
    Total operating cost and expenses....................        40.0         35.8         32.2         47.1         40.1
                                                           -----------  -----------  -----------  -----------  -----------
Income (loss) from operations............................         5.7          9.2         23.2         (1.9)         2.6

Other income (expense)...................................         0.7          0.2          0.1         (5.3)         0.7
                                                           -----------  -----------  -----------  -----------  -----------
Income before provision for income taxes.................         6.4          9.4         23.3         (7.2)         3.3
Provision for income taxes...............................         2.4          3.5          8.6         (0.3)         1.3
                                                           -----------  -----------  -----------  -----------  -----------
Net income (loss)........................................         4.0%         5.9%        14.7%        (6.9)%        2.0%
                                                           -----------  -----------  -----------  -----------  -----------
                                                           -----------  -----------  -----------  -----------  -----------


                                                            JULY 31,     OCT. 31,     JAN. 31,
                                                              1997         1997         1998
                                                           -----------  -----------  -----------

Revenues:
  Consulting and management service fees.................   $   6,777    $   5,724    $   4,674
  Software license fees..................................       1,163        2,979        4,797
  Software maintenance and implementation fees...........       2,034        1,856        1,746
  Hardware sales.........................................         906          289           42
                                                           -----------  -----------  -----------
    Total revenues.......................................      10,880       10,848       11,259
                                                           -----------  -----------  -----------
Costs of revenues:
  Consulting and management service fees.................       3,116        3,298        3,203
  Software license fees..................................         258          564          363
  Software maintenance and implementation fees...........       1,371        1,602        1,345
  Hardware sales.........................................         810          250           31
                                                           -----------  -----------  -----------
    Total cost of revenues...............................       5,555        5,714        4,942
                                                           -----------  -----------  -----------
Gross profit.............................................       5,325        5,134        6,317
                                                           -----------  -----------  -----------
Operating costs and expenses:
  Selling, general and administrative....................       2,809        2,761        3,517
  Research and development...............................         497        1,035        1,343
  Merger related costs...................................          --           --           --
                                                           -----------  -----------  -----------
    Total operating cost and expenses....................       3,306        3,796        4,860
                                                           -----------  -----------  -----------
Income (loss) from operations............................       2,019        1,338        1,457
Other income (expense)...................................          13           14           23
                                                           -----------  -----------  -----------
Income before provision for income taxes.................       2,032        1,352        1,480
Provision for income taxes...............................         817          543          595
                                                           -----------  -----------  -----------
Net income (loss)........................................   $   1,215    $     809    $     885
                                                           -----------  -----------  -----------
                                                           -----------  -----------  -----------
Basic earnings (loss) per share..........................   $     .11    $     .07    $     .08
Diluted earnings (loss) per share........................   $     .09    $     .06    $     .06

Revenues:
  Consulting and management service fees.................        62.3%        52.8%        41.5%
  Software license fees..................................        10.7         27.4         42.6
  Software maintenance and implementation fees...........        18.7         17.1         15.5
  Hardware sales.........................................         8.3          2.7          0.4
                                                           -----------  -----------  -----------
    Total revenues.......................................       100.0        100.0        100.0
                                                           -----------  -----------  -----------
Cost of revenues:
  Consulting and management service fees.................        28.6         30.4         28.5
  Software license fees..................................         2.4          5.2          3.2
  Software maintenance and implementation fees...........        12.7         14.8         11.9
  Hardware sales.........................................         7.4          2.3          0.3
                                                           -----------  -----------  -----------
    Total cost of revenues...............................        51.1         52.7         43.9
                                                           -----------  -----------  -----------
Gross profit.............................................        48.9         47.3         56.1
                                                           -----------  -----------  -----------
Operating cost and expenses:
  Selling, general and administrative....................        25.8         25.5         31.2
  Research and development...............................         4.6          9.5         11.9
  Merger related costs...................................          --           --           --
                                                           -----------  -----------  -----------
    Total operating cost and expenses....................        30.4         35.0         43.1
                                                           -----------  -----------  -----------
Income (loss) from operations............................        18.5         12.3         13.0
Other income (expense)...................................         0.1          0.1          0.2
                                                           -----------  -----------  -----------
Income before provision for income taxes.................        18.6         12.4         13.2
Provision for income taxes...............................         7.5          5.0          5.3
                                                           -----------  -----------  -----------
Net income (loss)........................................        11.1%         7.4%         7.9%
                                                           -----------  -----------  -----------
                                                           -----------  -----------  -----------

    In the quarter ended October 31, 1996, total revenues increased $3.4 million over the prior quarter due to a substantial delivery of software during the period combined with corresponding implementation services. As a result, net income for the quarter increased by $1.0 million. During the following quarter, revenues returned to more normal levels, while net income declined to a loss of $575,000 due primarily to one-time merger related costs.

    In the quarter ended July 31, 1997, consulting and management service fees increased $2.6 million over the prior quarter due to the completion and closing of two large projects. From time to time, the Company has experienced, and will likely experience in the future, fluctuations in revenues due to the timing of revenue recognition. See "--Overview" and "Risk Factors--Fluctuations in Quarterly Operating Results."

    In the quarters ended October 31, 1997 and January 31, 1998, research and development costs increased due to growth in personnel in order to accelerate the delivery of solutions to meet contract commitments. Research and development staffing levels continued to increase through the quarter ended January 31, 1998 to meet internal schedules for the completion of multiple development efforts.

LIQUIDITY AND CAPITAL RESOURCES

    During fiscal 1996 and 1997, the Company funded its activities through cash provided by operations. Cash provided by operating activities during fiscal 1996 and 1997 was $2.4 million and $1.6 million, respectively. At January 31, 1997 and 1998, the Company had working capital of $5.7 million and $7.4 million, respectively.

    Cash used in investing activities during fiscal 1996 was $1.9 million, and was primarily related to working capital loans made to PSN, purchases of property and equipment and development of capitalized software. Cash used in investing activities during fiscal 1997 was $3.3 million, and was primarily related to purchases of property and equipment, purchases of software and development of software. The Company established a reserve of $500,000 in fiscal 1996 to address the potential uncollectibility of working capital loans made to PSN. In addition, the Company has experienced in the past, and may experience in the future, delays in collecting trade receivables due to it from PSN.

    Cash generated through financing activities for fiscal 1996 resulted primarily from the sale of treasury stock to the Crow Family Partnership, L.P. for $834,050. Additionally, during fiscal 1996 ASI made distributions to its shareholders totaling $1.0 million for the payment of their personal income taxes resulting from ASI's status as an S corporation. Cash generated through financing activities for fiscal 1997 resulted primarily from the exercise of stock options for $159,000 and the net sale of treasury stock for $68,000.

    The Company has a $3.0 million revolving credit facility (the "Facility"). As of January 31, 1998, the Company had no amounts outstanding under the Facility (although $2,250,000 was outstanding at May 15, 1998). Principal amounts outstanding under the Facility bear interest at national prime (8.5% at January 31, 1998). Availability under the Facility is calculated based on 70% of qualified accounts receivable. All indebtedness under the Facility matures on July 1, 1998. The Company has pledged its inventory, accounts receivables and certain intangible rights to secure indebtedness under the Facility. Under the Facility, the Company is subject to certain covenants regarding its operations and corporate actions, such as restrictions relating to creation of liens, borrowing of funds, changes in control, liquidation and dividends.

    The Company believes that the net proceeds from the offering, existing cash resources and cash flows from operations will be sufficient to fund the Company's operations for at least the next twelve months. See "Use of Proceeds" for more information regarding possible future capital requirements.

    The Company has taken actions to address the nature and extent of the work required to make its products and systems Year 2000 compliant. The Company believes that its products are Year 2000 compliant, with the possible exception of certain software developed by a third-party and imbedded in one of the Company's products (the Company will continue its efforts with respect to Year 2000 compliance for this embedded software). The Company's Year 2000 compliance activities are being performed as part of the Company's normal development activity. The Company is evaluating the software employed in its internal operations and does not believe it will incur any significant Year 2000 costs associated with its internal systems. As a consequence, Year 2000 compliance costs are not expected to result in any material incremental costs to the Company. See "Risk Factors--Year 2000 Compliance."

RECENTLY ISSUED ACCOUNTING STANDARDS

    The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants has issued Statement of Position No. 97-2 "Software Revenue Recognition" ("SOP 97-2"), which supersedes Statement of Position No. 91-1. The new SOP 97-2 will be effective for all transactions entered into by the Company in fiscal 1998. SOP 97-2 requires, among other things, that revenue should be recognized when there is persuasive evidence of an existing arrangement, delivery has occurred, the fees charged are fixed or determinable and collectibility is probable. Additionally, SOP 97-2 provides that for those arrangements which consist of multiple elements such as services, software, software upgrades, enhancements and post-contract support, the fees charged must be allocated to each element of the arrangement based upon vendor-specific objective evidence of fair value, which is to be determined based upon the price charged when the element is sold separately or the price for the element established by management with relevant authority. The Company currently is continuing to evaluate the impact that SOP 97-2 will have on license revenue transactions entered into subsequent to January 31, 1998. Based on the Company's reading and interpretation of SOP 97-2, the Company believes that SOP 97-2 will not have a material impact on future operating results. However, detailed implementation guidelines for this standard have not been issued. Once issued, such detailed implementation guidelines could result in changes in the Company's current revenue recognition practices, and such changes could be material to the Company's revenues and earnings.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FASB 131"), which supersedes existing accounting standards related to disclosure of operating segment information beginning in fiscal 1998. Although the Company currently operates in only one industry segment, the Company is in the process of evaluating the impact this new standard will have on the Company's financial statement disclosures in fiscal 1998. The adoption of FASB 131 will have no impact on the Company's consolidated results of operations, financial position or cash flows and any effect will be limited to the presentation of its Consolidated Financial Statements.

                                    BUSINESS

THE COMPANY

    Carreker-Antinori is a leading provider of integrated consulting and software solutions that enable banks to increase their revenues, reduce their costs and enhance their delivery of customer services. The Company's offerings include yield management, payment systems, payment electronification and enabling technologies solutions. Carreker-Antinori's solutions assist banks in re-engineering their operational systems and implementing new software applications to increase earning assets, develop new revenue sources, improve operating efficiencies and reduce check fraud losses. The Company believes that its 20 years of experience in the banking industry, combined with its advanced technological expertise, positions it to effectively address and anticipate the challenges and opportunities faced by banks in today's increasingly competitive environment. The Company's customers include approximately two-thirds of the largest 100 bank holding companies in the United States, including Fleet Financial Group, Inc., NationsBank Corporation, Norwest Corporation and SunTrust Banks, Inc.

    The Company's offerings include yield management, payment systems, payment electronification and enabling technologies solutions. The Company's yield management solutions are designed to quickly increase a bank's revenues through improved operational workflows, pricing structures and liquidity and cash management. The Company's payment systems and payment electronification solutions are designed to reduce check-processing costs through procedural and technological improvements and reduced check fraud and other risks of loss. Carreker-Antinori's enabling technologies convert leading-edge technologies and ideas into practical banking solutions.

INDUSTRY BACKGROUND

    The banking industry is one of the nation's largest industries, with aggregate annual revenues of nearly $250 billion. In recent years, the industry has undergone significant change, and today's banking environment is characterized by intense competition, continuing consolidation, changing regulations and rapid technological innovation. In addition to increased competition within the banking industry, banks are encountering significant competition from insurance companies, brokerage houses and other financial institutions, all of which are expanding to provide services that were once within the exclusive domain of banks. While banks historically have focused on reducing their operating expenses to remain competitive, they are today increasingly focusing on developing new sources of revenue growth, automating operations to increase efficiencies and outsourcing commodity-like banking functions to sustain market value growth. To this end, banks are expending significant resources, both internally and through outsourcing arrangements. Information technology expenditures by the industry in 1997 on paper-based payment systems and financial and risk management systems alone are estimated to have been approximately $1.0 billion and $2.3 billion, respectively, of which approximately 59% and 51% were paid to third parties.

    CONSOLIDATION

    Over the past several years, the banking industry has experienced substantial consolidation as banks have sought to gain a competitive advantage by acquiring other banks. This consolidation is driven by a continuing effort to increase revenues through a larger customer base, achieve efficiencies of scale associated with increased operating size and enhance customer service through a nationwide presence and consequent broader geographic reach. This trend has resulted in a decrease in the number of banks, but an increase in the number of banks with assets of $5 billion or more. As they grow by acquisition, these banks require improved operational processes and technological applications that increase efficiencies in order to recapture acquisition premiums paid. In the face of this consolidation trend, banks are under considerable pressure to maximize their public market valuations to enhance the attractiveness of their acquisition currency, provide a credible defense to unsolicited offers and increase returns to shareholders.

    REGULATORY CHANGE

    Currently, the banking industry is characterized by continuing regulatory changes. Regulations in certain areas, such as interstate banking operations, have been relaxed while regulations in other areas, such as payment systems, have become more restrictive. These changes have presented banks with both challenges and opportunities to improve their operations and achieve competitive advantages. For instance, over the past several years changes in regulations have required banks to provide their depositors with accelerated credit on deposited checks, which has increased the risk of bank loss if the deposited checks are returned unpaid after the depositor has withdrawn the funds. A 1995 study estimated that banks absorbed $850 million of losses due to check fraud. Banks have responded by implementing expedited check processing, presentment and return item processing systems not only to reduce such losses, but also to gain added revenue and generate further efficiencies. Revisions to regulations also have permitted interstate banking, which allows bank holding companies to own banks in multiple states under a single charter and, consequently, to capture the operating and structural efficiencies that such expanded operations make possible. In addition, deregulation in certain sectors of the banking industry has led to increased competition for banks from insurance companies, brokerage houses and other financial institutions in areas of business which were previously the exclusive domain of banks.

    TECHNOLOGICAL INNOVATION

    Rapid technological innovation is creating new means for participants in the banking industry to gain competitive advantages, and this development has increased customers' expectations. Increasingly, customers are requiring that their banks provide a broader scope of banking services quickly and easily through automated teller machines ("ATMs"), by telephone or over the Internet. The banking industry has witnessed an exponential growth in distributed banking, including Internet banking, with more than 2,000 banks having launched Web sites and more than 16% of United States households estimated to be banking via the Internet by the year 2000. Additionally, technological development has provided banks with the potential for numerous operational enhancements. For instance, technology currently allows for the electronic storage of images of documents and instruments, including checks, and the ability to recall the data quickly and to utilize the data at multiple locations simultaneously. Technology also currently enables banks to optimize their earning assets by reducing their reserve requirements. Furthermore, technological developments are fueling industry-wide advancements, such as the electronification of the check payment process. According to industry sources, in 1996, over 60 billion paper checks were used, of which electronic check payment presentment ("ECP") accounted for approximately 3%. However, electronification of the check payment system has been gaining increasing acceptance as an efficient and viable solution for eliminating the time-consuming and expensive paper shuffle.

    INDUSTRY CHALLENGES

    In order to compete effectively in this dynamic environment, banks often must identify effective and innovative solutions to address their unique requirements and re-design, and in some cases completely replace, their operational systems. Effective development and implementation of these solutions is technically challenging, time-consuming and expensive, and banks often are faced with a choice between building internal, custom solutions or purchasing third-party offerings. The development of internal solutions necessarily involves either re-deploying already stretched resources or acquiring new resources that increase fixed costs, while typically resulting in isolated, departmental solutions. Traditional third-party solutions often have their own shortcomings. Some third-party providers only offer analysis and consultation regarding a bank's operations, while others only provide specific software applications resulting in a piecemeal approach to solutions development. By using multiple providers, banks face increased costs, more complex implementation and delayed realization of benefits. In addition, traditional third-party solutions typically are not designed to the banking industry's unique requirements and are often inflexible, requiring banks to conform their work processes to available systems. The situation is exacerbated by the fact that effective solutions cannot be developed in isolation, given the increasingly interdependent nature of bank-to-bank operations. Consequently, banks are in need of a third party, familiar with the banking industry, to provide integrated consulting services and technological applications.

THE CARREKER-ANTINORI SOLUTION


    Designed to address the unique requirements of the banking industry, Carreker-Antinori's solutions enable banks to increase revenues, reduce costs and enhance delivery of customer services. These solutions combine consulting services and technological applications in such areas as liquidity management, payment processing, deposit taking, fraud prevention, customer service and cash management services. In delivering its solutions, Carreker-Antinori: (i) gathers and analyzes information about a customer's operations, markets and external environments; (ii) identifies opportunities for revenue enhancement, cost minimization and other efficiency-generating solutions; (iii) develops and proposes tailored solutions, which typically include one or more of the Company's software applications; (iv) designs a business case to justify investment in the solutions; (v) builds project consensus among senior management; and (vi) provides implementation and maintenance services. Carreker-Antinori's solutions are differentiated by the following characteristics:


    INDUSTRY-SPECIFIC CONSULTING EXPERTISE. The Company's consultants, managers and employees, many of whom are former bankers, include experts in complex bank operations. Carreker-Antinori provides services to approximately two-thirds of the largest 100 bank holding companies. The Company believes that its expertise and its in-depth experience have allowed it to develop the most advanced consulting services and technological applications for the banking industry.

    ADVANCED TECHNOLOGY. Carreker-Antinori incorporates the latest technological developments in client/server systems and protocols to produce software applications that are scaleable, functional and able to interface with a bank's legacy systems. In addition, the Company's participation in various interbank organizations enables the Company to stay at the forefront of technological innovations in the industry.

    INTEGRATED APPROACH. Carreker-Antinori combines its consulting expertise and proprietary technology to serve as a single-source provider of fully-integrated, end-to-end solutions that address the critical needs of banks. This approach sets the Company apart from providers of partial solutions that require banks to seek costly additional expertise or implementation services to attain a complete solution. By offering integrated solutions, the Company achieves more rapid identification and implementation of solutions than would a piecemeal approach.

    REDUCED CUSTOMER RISK. The Company's solutions reduce investment risk by increasing revenues or reducing costs in a relatively short period of time. In addition, in appropriate circumstances, the Company value-prices certain of its solutions, whereby it receives a percentage of the amount of additional revenues or reduced costs achieved by the customer. These arrangements allow banks to fund their investments in the Company's solutions with the benefits derived from their implementation.

    BROAD ARRAY OF SERVICES AND TECHNOLOGY. The Company believes that its offerings of yield management, payment systems and related bank operations solutions are the broadest in the banking industry. By offering a broad set of complementary solutions, the Company is able to provide a bank with an expert solution targeted to a narrow area of a bank's operations or to address a broad range of a bank's operational requirements. The Company believes that by offering a wide variety of solutions, it enhances the value that is offered to its customers.

STRATEGY

    The Company's objective is to be the leading provider of yield management, payment systems, payment electronification and enabling technologies solutions to the banking industry, and to continue to serve in a leadership role in transitioning the check payment system from paper to electronic formats. Key elements of the Company's strategy include the following:

    ADVANCE POSITION AS INDUSTRY INNOVATOR. Carreker-Antinori intends to maintain its consulting and technology leadership position in the banking industry by anticipating and responding to evolving industry needs and creating consulting services and technological applications that address these needs. Through its industry contacts and customer interaction, the Company plans to identify new methods for converting leading-edge technologies and ideas into practical banking solutions. The Company's leadership position is enhanced by the role it plays in ECCHO and PSN, which enables it to be an infrastructure development partner to the banking industry as it transitions the check payment system from paper to electronic formats.

    PURSUE STRATEGIC ALLIANCES AND ACQUISITIONS. The Company seeks to form alliances with large service providers or acquire smaller companies whose solutions, when combined with those of the Company, provide incremental value-added benefits to banks. The Company has implemented this strategy through its acquisition of ASI, its strategic alliance with Visa and IBM Global Services in forming PSN and its recent alliance with UPS Worldwide Logistics, National Processing Company, Fiserv, Inc. and Brink's Incorporated relating to INFITEQ. The Company believes that strategic alliances and acquisitions will further enable the Company to combine its own solutions with those of complementary businesses, provide it with strong opportunities to expand its line of banking solutions, increase its customer base and pursue new growth platforms.


    LEVERAGE MARKET POSITION TO EXPAND CUSTOMER BASE. The Company seeks to increase its customer base by leveraging its strong relationships with Tier I and Tier II Banks to market its solutions to other Tier II Banks and selected smaller banks and other financial institutions. The Company also intends to leverage its existing technological applications by marketing them to smaller banks that do not require significant customization or implementation services. Additionally, the Company plans to leverage its position of being a leading provider of integrated consulting and software solutions to the banking industry in the United States market to pursue international customers, particularly banks elsewhere in North America and in Europe. To this end, the Company recently has provided solutions internationally to Barclays Bank, as well as to four of the largest Canadian banks through several service companies owned by these banks. Furthermore, as non-bank financial institutions aggressively continue to expand their markets to include related financial services, the Company is identifying new opportunities to market its solutions to these institutions.


    BUILD LONG-TERM RELATIONSHIPS. By focusing on long-term customer relationships where the Company can identify and offer a continual stream of value-added solutions, the Company intends to increase its repeat business with existing customers. Through its long-term customer relationships, the Company plans to continue focusing on the generation of significant year-to-year revenues, which typically produce higher gross profit margins as the Company is able to deliver value-added solutions to existing customers without incurring many of the start-up costs associated with the development of new relationships.

    INCREASE USE OF HIGH-MARGIN PRICING ARRANGEMENTS. Carreker-Antinori will continue to share in the value that its solutions create for customers by expanding the use of pricing methods and negotiated arrangements to generate recurring and high-margin revenues. The Company will seek to increase the use of value pricing for solutions in appropriate circumstances where increased revenues or reduced costs resulting from such solutions can be readily projected or measured. In addition, the Company intends to expand its practice of structuring license fees for software-based solutions according to the number of transactions processed with the solutions, which will increase its recurring revenues and smooth period-to-period revenues.

PRODUCTS AND SERVICES

    The Company offers a wide range of consulting services and state-of-the-art, proprietary technology applications designed to address the unique requirements of the banking industry. The Company's services and technology applications fall into five categories: Yield Management, Payment Systems, Payment Electronification, Enabling Technologies and Management Services, with most of these categories consisting of a number of practices. The Company's solutions are sold individually, or complementary solutions may be sold together (similarly, software products may be sold individually or as part of a product suite). The following table summarizes the Company's solutions, together with each of their respective practices:


           SOLUTIONS                                                DESCRIPTION
-------------------------------  ---------------------------------------------------------------------------------
YIELD MANAGEMENT
  REVENUE ENHANCEMENT            Improves operational workflows and processes and pricing structures employed by a bank.
  LIQUIDITY MANAGEMENT           Reduces the amount of non-earning assets that a bank maintains in reserve accounts or in cash-on-hand. The solutions incorporate reserve management and cash management software, including RESERVELINK, RESERVELINK PLUS, THE ANALYSIS
                                 ADVANTAGE, CASHFORECASTER and CASHTRACKER.
  CASH MANAGEMENT                Improves efficiency and effectiveness of a bank's cash management business lines and related practices.

PAYMENT SYSTEMS
  CONSOLIDATION AND BEST         Consolidates check processing operations, streamlines payment process flows and
    PRACTICES                    enables potential reductions of full-time personnel. The solutions incorporate software applications, including INNOVASION and ILLUMINATION SUITE, that enable a bank to obtain customer or internally requested information electronically.
  FLOAT MANAGEMENT               Enhances bank float management through improved check collection, workflow and float allocation and pricing. The solutions incorporate software applications, including DEPOSITMANAGER, BRANCH ITEM TRUNCATION, FLOAT PRICING SYSTEM and FLOAT
                                 ANALYSIS SYSTEM, that simplify the processing of certain customer deposits, facilitate float processing and enable a bank to increase its competitiveness by extending teller window hours.
  RISK MANAGEMENT                Reduces risk of loss from the check payment process as a result of operational failures, check fraud and litigation. The solutions incorporate software applications, including ON-US FRAUD and TRANSIT FRAUD, that identify potentially fraudulent checks.

PAYMENT ELECTRONIFICATION        Facilitates the capture of the benefits from the electronification of the check payment process. The solutions incorporate software applications, including
                                 SMARTNOTES, TNOTES and CNOTES, that reduce the risk of loss at a number of points in the check payment process.

ENABLING TECHNOLOGIES
  ELECTRONIC COMMERCE            Develops and implements a bank's electronic commerce strategy.
  YEAR 2000                      Assesses a bank's ability to process data during the transition from the year
                                 1999 to the year 2000 without functional or data abnormality.
  IMAGE SYSTEMS                  Applies check imaging technologies to improve the efficiency of a bank's
                                 "back-office" customer service operations.
  INTEGRATION SERVICES           Aligns work processes, information needs, business infrastructure and long-term strategic goals with operational practices and technology applications.

MANAGEMENT SERVICES              Provides management services to ECCHO, PSN and INFITEQ.

YIELD MANAGEMENT

    The Company's Yield Management solutions utilize Carreker-Antinori's in-depth banking expertise and history of innovation to produce increased revenues for banks in a compressed time frame through improved operational workflows, pricing structures and liquidity and cash management. The Yield Management solutions generally consist of three practices: revenue enhancement, liquidity management and cash management.

    REVENUE ENHANCEMENT


    The revenue enhancement practice identifies opportunities to increase a bank's revenues quickly and recommends operational practices to capitalize on these opportunities. In this practice, the Company analyzes a bank's records and interviews bank representatives to obtain information regarding the bank's retail and commercial business, markets, products, pricing policies, workflow practices and operating procedures. This analysis typically focuses on several functional areas, including check, loan, deposit and trust operations, deposit and loan product management, finance and accounting. With this information, the Company is able to recommend changes in fee structures, operational processes and other procedures to increase a bank's revenues.


    LIQUIDITY MANAGEMENT

    The liquidity management practice enables a bank to increase its revenues by minimizing the amount of non-earning assets that, under applicable regulations, the bank is obligated to maintain as a reserve against deposit balances. Banks typically satisfy their reserve requirement by maintaining interest-free balances at the Federal Reserve Bank and as cash in vaults, branches and ATMs. By minimizing the level of reserves the bank is required to maintain, the liquidity management practice enables the bank to re-deploy funds maintained in interest free balances at the Federal Reserve Bank to more productive uses. Additionally, this practice assists banks in identifying cash-on-hand that is surplus to normal operating requirements and reserve requirements so that such surplus may be re-deployed in earning assets. The Company's RESERVELINK and RESERVELINK PLUS applications minimize a bank's required reserves by automatically sweeping daily balances in consumer and commercial accounts from transaction accounts, which are subject to a 10% reserve requirement, to non-transaction accounts, which have no reserve requirement. THE ANALYSIS ADVANTAGE application allows a bank, if it so desires, to share the benefits from reduced reserves with its commercial customers. In addition, the Company's CASHFORECASTER, ATM CASHFORECASTER and CASHTRACKER software applications are designed to identify surplus cash in a bank's branches and ATMs, which information can then be used to reduce a bank's cash inventory.

    CASH MANAGEMENT

    The cash management practice enhances the revenues that certain large banks derive from providing their institutional customers with cash management services, such as check clearing, lockbox and money transfer services. In this practice, the Company reviews the profitability, quality of delivery and overall business strategy of a bank's cash management lines of business and benchmarks the bank's performance against other industry participants. Following such a review, the Company proposes and implements specific adjustments relating to business strategies, market segmentation, product offerings and pricing policies to improve the financial performance of the bank's cash management business line.

PAYMENT SYSTEMS


    The Payment Systems solutions assist banks in reducing check-processing costs through procedural and technological improvements that support internal growth and acquisitions, standardize transactional processing and reduce risk of loss. The Company's Payment Systems solutions enable banks to manage their check-processing operations to function more efficiently and effectively at reduced costs without compromising customer service. The Payment Systems solutions generally consist of three practices: consolidation and best practices, float management and risk management.

    CONSOLIDATION AND BEST PRACTICES


    The consolidation and best practices practice reduces bank operating costs in the area of check processing by consolidating check-processing centers, streamlining check-process flows and reducing personnel to achieve economies of scale, better management control, more standardized operations and improved customer service. This practice also uses industry benchmarks to assure that a bank's check-processing operations are utilizing the industry's most advanced procedures. The consolidation and best practices practice has been used in a variety of contexts that require streamlined check-processing operations, including reconfiguring multi-state operations into a single operation, collapsing multi-state banking charters into a single state charter, and re-engineering "back-office" operations through the application of technology. The consolidation and best practices practice offers technology applications that focus on different areas of check processing, including customer service and research and adjustments. The Company's technology applications that focus on customer service, INNOVASION and ILLUMINATION SUITE, enable a bank to obtain electronically information needed internally by the bank or for customer requests that require a copy of a check or other documentation, such as a statement of account. Technology applications focused on adjustments and research allow banks to respond to inquiries about checks that are stored in the bank's archives.


    FLOAT MANAGEMENT

    The Company's float management practice focuses on a bank's check-processing procedures and increases a bank's investable funds by optimizing bank float profitability through improved check collection, efficient check-processing workflow and float allocation and pricing. As a result of the implementation of float management practices, a bank can reduce the float and related costs that the bank incurs, increase the float allocated to the bank's customers, decrease the bank's non-earning assets, improve the bank's check-processing workflow, increase the bank's profitability and improve the bank's management reporting. The float management practice consists generally of conducting float audits and performing reviews and analyses of check-processing workflow, float management organization, structure and reporting, check clearing and market segmentation. The float management practice offers software applications that focus on different approaches to optimizing a bank's float. The Company's technology applications, such as FLOAT PRICING SYSTEM and FLOAT ANALYSIS SYSTEM, assist banks in taking maximum advantage of float by selectively pricing the availability of funds for deposited checks, measuring float profitability by customer and generating detailed check clearing end-point data. The Company also offers technology applications, such as BRANCH ITEM TRUNCATION and DEPOSIT MANAGER, that simplify the processing of customer deposits containing five items or less and enable banks to become more competitive by extending teller window hours while still meeting "back-office" processing deadlines.

    RISK MANAGEMENT

    The risk management practice assists banks in identifying and reducing the risk of loss from the check payment process as a result of operational failures, check fraud and litigation. The Company provides risk management reviews and training and offers implementation and support of its risk management technology applications. The Company also offers "expert opinion" services for litigation support. The Company's risk management technology applications consist of an application for deposited checks drawn by the bank's customer and an application for deposited checks drawn on other banks. The application for checks drawn by the bank's customer, ON-US FRAUD, detects potential fraud both at the teller station and in the bank's "back-office" using a set of bank-defined detection rules, such as duplicate check numbers, out-of-range check numbers, out-of-range amount and inconsistent account activity. The technology application for checks drawn on other banks and deposited with the customer bank, TRANSIT FRAUD, detects deposit fraud by evaluating each deposited item and account against a series of bank-defined detection rules to identify those items that have a high probability of being fraudulent. This technology application also lists "suspects" in a report so that bank personnel can exercise their judgment on whether to allow a depositor to withdraw funds against the deposited item or account.

PAYMENT ELECTRONIFICATION

    The Company's Payment Electronification solutions enable banks to capture the benefits from the conversion of paper checks to electronic items. These benefits, estimated by ECCHO to be between $2 billion and $3 billion for the banking industry as a whole, arise in the near term from the earlier electronic presentment and collection of checks deposited at one bank and drawn on another, the reduced risk of loss from earlier electronic identification of checks that have been or are likely to be returned unpaid, new sources of fee revenue from a bank's institutional customers who stand to benefit from additional services made possible by the electronification of checks, and in the longer term, from the reduced costs associated with the truncation of paper checks at the bank of first deposit. The Company's Payment Electronification solutions incorporate a number of technology applications, such as CHECKLINK, that allow banks to electronically present checks drawn on other banks and receiving banks to post these checks to their books from the electronic transmission in advance of receipt of the paper item, which increases the receiving bank's investable funds as customers replenish the balances in their accounts earlier than they otherwise would. Additionally, the Company offers a suite of technology applications, such as SMARTNOTES, TNOTES and CNOTES, that reduce the risk of loss from returned checks and fraudulent checks by enabling early electronic communication with respect to these items between banks, between banks and their customers, and between banks and third parties that furnish such information to the retailing industry.

ENABLING TECHNOLOGIES

    The Enabling Technologies solutions provide services and products that assist in the deployment of advanced technologies, while enabling the rapid realization of benefits from these technologies, such as higher revenues, reduced costs and heightened customer service. The current Enabling Technologies solutions consist generally of four practices: electronic commerce, Year 2000, image systems and integration services.

    ELECTRONIC COMMERCE

    The electronic commerce practice provides electronic commerce solutions to banks that lack current on-line transactional capabilities. The Company's electronic commerce solutions are designed to enable banks to attract and retain larger numbers of customers, expand their geographic reach and create a lower cost transaction processing platform. In the electronic commerce practice, the Company assists in the development and execution of the bank's electronic commerce strategy, the design of the electronic commerce transaction processing platform and the procurement of appropriate technologies.

    YEAR 2000

    The Company's Year 2000 practice assists banks in determining whether their systems will be able to manage and manipulate data in the context of the transition of the dates from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such dates. In this practice, the Company tests a bank's computer-dependent systems and infrastructure to assure that they are able to make the transfer to the year 2000 both independently and in concert with other interrelated systems. The Company also partners with third parties that provide additional resources to address the Year 2000 problem. By combining the Company's expertise with the resources of these partners, Carreker-Antinori is able to provide banks with a comprehensive solution to their Year 2000 problems.

    IMAGE SYSTEMS

    The image system deployment practice assists banks in increasing "back-office" productivity through the use of image technologies. In many of a bank's areas of operation, the use of an electronically stored image that can be recalled quickly from a database and used in several places simultaneously greatly streamlines a bank's operational processes. In its image system deployment practice, the Company capitalizes on its industry leadership and technological expertise to identify potential changes that image system deployment can make to a bank's current workflow.

    INTEGRATION SERVICES

    The integration services practice assists banks in aligning their technology and systems with their work processes, information needs, business infrastructure and long-term strategic goals. In the integration services practice, the Company provides banks with business process modeling, as well as process simulation that incorporates the solutions proposed by the Company. The Company also combines prototype client/server systems with mainframe legacy systems and assists with architecture design and systems development. Additionally, the Company implements operational processes and assists in training bank personnel to realize the benefits of the Company's proposals.

MANAGEMENT SERVICES

    The Company provides management services to three banking organizations:
ECCHO, PSN and INFITEQ. The Company provides all of ECCHO's and PSN's non-legal management services, which include administration, research and development, industry representation and public relations. For INFITEQ, the Company is responsible for customer service, quality assurance, recruiting additional service providers, billing, marketing, sales, integrating products and technology and acting as the organization's general manager (subject to the supervision, direction and approval of the board of managers of INFITEQ). See "--Strategic Banking Initiatives."

CUSTOMERS AND MARKETS

    A substantial majority of the Company's revenues are generated from contracts with Tier I Banks (bank holding companies with assets over $50 billion) and Tier II Banks (bank holding companies and independent banks with assets of between $5 billion and $50 billion). The Company's customers include 95% of Tier I Banks, including Fleet Financial Group, Inc., NationsBank Corporation, Norwest Corporation and SunTrust Banks, Inc. In fiscal 1997, Fleet Financial Group, Inc. and Norwest Corporation accounted for approximately 15% and 14% of the Company's revenues, respectively. See "Risk Factors-- Customer Concentration." The Company's customers include approximately 60% of Tier II Banks, including Comerica Incorporated, Firstar Corporation, Huntington Bancshares and Summit Service Corporation. The Company also targets smaller bank holding companies and independent banks with assets of between $550 million and $5 billion. Smaller bank customers include California Federal Savings Bank, Mechanics Bank and U.S. Trust Company. The Company believes that the smaller bank market affords it an opportunity for growth. See "--Strategy--Leverage Market Position to Expand Customer Base" and "Risk Factors--Dependence on Banking Industry."

    The Company enters into numerous types of engagements with customers. The needs of each customer are unique, and Carreker-Antinori seeks to provide those specific solutions that most effectively address a customer's needs. A model engagement is set forth below.

MODEL ENGAGEMENT

    In a model engagement, the Company would conduct its due diligence review of a bank's operations within a short time span of six-to-eight weeks to identify opportunities that would enhance the bank's revenues and reduce the bank's expenses. Upon identification of these opportunities and agreement by the bank, Carreker-Antinori would implement certain of its yield management solutions (revenue enhancement and liquidity management), and certain of its payment systems solutions (float management and risk management), to rapidly generate enhanced revenues and cost reductions for the bank. These solutions often incorporate technology applications, such as RESERVELINK, FLOAT PRICING SYSTEM, FLOAT ANALYSIS SYSTEM, ON-US FRAUD and TRANSIT FRAUD, and are designed to enable the bank to recover its investment in a shorter time frame than would be the case with competing alternatives.

    Upon the bank realizing the near-term benefits of the solutions that previously were implemented, the Company would work with the bank to install additional solutions that may require a longer period of time to implement. These solutions include services from the liquidity management practice and consolidation and best practices practice, as well as implementation of software applications, such as RESERVELINK PLUS, CASHTRACKER, CASHFORECASTER, INNOVASION and ILLUMINATION SUITE, to improve the bank's "back-office" operations.


    As the bank realizes further revenue enhancements, cost reductions and customer service improvements from these solutions, the Company would work with the bank to provide additional services and technology applications that further improve the operational efficiency of the bank and generate new sources of revenue. These solutions would include consulting services and technology applications from the payment electronification practice and from certain of its enabling technologies practices (electronic commerce, Year 2000, image systems and integration services).

SALES AND MARKETING

    The Company has developed strong relationships with many senior bank executives as a result of its delivery of effective solutions to Tier I and Tier II Banks for 20 years. In addition, Carreker-Antinori's leadership position within the industry enables it to develop relationships with senior banking executives of its prospective customers. The Company has found that an important element of its success has been its ability to maintain relationships with banking executives as they are elevated to senior positions in a consolidating banking industry. The Company believes that the strength of its customer relationships contributes significantly to sales and marketing efforts. The Company has seven Account Relationship Managers ("ARMs") who are responsible for managing the Company's day-to-day relationships with its customers. Their responsibilities include identifying customers' needs and assisting the Company's practice managers in presenting their solutions and concluding sales. The Company's ARMs work closely with the Company's executive officers who serve as Executive Relationship Managers ("ERMs") to the Company's customers. The Company also employs Software Account Managers ("SAMs") who are familiar with the Company's technology and who participate in opportunities to sell technology-based solutions.

    The Company derives a significant portion of its business through customer referrals and repeat business. In addition, the Company markets its services through a variety of media, including: the Company's Web site, direct mail, "user" conferences conducted by Carreker-Antinori exclusively for its customers, speaking engagements, participation in industry conferences and trade shows, publication of "white papers" related to specific aspects of the Company's services, customer newsletters, and informational listings in trade journals. The Company employs a marketing staff of seven persons, including graphics designers, writers, administrative coordinators and a Web master.

STRATEGIC BANKING INITIATIVES

    The Company provides management services to ECCHO and PSN, each of which is playing an instrumental role in the electronification of the check payment process. In addition, the Company is a co-founder of INFITEQ, which provides outsourcing services to the banking industry.

ECCHO

    ECCHO, Electronic Check Clearing House Organization, is a not-for-profit rules and standards organization whose bank members hold approximately 80% of the deposits held by the top 100 banks in the United States. This organization is committed to promoting the transition of payment systems from paper to electronic formats. ECCHO intends to accomplish these goals by aligning the relationships among various participants in the banking industry to promote the rapid acceptance and implementation of electronic check applications.

PSN

    PSN, Payment Systems Network, Inc., is a corporation owned by VISA USA and 19 bank holding companies representing more than 180 banks in all 50 states, which collectively hold over 40% of bank deposits in the United States. VISA USA and a subsidiary of International Business Machines (IBM) are strategic suppliers to PSN. PSN strives to support the initiatives of ECCHO by creating products that will generate new revenue streams and reduce fraud losses and processing expenses for banks and provide incentives to banks to take incremental steps towards the utilization of electronic check processing. PSN's products incorporate a number of applications developed by the Company, such as SMARTNOTES, TNOTES and CNOTES. See "--Products and Services--Payment Electronification."

INFITEQ

    INFITEQ, a joint venture among the Company, UPS Worldwide Logistics, National Processing Company, Fiserv, Inc. and Brink's Incorporated, is a single-source provider of specialized outsourcing services to the banking industry for transaction processing, information management, electronic commerce and image technology. INFITEQ integrates leading providers of specific services into a broad cafeteria of service offerings, which allows banks to economically expand the number of services offered to customers by outsourcing these additional services. INFITEQ offers to banks the expertise of UPS Worldwide Logistics in package delivery and ground/air logistics, National Processing Company in the retail lockbox business and image-enabled remote capture, Fiserv, Inc. in its compute/capture centers and its deposit processing system, and the Company in payment systems, cash management, system integration, data warehousing, Year 2000 solutions and electronic commerce. INFITEQ markets its broad array of services as a complement to the services that the bank performs itself.

SOLUTIONS DEVELOPMENT

    The Company seeks to maintain its position as a leading innovator in the banking industry by converting leading-edge technologies and ideas into practical banking solutions. The Company's relationships with its customers provide it with opportunities to identify additional bank needs. The Company's solutions development activities focus on prototyping promising applications, test marketing new products, developing sales strategies and coordinating distribution and on-going maintenance for each of the Company's solutions.

    The Company frequently receives customer requests for new services and/or software, develops solutions in response to these requests and historically has been able to recoup some or all of its development costs from these customers. In addition to customer-funded solutions development, the Company has invested significant amounts in solutions development, including expenditures of $906,000, $1.2 million and $3.4 million for software development in fiscal 1995, 1996 and 1997, respectively. Further, some of the Company's key product introductions have resulted from the adaptation for a wider market of customized solutions that were originally developed by customers for their internal use. In exchange for either a one-time payment and/or on-going royalties, the Company is often able to obtain the right to develop, enhance and market such products.

    The Company believes that its leadership role in and interaction with the banking industry through ECCHO, PSN and INFITEQ uniquely position it to identify and develop interbank solutions that have bilateral or multilateral banking industry applications. The Company believes that its management of these organizations provides further opportunities to recognize and respond to the changing needs of the banking industry.

TECHNOLOGY

    The Company designs its software products to incorporate the latest developments in open systems architecture and protocols to provide maximum scaleability and functionality and to interface with a bank's legacy systems. The Company's core proprietary technologies, for both its client/server software products and mainframe software products, are primarily directed at using a standard set of components, drivers and application interfaces so that the Company's software products are constructed from reusable components which are linked together in a tool-set fashion.


    Most of the Company's client/server software products are based upon the Company's proprietary ILLUMINATION SUITE architecture. The ILLUMINATION SUITE architecture is a component framework that provides reusable building blocks or object-oriented components for developing multi-tiered, highly distributed software applications. The ILLUMINATION SUITE architecture is intended to provide a straightforward framework for defining and implementing the core, or low level, components used in constructing software products. The current core components of the ILLUMINATION SUITE architecture include DAS persistent object, trace/audit component and viewer, messaging infrastructure, network management functionality, work flow engine, folder manager, distribution manager, DAS client and data archive server.


    The Company has adopted the IBM System Application Architecture for developing its interactive screen designs for its mainframe products and for interactions with other systems, such as client/server products. The Company's mainframe software products have been evolving toward a standard set of core processing components, drivers and exit points and are more fully leveraging published standard application programming interfaces. As a result, the Company can employ reusable components to create new utility modules and link them together in a tool-set fashion, much like objects in object-oriented programming.

    The Company has a number of software products that either fall within the client/server or the batch-oriented file sharing categories. Many of the newer software products are developed to operate with an OS/2 and/or Windows NT operating system. Most of the Company's mainframe software products are written in COBOL. The Company has several software products that operate on two or more of these operating systems. For example, the Company's INNOVASION software application operates with the OS/2 operating system, while the Company's DAS software application, a substantially similar product programmed in C++, operates with the Windows NT operating system.

    The Company develops its technology both internally and, in certain strategically beneficial situations, with third-party preferred developers that can offer an expertise within a core competency. For example, currently Carreker-Antinori is working on features of its CASHFORECASTER software application with a third party that has a core competency in developing advanced forecasting engines based on synthetic algorithms, including neural net technology and annealing techniques.

COMPETITION

    The Company competes with third-party providers of services and software products to the banking industry, including firms providing consulting services, such as Andersen Consulting, Electronic Data Systems Corporation and KPMG Peat Marwick LLP, and software companies, such as Earnings Performance Group, Inc., Pegasystems Inc., Sterling Software, Inc. and Transoft International, Inc. Many of these competitors have significantly greater financial, technical, marketing and other resources than the Company; however, the Company believes that its market position with respect to these competitors is enhanced by virtue of its unique ability to deliver fully integrated consulting services and software solutions focused on enabling banks to increase their revenues, reduce their costs and enhance their delivery of customer services. The Company believes that it competes based on a number of factors, including: (i) scope of solutions provided; (ii) industry expertise; (iii) access to decision makers within banks;
(iv) ease and speed of solutions implementation; (v) quality of solutions; and
(vi) price. While many of the Company's competitors are better equipped to compete with the Company in certain of these areas, the Company believes that it is uniquely qualified to compete effectively in all of these areas.

    In addition to competing with a variety of third parties, the Company experiences competition from its customers and potential customers. From time to time, such customers develop, implement and maintain their own services and applications for revenue enhancement, cost reductions or enhanced customer service, rather than purchasing services and related software products from third parties. As a result, the Company must continually educate existing and prospective customers about the advantages of purchasing its services and products. In addition, customers or potential customers could enter into strategic relationships with one or more of the Company's competitors to develop, market and sell competing services or products. See "Risk Factors--Competition."

GOVERNMENT REGULATION

    The Company's primary customers are banks. Although the services currently offered by the Company have not been subject to any material industry-specific government regulation, the banking industry is heavily regulated. The Company's services and products must allow banking customers to comply with all applicable regulations, and, as a result, the Company must understand the intricacies and application of many government regulations. The regulations most applicable to the Company's provision of solutions to banks include requirements establishing minimum reserve requirements, governing funds availability and the collection and return of checks, and establishing rights, liabilities and responsibilities of parties in electronic funds transfers. For example, the Company's RESERVELINK and RESERVELINK PLUS software and related consulting services assist banks with minimizing their reserves while complying with federal reserve requirements. In addition, the expedited availability and check return requirements imposed by funds availability regulations have increased fraud opportunities dramatically, and the Company's risk management and float management services address this concern while complying with such regulations. See "Risk Factors--Governmental Regulation."

PROPRIETARY RIGHTS

    The Company relies upon a combination of patent, copyright, trademark and trade secret laws, including the use of confidentiality agreements with employees, independent contractors and third parties and physical security devices to protect its proprietary technology and information. The Company primarily has relied on common law rights to protect the use of its name, technology and brands. The Company has a number of issued patents and one registered trademark and has filed applications for additional patents and trademarks in the United States. The Company vigorously defends its proprietary rights.

    The Company presently enters into invention assignment and confidentiality agreements with its employees and independent contractors and confidentiality agreements with certain customers. The Company also limits access to the source codes for its software and other proprietary information. Further, the Company's software will not operate with computers which have not been synchronized with the Company's equipment. The Company believes that due to the rapid pace of innovation within the software industry, factors such as the technological and creative expertise of its personnel, the quality of its solutions, the quality of its technical support and training services, and the frequency of release of technology enhancements are more important to establishing and maintaining a technology leadership position than the various legal protections available for the Company's technology.

    The Company is not aware that it is infringing any proprietary rights of third parties. The Company relies upon certain software that it licenses from third parties, including software that is integrated with the Company's internally developed software and used in its solutions to perform key functions. See "Risk Factors--Dependence on Proprietary Technology; Risk of Infringement."

EMPLOYEES

    The Company had 215 employees as of April 30, 1998, with 75 persons providing consulting services, 75 persons in the technical group, 24 persons performing sales and marketing, customer relations and business development functions and 41 persons performing corporate, finance and administrative functions. The Company has no unionized employees. The Company believes that its employee relations are good.

INDEPENDENT CONTRACTORS

    The Company provides consulting services and develops software in part through the use of independent contractors who are not employees of the Company. As of April 30, 1998, the Company used 25 independent contractors to provide consulting services, 23 of whom work from their homes using self-owned equipment. Many of these contractors are former bank executives, and the Company believes that their experience in the banking industry uniquely enables them to provide consulting services to the Company's customers. In addition, as of April 30, 1998, the Company had 28 independent contractors who assisted in the development of technology. These technology contractors spend a majority of their time performing software development in the Company's offices; however, from time to time these contractors travel with Company personnel and work directly with the Company's customers. See "Risk Factors--Use of Independent Contractors."

FACILITIES

    The Company's principal executive office is a leased facility with approximately 32,000 square feet of space in Dallas, Texas. The lease agreement for this space expires in May 1999. The Company also leases approximately 21,000 square feet in Atlanta, Georgia pursuant to a lease agreement which expires in August 2002. The Company believes that its existing facilities are well maintained and in good operating condition and are adequate for its present and anticipated levels of operations.

LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceeding.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning the executive officers and directors of the Company as of April 30, 1998:

                   NAME                          AGE                                 POSITION
-------------------------------------------      ---      ---------------------------------------------------------------
John D. Carreker, Jr.......................          55   Chairman of the Board and Chief Executive Officer

Ronald R. Antinori.........................          55   Vice Chairman of the Board and Chief Technology Officer

Richard L. Linting.........................          52   President, Chief Operating Officer and Director

Royce D. Brown.............................          49   Executive Vice President and Managing Director of Payment
                                                            Systems

John S. Davis, Jr..........................          40   Executive Vice President and Managing Director of Technology

Richard C. Ercole..........................          55   Executive Vice President, Sales, Marketing and Management
                                                            Services

H. Douglas Eubanks.........................          41   Executive Vice President and Managing Director of Enabling
                                                            Technologies

Terry L. Gage..............................          40   Executive Vice President, Treasurer and Chief Financial Officer

Wyn P. Lewis...............................          48   Executive Vice President and Managing Director of Yield
                                                            Management

James D. Carreker (1)......................          50   Director

James L. Fischer (2).......................          70   Director

Donald L. House (1)........................          56   Director

Richard R. Lee, Jr. (2)....................          51   Director

Larry J. Peck (1)..........................          50   Director

David K. Sias (1)..........................          60   Director

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    JOHN D. CARREKER, JR. has served as Chairman of the Board and Chief Executive Officer of the Company since the Company's formation in 1978, and served as the Company's President from 1978 until July 1997, at which time Richard L. Linting became President of the Company. John D. Carreker, Jr. and James D. Carreker are brothers.

    RONALD R. ANTINORI has served as Chief Technology Officer of the Company since the Company's merger with ASI in January 1997. Mr. Antinori has served as Vice Chairman of the Board of the Company since January 1997. Prior to the Company's merger with ASI, Mr. Antinori served as Chairman of the Board of ASI since its formation in 1988 and Chief Executive Officer of ASI from 1988 through December 1995. See "Certain Transactions--Merger with Antinori Software, Inc." for further information regarding the Company's merger with ASI.

    RICHARD L. LINTING has served as President and Chief Operating Officer of the Company since August 1997, and served as President of the Consulting Group from December 1996 to August 1997. He has served as a director of the Company since December 1996. From February 1996 to October 1996,

Mr. Linting served as Executive Vice President of Manufacturers' Services Ltd., a manufacturer of computers and telecommunications equipment for the computer industry. From February 1995 to February 1996, he served as President of Linting Brown Limited, a consulting firm. From 1993 to February 1995, Mr. Linting served as Vice President, Integrations Services (1993-1994) and Vice President, Americas (1994-1995) for Digital Consulting, a professional services division of Digital Equipment Corporation, a computer manufacturer. Prior to 1993, Mr. Linting served for 23 years in various positions with Andersen Consulting, including Managing Director, Partner and member of the Worldwide Operations Committee.

    ROYCE D. BROWN has served as Executive Vice President and Managing Director of the Company's Payment Systems Group since February 1996. From March 1994 to January 1996, Mr. Brown served as Vice President and Managing Director of the Company's Software Group. From March 1993 to March 1994, Mr. Brown served as Vice President and Managing Director of the Company's PSN Group. In addition, Mr. Brown served in various other capacities with the Company from November 1978 to March 1993.

    JOHN S. DAVIS, JR. has served as Executive Vice President and Managing Director of Technology of the Company since April 1997. From February 1996 to April 1997, Mr. Davis served as Senior Vice President and Managing Director of the Company's Software Group. From February 1993 to January 1996, Mr. Davis served as Director of Sales and Marketing for the Company's Software Group. From July 1992 to February 1993, Mr. Davis served as a Regional Sales Manager for the Company.

    RICHARD C. ERCOLE has served as Executive Vice President, Sales, Marketing and Management Services of the Company since October 1997. From October 1992 to October 1997, Mr. Ercole served as President of Huntington Treasury Management, a division of Huntington National Bank.

    H. DOUGLAS EUBANKS has served as Executive Vice President and Managing Director of Enabling Technologies of the Company since July 1995. From January 1992 to July 1995, Mr. Eubanks served as Vice President of Systems Integration of Cap Gemini America, a systems integration firm.

    TERRY L. GAGE has served as Senior Vice President, Treasurer and Chief Financial Officer of the Company since October 1995 and has served as Executive Vice President since April 1997. From October 1986 to April 1995, Mr. Gage served as Treasurer and Chief Financial Officer of FAAC Incorporated, a company specializing in technology engineering and consulting services.

    WYN P. LEWIS has served as Executive Vice President and Managing Director of Yield Management of the Company since March 1996. From March 1993 to March 1996, Mr. Lewis served as Vice President and Managing Director for Yield Management. From September 1990 to March 1993, Mr. Lewis served as the Company's West Coast Regional Practice Manager.

    JAMES D. CARREKER has served as a director of the Company since 1984. Since January 1998, Mr. Carreker has served as Chairman of the Board of Directors and Chief Executive Officer of Wyndham International, Inc., a hotel management and leasing company that is affiliated with Patriot American Hospitality, Inc. ("Patriot"), a hotel real estate investment trust for which Mr. Carreker is a director. Mr. Carreker served as President and Chief Executive Officer of Wyndham Hotel Corporation ("Wyndham"), a national hotel company, from May 1988, and as a director of Wyndham from February 1996, until the merger of Wyndham with and into Patriot in January 1998. Mr. Carreker also served as Chief Executive Officer of Trammell Crow Company, a national real estate company, from August 1994 to December 1995 and currently serves as a director of Trammell Crow Company. John D. Carreker, Jr. and James D. Carreker are brothers.

    JAMES L. FISCHER has served as a director of the Company since 1984. Mr. Fischer retired in 1984 from Texas Instruments, Inc. ("TI"), an electronics manufacturer, where he served in a variety of positions over 29 years. At the time of his retirement, Mr. Fischer served as Executive Vice President and Principal Financial Officer of TI. Mr. Fischer also serves as a director of DSC Communications Corporation, a global provider of advanced telecommunications products.

    DONALD L. HOUSE has served as a director of the Company since March 30, 1998. From January 1993 until December 1997, Mr. House served as Chairman of the Board of Directors of SQL Financials International, Inc., a developer of financial and human resource application software; Mr. House continues to serve as a director of SQL Financials International, Inc. From September 1991 until December 1992, Mr. House served as President of Prentice Hall Professional Software, a subsidiary of Simon & Schuster, Inc. From 1968 through 1987, he served in a number of senior executive positions with Management Science America, Inc., a provider of mainframe application software. Mr. House is a director of Melita International Corporation, a developer of call center management software, where he serves as chairman of its audit committee and a member of its compensation committee, and is a director of XcelleNet, Inc., a provider of systems management software for remote applications, where he serves as chairman of its audit and nominating committees. Mr. House also serves as a member of the Boards of Directors of BT Squared Technologies, Intellimedia Commerce, Inc., Systems Techniques, Inc., and Telinet Technologies, LLC, all of which are privately-held companies.

    RICHARD R. LEE, JR. has served as a director of the Company since 1984. Mr. Lee has served as President of Lee Financial Corporation, a financial advisory firm, since 1975.

    LARRY J. PECK has served as a director of the Company since October 1996. Mr. Peck has served as Sector Vice President and Manager, Technology Solutions Sector, of SAIC, a diversified technology research and development services company, since January 1994. From January 1990 to January 1994, Mr. Peck served as Group Senior Vice President and Manager, Informations Technology Group, of SAIC.

    DAVID K. SIAS has served as a director of the Company since October 1993 and has served as a consultant to the Company since November 1993. Mr. Sias also serves as a consultant to other companies. Mr. Sias retired in 1993 from Bankers Trust Company, where he served in a variety of positions over 30 years. See "Certain Transactions--Consulting Services."

    The Company's Certificate of Incorporation and Bylaws provide for a classified Board of Directors. Messrs. John D. Carreker, Jr., House and Peck are appointed to Class I and will serve until the annual meeting of stockholders to be held in 1999; Messrs. Antinori, Fischer and Lee are appointed to Class II and will serve until the annual meeting of stockholders to be held in 2000; and Messrs. James D. Carreker, Linting and Sias are appointed to Class III and will serve until the annual meeting of stockholders to be held in 2001. At each annual meeting of stockholders beginning with the 1999 annual meeting, the successors to directors whose terms then expire will be elected to serve from the time of their election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified, or until their earlier resignation or removal. The officers of the Company are appointed by and serve at the discretion of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has a Compensation Committee, which consists of Messrs. Fischer and Lee, and an Audit Committee, which consists of Messrs. James
D. Carreker, House, Peck and Sias. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for the Company's officers and employees and administers the Company's Long Term Incentive Plan. Mr. Fischer serves as Chairman of the Compensation Committee. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of audits and other accounting-related services and reviews and evaluates the Company's internal control functions. Mr. Sias serves as Chairman of the Audit Committee.

DIRECTORS' COMPENSATION

    Prior to the offering, James D. Carreker, James L. Fischer and Richard R. Lee, Jr. each received an annual retainer of $5,000 and a fee of $1,250 per meeting attended. The Company paid a fee of $43,887 to Lee Financial Corporation, a company owned by Mr. Lee, in fiscal 1997 for investment management services and corporate advice rendered by Mr. Lee in his capacity as trustee of the Company's employee stock ownership plan (the "ESOP"). Larry J. Peck has served on the Board of Directors as the representative of SAIC pursuant to a Shareholders Agreement among the Company, John D. Carreker, Jr. and SAIC (see "Certain Transactions--Sale of Shares to SAIC"), and has not received a director's fee. David K. Sias has received a monthly consulting fee of $4,167, which includes fees for service as a director. Directors have been reimbursed for travel and other out-of-pocket expenses in attending meetings of the Board of Directors. Employee directors have not received compensation for their services as directors.

    Following the offering, the non-employee directors of the Company will receive an annual retainer of $5,000, a fee of $1,250 per meeting attended and a fee of $625 per committee meeting attended; provided, that the Company and each of Messrs. Sias and House expect to enter into new arrangements that will provide for compensation to be paid to following the offering that reflects both their services as directors of and consultants to the Company. Employee directors will not receive compensation for their services as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consists of Messrs. Fischer and Lee. Neither of these individuals was at any time during fiscal 1997, or any other time, an officer or employee of the Company. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned by the Company's Chief Executive Officer and the five other most highly compensated executive officers (collectively, the "Named Executive Officers") whose salary and bonus for the fiscal year ended January 31, 1998 ("1997 Annual Compensation") were in excess of $100,000 for services rendered in all capacities to the Company for that year:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM AWARDS
                                                 ANNUAL COMPENSATION              ------------------------
                                      ------------------------------------------               SECURITIES
NAME AND                                                        OTHER ANNUAL      RESTRICTED   UNDERLYING      ALL OTHER
PRINCIPAL POSITION                      SALARY      BONUS    COMPENSATION (1)(2)     STOCK       OPTIONS    COMPENSATION (3)
------------------------------------  ----------  ---------  -------------------  -----------  -----------  ----------------
John D. Carreker, Jr. ..............  $  475,248         --              --               --           --      $    9,125
 Chairman of the Board
 and Chief Executive Officer
Ronald R. Antinori .................     350,008         --              --               --           --          16,000
 Vice Chairman of the Board and
 Chief Technology Officer
Richard L. Linting .................     350,016         --       $  49,345          205,650      495,757          10,521
 President, Chief Operating Officer
 and Director
Wyn P. Lewis .......................     300,000         --              --          342,750      582,952           8,875
 Executive Vice President and
 Managing Director of Yield
 Management
Royce D. Brown .....................     218,750         --              --               --      120,890           9,125
 Executive Vice President and
 Managing Director of Payment
 Systems Group

                                                                                      LONG-TERM AWARDS
                                                 ANNUAL COMPENSATION              ------------------------
                                      ------------------------------------------               SECURITIES
NAME AND                                                        OTHER ANNUAL      RESTRICTED   UNDERLYING      ALL OTHER
PRINCIPAL POSITION                      SALARY      BONUS    COMPENSATION (1)(2)     STOCK       OPTIONS    COMPENSATION (3)
------------------------------------  ----------  ---------  -------------------  -----------  -----------  ----------------
John S. Davis, Jr. .................     215,000  $  44,158              --               --      185,570           9,125
 Executive Vice President and
 Managing Director of Technology

------------------------------

(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the compensation described in this table does not include medical, group life insurance or other benefits received by each Named Executive Officer that were available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by a Named Executive Officer that did not exceed the lesser of $50,000 or 10% of such officer's salary and bonus as disclosed in the table.

(2) Consists of relocation, rent and local expenses for Mr. Linting.

(3) Includes Company contributions to the Long Term Incentive Plan on behalf of Messrs. Carreker, Linting, Lewis and Davis; and includes profit sharing paid to Mr. Antinori under an ASI employee benefit plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options made during the fiscal year ended January 31, 1998 to each of the Named Executive Officers:


                                                   INDIVIDUAL GRANTS (1)
                              ---------------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                               NUMBER OF                                                       AT ASSUMED ANNUAL RATES OF
                              SECURITIES                                                        STOCK PRICE APPRECIATION
                              UNDERLYING    % OF TOTAL OPTIONS                                    FOR OPTION TERM (3)
                                OPTIONS    GRANTED TO EMPLOYEES  EXERCISE PRICE   EXPIRATION   --------------------------
NAME                          GRANTED (2)     IN FISCAL YEAR        PER SHARE        DATE           5%           10%
----------------------------  -----------  --------------------  ---------------  -----------  ------------  ------------
Richard L. Linting (4)......     154,000             8.0%           $    3.67         8/1/07   $  2,090,413  $  3,515,539
                                  33,757             1.7                 8.90        1/31/08        295,889       636,782

Wyn P. Lewis (5)............       6,930               *                 3.45        3/31/07         93,629       153,829
                                  75,522             3.9                 8.90        1/31/08        661,971     1,424,624

Royce D. Brown (5)..........       5,390               *                 3.45        3/31/07         72,822       119,645
                                  77,000             4.0                 8.90        1/31/08        674,926     1,452,505

John S. Davis, Jr. (5)......         770               *                 3.45        3/31/07         10,403        17,092
                                  52,614             2.7                 8.90        1/31/08        461,176       992,495


------------------------------

 *  Less than 1%.

(1) Messrs. Carreker and Antinori did not receive grants of options during fiscal 1997.

(2) The options shown were granted under the Long Term Incentive Plan.


(3) The potential realizable values for such options shown in the table are based on the initial public offering price of the Company's Common Stock of $11.00 per share and a subsequent appreciation of such price at assumed rates of 5% and 10%, compounded annually from May 20, 1998 to their expiration date. These assumed rates of appreciation do not represent the Company's estimate or projection of the appreciation of Common Stock of the Company. The Company valued options that expire prior to January 2008 based upon the per share valuation of Common Stock under the Company's ESOP. The Company valued options that expire in January 2008 using the per share valuations of comparable public companies, and then applied a discount to reflect the Company's privately-held status at the time of grant.


(4) The 154,000 options granted to Mr. Linting vest one-third per year on August 1, 1997, 1998 and 1999, and the 33,757 options granted vest one-quarter per year on January 31, 1999, 2000, 2001 and 2002.

(5) The 6,930 options granted to Mr. Lewis, the 5,390 options granted to Mr. Brown and the 770 options granted to Mr. Davis vest on March 31, 2000. The 75,522 options granted to Mr. Lewis, the 77,000 options granted to Mr. Brown and the 52,614 options granted to Mr. Davis vest one-quarter per year on January 31, 1999, 2000, 2001 and 2002.

                    AGGREGATE FISCAL YEAR-END OPTION VALUES

    The following table sets forth, for each of the Named Executive Officers, information concerning the number and value of securities underlying unexercised options held on January 31, 1998. No options were exercised by such persons during fiscal 1997, although Messrs. Lewis, Brown and Davis will exercise 122,430 and 5,390 and 44,406 options, respectively, concurrently with the offering. See "Certain Transactions--Stock Option Loan Program" and "Principal and Selling Stockholders."

                                                    NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                         OPTIONS AT                  OPTIONS AT
                                                      JANUARY 31, 1998          JANUARY 31, 1998 (1)
                                                 --------------------------  ---------------------------
NAME (2)                                         EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----------------------------------------------  -----------  -------------  ------------  -------------
Richard L. Linting.............................     256,672        239,085   $  1,566,763   $ 1,186,237
Wyn P. Lewis...................................     462,000        120,952      3,721,800       283,982
Royce D. Brown.................................      38,500         82,390        309,925        29,375
John S. Davis, Jr..............................      88,550         97,020        713,345       309,626

------------------------

(1) Based on the fair market value of the Company's Common Stock at fiscal year end (January 31, 1998) of $8.90 per share, as determined by the Company's Board of Directors, less the exercise price payable for such shares.

(2) Messrs. Carreker and Antinori hold no options.

LONG TERM INCENTIVE PLAN

    SCOPE. The Company has a 1994 Long Term Incentive Plan which was originally adopted in 1994, and was recently amended and restated (as amended and restated, the "Long Term Incentive Plan"). The Long Term Incentive Plan is designed to attract and retain qualified and competent employees, non-employee directors and consultants, and to provide additional equity-based incentives to employees, non-employee directors and consultants of the Company. Awards under the Long Term Incentive Plan may be granted in the form of incentive stock options, non-qualified options and restricted shares, as determined by the Board of Directors at the time of grant and subject to the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The Board of Directors may delegate any or all of its discretion under the Long Term Incentive Plan to the Compensation Committee. Although the Long Term Incentive Plan itself is of indefinite duration, no awards of incentive stock options may be made under the Long Term Incentive Plan after October 6, 2004.

    SHARES RESERVED UNDER THE LONG TERM INCENTIVE PLAN. The Company has reserved for issuance under the Long Term Incentive Plan 5,500,000 shares of Common Stock, of which 1,229,174 shares previously have been issued pursuant to options that have been exercised, 2,927,926 shares are subject to currently outstanding options, 84,700 shares of restricted stock have been issued and 1,258,200 shares of Common Stock are reserved for future awards. If an award made under the Long Term Incentive Plan expires, terminates or is forfeited, cancelled or settled in cash, without issuance of shares of Common Stock covered by the award, those shares will be available for future awards under the Long Term Incentive Plan. Commencing on February 1, 1999, and for each year thereafter, the number of shares of Common Stock available for awards under the Long Term Incentive Plan will be increased by a number of shares equal to 2% of the number of shares of Common Stock outstanding as of the effective date of the amended and restated Long Term Incentive Plan.

    ELIGIBILITY. Persons eligible to participate in the Long Term Incentive Plan include all employees of the Company or any subsidiary of the Company, all non-employee directors and all consultants for the Company. Awards of incentive stock options under the Long Term Incentive Plan may be made only to employees of the Company or any subsidiary.

    ADMINISTRATION. The Long Term Incentive Plan is administered by the Board of Directors, unless the Board of Directors delegates its authority to the Compensation Committee. The Board of Directors has the authority to grant options and restricted shares under the Long Term Incentive Plan and to determine the vesting schedule and the exercise price of the options, and the restrictions and terms thereof. The Board of Directors also has full power and authority to construe, interpret and administer the Long Term Incentive Plan.

    OPTION EXERCISE PRICE. The exercise price per share for the Common Stock issued pursuant to incentive stock options under the Long Term Incentive Plan may not be less than 100% of the fair market value on the date the option is granted. The exercise price per share for non-qualified stock options under the Long Term Incentive Plan may be determined by the Board or Committee, but may not be less than the par value of the shares.

    ADJUSTMENTS, TERMINATIONS AND AMENDMENT. In the event of any change in the Company's capitalization, including any stock split, reverse stock split, stock dividend, spinoff, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, appropriate adjustments will be made to the number of shares available under the Long Term Incentive Plan as well as the price per share and/or number of shares covered by any outstanding option or restricted stock award.

    The Long Term Incentive Plan may be suspended, terminated, altered or amended in any way by the Board of Directors, provided that stockholder approval of any plan amendment will be required to the extent necessary and desirable to comply with applicable provisions of the Securities Exchange Act of 1934 (the "Exchange Act"), the Code or other legal requirements. No suspension, termination, alteration or amendment of the Long Term Incentive Plan may alter or impair any option or restricted stock award previously made under the Long Term Incentive Plan.

    BUSINESS COMBINATIONS. Unless provision is otherwise made in an award, or by the terms of the agreement with respect to a business combination, in the event of a change in control of the Company (as defined), then, with respect to each option or restricted share outstanding immediately prior to the consummation of such transaction and without the necessity of any action by the Compensation Committee, all outstanding stock options and restricted stock shall terminate or be forfeited, provided that the holders of any options may exercise such awards to the extent then vested immediately prior to any such event.

DIRECTOR STOCK OPTION PLAN

    The Company's Board of Directors recently approved the Carreker-Antinori, Inc. Director Stock Option Plan (the "Director Plan"). The purpose of the Director Plan is to encourage ownership in the Company by outside directors whose continued services as directors and consultants are considered essential to the Company's further progress, thereby providing them with an additional incentive to continue as directors of the Company. The Director Plan will terminate on January 31, 2013.

    PRINCIPAL FEATURES OF THE DIRECTOR PLAN. The Director Plan provides that eligible directors of the Company may elect to receive options to purchase Common Stock in lieu of all or a portion of their annual director's retainer and various attendance fees and any consulting fees for consulting services rendered to the Company (the "Fees"). Only directors of the Company who are not employees of the Company are eligible to participate in the Director Plan.

    Options will be granted automatically on the first trading day in any fiscal quarter (the "Grant Date") to any eligible director who, prior to the Grant Date, files with the committee administering the Director Plan an election to receive a stock option in lieu of 25%, 50%, 75% or all of his Fees to be earned in the period from the Grant Date to the end of the fiscal year. The per share option price (the "Option Price") under the Director Plan is equal to 50% of the fair market value of the Common Stock (the "Market

Value") on the Grant Date. "Market Value" is the fair market value of the Common Stock at the close of business on the relevant Grant Date, as reported on the Nasdaq National Market. Elections will be deemed made for each succeeding fiscal year, and options will be automatically granted on the first trading day in each succeeding fiscal year, unless the director notifies the Company of the cancellation of the election prior to the first day of the fiscal year.

    The number of option shares granted to an eligible director will be determined by a formula which provides that each director will receive an option equal to the nearest number of whole shares equivalent to the Deferred Retainer and Fees divided by the Option Price. "Deferred Retainer and Fees" are the amounts the director would have been entitled to receive (i) for serving as a director and attending all regularly scheduled meetings of the Board of Directors and its Committees and (ii) for serving as a consultant, during the remainder of the fiscal year following the Grant Date but for the election described above.


    As an example, assuming a Market Value of the Common Stock equal to the initial public offering price of $11.00 per share, if a director elected to participate in the Director Plan at a 100% level for fiscal year 1999, he would have received an option for 1,818 shares. This amount is calculated by dividing
(i) the director's deferred retainer ($5,000) plus anticipated attendance fees of $5,000 (assuming no committee meeting attendance fees) by (ii) 50% of $11.00, the applicable Market Value for the Common Stock.


    Generally, no option may be exercised prior to the first anniversary of the date the option was granted. However, an option will become fully exercisable upon the retirement of the director because of age, disability or death. In addition, upon a merger or other business combination involving the Company, an option will become fully exercisable unless the Company is the surviving corporation in such merger or business combination or provision is made for the continuance and assumption of the option. No option may be exercised after the expiration of 15 years from the date the option was granted. If the optionee ceases to be a director or consultant before an option granted under the Director Plan becomes exercisable, is absent from a regularly scheduled meeting, or fails to earn a consulting fee, the option shall terminate as to a pro rata portion of the shares subject to the option, based upon the Fees actually earned.

    Unless limited by the option agreement pursuant to which an option is granted, the option price may be paid upon exercise of an option by delivery of shares of Common Stock, cash or a combination of cash and Common Stock. The shares so delivered will be valued as of the exercise date.

    Options granted under the Director Plan are transferable by the director by will or the laws of descent and distribution and to members of the director's immediate family. After a director's death, the option is exercisable by the director's designee or, in the absence of a designation, the director's legal representative.

    SHARES RESERVED UNDER THE DIRECTOR PLAN. A total of 100,000 shares of Common Stock may be issued pursuant to the Director Plan. The Company plans to register the shares under the Securities Act. Upon the exercise of an option, the Company may issue authorized but unissued shares or reissue shares previously repurchased by or on behalf of the Company.

    ADMINISTRATION. The Director Plan is administered by the Company's Compensation Committee.

    ADJUSTMENTS, TERMINATIONS AND AMENDMENT. The Compensation Committee has the power to modify, extend or renew outstanding options and authorize the grant of new options in substitution therefor, provided that any such action may not have the effect of altering or impairing any rights or obligations of any option previously granted without the consent of the optionee.

    STOCK OPTIONS PREVIOUSLY AWARDED TO NON-EMPLOYEE DIRECTORS. Prior to its adoption of the Director Plan, the Company granted options to certain of its current and former non-employee directors. Messrs. James D. Carreker, Fischer and Lee, as well as two former directors, each hold 55,263 options, all of which are fully vested. In addition, Messrs. James L. Carreker, Fischer, Lee, Peck and Sias each hold

7,700 options, all of which are fully vested but not exercisable until March 12, 1999. Mr. Donald L. House holds 30,000 options that vest quarterly over a three year period that commenced on May 1, 1998.


PROFIT SHARING PLAN

    The Company maintains a Profit Sharing Incentive Plan (the "Profit Sharing Plan") administered by the Compensation Committee in which substantially all employees of the Company are eligible to participate. Under the terms of the Profit Sharing Plan, each year the Compensation Committee reviews the Company's actual financial performance in the preceding year compared to certain financial performance objectives established at the outset of such year. If the Company exceeded these financial objectives, then a bonus pool is established, and is allocated among the various operating and corporate divisions of the Company based upon the Compensation Committee's assessment of the gross contribution made by each division to the Company's overall performance. Awards are allocated among specific employees within each division on the basis of the employee's individual performance and contribution to the overall goals of his or her division and of the Company. The Compensation Committee seeks input from Company management in making awards. Awards under the Profit Sharing Plan are made in the form of cash bonuses and stock-based compensation pursuant to the Company's Long Term Incentive Plan, with at least 50% of awards granted to senior management consisting of stock-based compensation. An employee may at his or her election substitute any cash award for an equivalent stock-based compensation award. Messrs. John D. Carreker, Jr. and Antinori removed themselves from consideration for awards under the Profit Sharing Plan in fiscal 1997, but all other executive officers received awards in that year.

EMPLOYMENT AGREEMENTS

    JOHN D. CARREKER, JR. The Company is a party to an employment agreement with Mr. Carreker with a term extending through January 31, 1999. The agreement may be renewed by Mr. Carreker for an additional one-year term upon six months' prior written notice to the Company. The agreement provides that Mr. Carreker will receive a base annual salary of not less than $450,000 and will be eligible to receive bonuses as determined by the Board of Directors in its sole discretion. The agreement may be terminated at any time by the Board of Directors, with or without cause, and may be terminated during the first two years of the agreement by Mr. Carreker if the Company is in material breach of the agreement. Upon termination of the agreement by Mr. Carreker due to a breach on the part of the Company or by the Company without cause, Mr. Carreker will be entitled to receive, on the Company's regular payroll dates and less required withholdings, his salary at the current rate for the remaining term of the agreement.

    RONALD R. ANTINORI. The Company is a party to an employment agreement with Mr. Antinori with a term extending through January 31, 1999. The agreement provides that Mr. Antinori will receive a base annual salary during the first year of not less than $350,000. Mr. Antinori will be entitled to a salary increase in the second year of the agreement: (i) if the Board of Directors, in its sole discretion, so determines or (ii) if Mr. Carreker receives a salary increase in the second year of his contract, Mr. Antinori will be entitled to receive the same salary increase on a dollar-for-dollar basis. Mr. Antinori will not receive a bonus for the fiscal year ending January 31, 1998 unless Mr. Carreker receives a bonus for such fiscal year, in which event their bonuses for such fiscal year shall be in the same proportion as are their salaries for such year. If and to the extent the Board of Directors establishes a bonus pool for the fiscal year ending January 31, 1999, then Mr. Antinori will be entitled to participate in the same, with the amount of his bonus to be determined based upon the bonus paid to Mr. Carreker in respect of such fiscal year. In such event, Messrs. Antinori and Carreker's bonuses shall be in the same proportion as are their salaries. In determining any bonus for Mr. Antinori, credit will be given to the Company contributions to his profit-sharing account, if any. The agreement may be terminated at any time by the Board of Directors, with or without cause, and may be terminated by Mr. Antinori if the Company is in material breach of the agreement. Upon termination by Mr. Antinori due to a breach on the part of the Company or by the

Company without cause, Mr. Antinori will be entitled to receive, on the Company's regular payroll dates and less required withholdings, his salary at the current rate for the remaining term of the agreement.

    OTHER EXECUTIVES. The Company is a party to employment agreements with Messrs. Linting, Brown, Lewis and Gage. The agreement with Mr. Linting has a term extending through December 1999 and the agreements with Messrs. Brown, Lewis and Gage have a term extending through March 2001. Under the agreements, Messrs. Linting, Brown, Lewis and Gage will receive an annual base salary of not less than $350,000, $240,000, $300,000 and $180,000, respectively, and each is entitled to a bonus of seventy percent of his annual base salary on terms no less favorable than those applicable to other high-level officers of the Company in each year of the applicable agreement if the Board of Directors, in its sole discretion, so determines. The agreement with Mr. Linting also provides for the Company to reimburse him in the aggregate amount of up to $48,000 per year for rent and other living expenses. The agreements may be terminated at any time by the Company, with or without cause, and may be terminated by the executive if the Company is in material breach of the applicable agreement. The agreement with Mr. Gage allows him to terminate the agreement if (i) Mr. John D. Carreker, Jr. no longer serves as Chairman or Chief Executive Officer, or (ii) there is a substantial diminution in his duties or responsibilities during two months prior to, or six months after, the consummation of certain transactions involving a change in control of the Company. Upon termination by the executive due to a breach on the part of the Company or by the Company without cause, the executive will be entitled to receive, on the Company's regular payroll dates and less required withholdings, his salary at the current rate for the remaining term of the agreement.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for: (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation and Bylaws provide for the Company's indemnification of its officers and directors to the fullest extent permitted by the Delaware General Corporation Law. The Company is also a party to an indemnification agreement with each of its directors. In addition, the Company intends to maintain directors' and officers' liability insurance. There is no pending litigation or proceeding involving a director, officer or employee of the Company for which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS

THE REINCORPORATION

    Effective May 14, 1998, the Company changed its state of incorporation from Texas to Delaware (the "Reincorporation"). The Reincorporation was effected by merging Carreker-Antinori, Inc., a Texas corporation ("C-A Texas"), into a newly organized, wholly-owned, Delaware subsidiary that is the surviving corporation (the "Company"). The Plan and Agreement of Merger relating to the Reincorporation resulted in: (i) the conversion of each outstanding share of common stock of C-A Texas into 7.70 shares of Common Stock of the Company; (ii) the conversion of all options and rights to acquire shares of common stock of C-A Texas under its various benefit plans into options and rights to acquire shares of Common Stock of the Company on a basis consistent with the Common Stock conversion ratio; and (iii) the substitution of the charter and bylaws of the Company for those of C-A Texas. The Reincorporation did not result in any material change in the business, assets or financial position of C-A Texas, or in the persons who constitute its Board of Directors or management.

MERGER WITH ANTINORI SOFTWARE, INC.

    On January 31, 1997, a wholly-owned subsidiary of the Company merged with and into ASI, with the result that ASI became a wholly-owned subsidiary of the Company (the "Merger"). Pursuant to the Merger, the shareholders of ASI received 3,962,528 shares of Common Stock. Of this amount, Ronald R. Antinori, Vice Chairman of the Board and Chief Technology Officer of the Company, received 3,526,654 shares of Common Stock and Susan Antinori, his wife, received 396,250 shares of Common Stock of the Company. Following resolution of certain issues relating to the Merger, Mr. Antinori returned 317,032 shares of Common Stock to the Company for cancellation. In addition, Ms. Antinori returned 19,789 shares and another former shareholder of ASI returned 1,979 shares. The return of these shares was intended to effectuate a post-merger adjustment to reflect the relative values of the Company and ASI at the time of the Merger. In connection with the Merger, Messrs. Carreker and Antinori and the Company entered into a Shareholders Agreement which granted certain registration rights to Messrs. Carreker and Antinori and certain former ASI shareholders. See "Description of Capital Stock--Registration Rights." Also, Messrs. Carreker and Antinori entered into certain Employment Agreements with the Company. See "Management--Employment Agreements."

CONSULTING SERVICES

    David K. Sias, a director of the Company, provided special consulting services to the Company in connection with the Merger. In addition to a monthly consulting fee of $4,167, the Board of Directors of the Company authorized the payment of a special fee of $200,000 to Mr. Sias to compensate him for his time and efforts spent on behalf of the Company in connection with the Merger. The Company paid consulting fees to Mr. Sias in the aggregate amounts of $71,682, $64,310 and $36,178 in fiscal 1997, 1996 and 1995, respectively. The Company and Mr. Sias expect to enter into a new arrangement that will provide for compensation to be paid to Mr. Sias following the offering that reflects both his services as a director of and consultant to the Company.

SALE OF SHARES TO SAIC

    On October 10, 1996, Science Applications International Corporation ("SAIC") acquired 774,967 shares of the Company's Common Stock for $2.0 million and entered into a Shareholder Agreement with the Company and John D. Carreker, Jr. Pursuant to the Shareholder Agreement, SAIC was entitled to one representative on the Board of Directors of the Company. Larry J. Peck, Sector Vice President and Manager, Technology Solutions Sector, of SAIC was elected to the Board of Directors. In addition, SAIC was granted an option to require the Company to repurchase its shares of Common Stock pursuant to the Shareholder Agreement. The Shareholder Agreement terminates upon completion of the offering. The

Company and SAIC also entered into a three-year, non-exclusive Strategic Alliance Agreement providing for joint efforts to offer services, products and technology to customers.

SALE OF SHARES TO CROW FAMILY PARTNERSHIP, L.P.

    On January 10, 1997, the Crow Family Partnership, L.P. ("Crow") acquired 269,500 shares of the Company's Common Stock for $834,050. In connection with such purchase, Crow was granted certain registration rights with respect to shares of Common Stock held by it. See "Description of Capital Stock-- Registration Rights." James D. Carreker, a director of the Company, serves as a director of Crow Family, Inc., the general partner of Crow.

PROVISION OF MANAGEMENT SERVICES AND OTHER TRANSACTIONS INVOLVING ECCHO, PSN AND
  INFITEQ

    The Company provides management services to three organizations, ECCHO, PSN and INFITEQ (See "Business--Strategic Banking Initiatives"). David Walker, Senior Vice President of the Company, serves as Executive Director of ECCHO. For the fiscal years ended January 31, 1998, 1997 and 1996, the Company recognized revenues from ECCHO for its management services in the amount of approximately $994,000, $866,000 and $696,000, respectively. John D. Carreker, Jr., Chairman of the Board and Chief Executive Officer of the Company, serves as a director of PSN. In the fiscal years ended January 31, 1998, 1997 and 1996, the Company recognized revenues from PSN for its management services in the amounts of $1.4 million, $1.3 million and $1.3 million, respectively. John D. Carreker, Jr. serves as Chairman of the Board of INFITEQ, and John D. Carreker, III, Senior Vice President of the Company and the son of John D. Carreker, Jr., serves as Executive Director of INFITEQ. Under a ten-year agreement entered into on January 1998 with three other service providers in INFITEQ, the Company will receive a monthly fee of $45,000 plus expenses for an initial period, and thereafter, a fee calculated on a percentage of the charges from the service providers to the banks, as well as certain other amounts. See "Management's Discussion of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The Company loaned PSN $500,000 in fiscal 1996, which amount has been reserved due to the Company's belief that collection is doubtful. The Company loaned PSN an additional $66,000 in fiscal 1996, which loan is currently being repaid in accordance with its terms.

EMPLOYEE RELOCATION LOAN

    In connection with the relocation of John S. Davis, Jr. to serve in the Company's office in Atlanta, the Company agreed to advance Mr. Davis $90,000 without interest to allow him to recoup a portion of his equity in his Dallas residence so that he would be able to purchase a home in Atlanta. In addition, pending the sale of Mr. Davis' Dallas residence, the Company has agreed to make all principal and interest payments on the mortgage applicable to that residence. Amounts of principal and interest paid on such mortgage totaled approximately $15,200 for fiscal 1997. Upon the sale of Mr. Davis' Dallas residence, the Company will be entitled to receive the amount of the loan and of principal payments made by it to the extent amounts are available after receipt by Mr. Davis of his equity remaining in the Dallas residence and repayment of the mortgage. Mr. Davis is entitled to any amounts remaining after the repayment of the loan from the Company and the reimbursement of principal payments from the Company.

FUTURE TRANSACTIONS

    The Company intends to adopt a policy providing that all transactions between the Company and related parties will be subject to approval by a majority of all disinterested directors and must be on terms no less favorable than those that could otherwise be obtained from unrelated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, and as adjusted to reflect the sale of shares of Common Stock in the offering, by: (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each of the Company's directors; (iii) each of the Named Executive Officers; (iv) all directors and executive officers of the Company as a group; and (v) each Selling Stockholder. The share information set forth below assumes the full exercise of all options that are eligible to participate in the loan program established by BancAmerica Robertson Stephens. See "Underwriting." Unless otherwise noted, the address for each of the following persons is: c/o Carreker-Antinori, Inc., 14001
N. Dallas Parkway, Suite 1100, Dallas, Texas 75240.


                                                       SHARES BENEFICIALLY                       SHARES BENEFICIALLY
                                                         OWNED PRIOR TO                              OWNED AFTER
                                                            OFFERING             NUMBER OF            OFFERING
                                                    -------------------------     SHARES      -------------------------
NAME                                                   NUMBER       PERCENT    BEING OFFERED     NUMBER       PERCENT
--------------------------------------------------  ------------  -----------  -------------  ------------  -----------
John D. Carreker, Jr. (1)(2)......................     5,116,203       40.0%        738,525      4,377,678       26.6%
Ronald R. Antinori (3)............................     3,381,686       26.5         488,275      2,893,411       17.6
SAIC (4)..........................................       774,967        6.1          72,000        702,967        4.3
Wyn P. Lewis (2)(5)...............................       586,563        4.5          77,000        509,563        3.0
Richard L. Linting (6)............................       279,772        2.1         --             279,772        1.7
Royce D. Brown (2)(7).............................       387,787        3.0          46,200        341,587        2.1
David K. Sias (8).................................       242,173        1.9         --             242,173        1.5
John S. Davis, Jr. (2)(9).........................       144,429        1.1         --             144,429       *
James L. Fischer (10).............................       132,486        1.0         --             132,486       *
James D. Carreker (11)............................       387,772         3.0        --             387,772         2.4
Richard R. Lee, Jr. (12)..........................       713,189         5.6        --             713,189         4.3
Larry J. Peck (13)................................       774,967         6.1        --             702,967         4.3
Donald L. House (14)..............................         2,500       *            --               2,500       *
Lawrence D. Duckworth (15)........................       188,227         1.5         28,000        160,227         1.0
Directors and executive officers as a group (15
 persons)(2)(16)..................................    12,366,066        89.2 %    1,350,000     11,016,066        62.9 %

------------------------

 *  Less than 1%

(1) Includes 189,281 shares held in family trusts for which Mr. Carreker is the trustee; 252,375 shares held in a family limited partnership for which Mr. Carreker is the general partner; and 189,281 shares held in family trusts for which Connie B. Carreker, the wife of Mr. Carreker, is the trustee (as to which shares Mr. Carreker disclaims beneficial ownership).

(2) Includes 68,746, 17,148, 42,866, 11,473 and 594,917 shares of Common Stock held in the Employee Stock Option Plan ("ESOP") for the benefit of Messrs. Carreker, Lewis, Brown and Davis, respectively, and all directors and executive officers as a group.

(3) Includes 403,411 shares held by Susan Antinori, the wife of Mr. Antinori, as to which Mr. Antinori disclaims beneficial ownership. The address for Mr. Antinori is c/o the Company, 1201 Peachtree Street, Suite 450, Atlanta, Georgia 30361.

(4) SAIC has granted an option to the Underwriters to purchase up to 702,967 shares, solely to cover over-allotments, if any. See "Underwriting." The address for SAIC is 10260 Campus Point Drive, San Diego, California 92121.

(5) Includes 77,000 shares that will be issued to Mr. Lewis upon his exercise of options contemporaneously with the offering, 385,000 shares held under exercisable options and 38,500 shares of restricted stock issued under the Long Term Incentive Plan.

(6) Includes 256,672 shares held under currently exercisable options and 23,100 shares of restricted stock issued under the Long Term Incentive Plan.

(7) Includes 38,500 shares held under currently exercisable options.

(8) The address for Mr. Sias is 468 Meadowbrook Drive, Santa Barbara, California 93108.

(9) Includes 88,550 shares held under currently exercisable options.

(10) Includes 55,263 shares held under currently exercisable options. The address for James L. Fischer is 7170 Kendallwood, Dallas, Texas 75240.

(11) Includes 55,263 shares held under currently exercisable options and 6,576 shares held by children of Mr. Carreker, as to which Mr. Carreker disclaims beneficial ownership. Also includes 269,500 shares held by Crow Family Holdings, L.P. for which Mr. Carreker serves as a director of the general partner. Mr. Carreker disclaims beneficial ownership of all shares held by Crow Family Holdings, L.P. The address for Mr. Carreker is 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207.

(12) Includes 55,263 shares held under currently exercisable options and 594,917 shares held in the ESOP for which Mr. Lee has full voting rights as trustee of the ESOP. Mr. Lee disclaims beneficial ownership of all shares held in the ESOP. The address for Mr. Lee is 12201 Merritt Drive, Suite 530, Dallas, Texas 75251.

(13) Shares beneficially owned prior to offering includes 774,967 shares held by SAIC, as to which Mr. Peck disclaims beneficial ownership. The address for Mr. Peck is c/o SAIC, 10260 Campus Point Drive, San Diego, California 92121.

(14) Includes 2,500 shares held under currently exercisable options. The address for Mr. House is 2480 Spalding Drive, Atlanta, Georgia 30350.

(15) The address for Mr. Duckworth is 15 Old Stratton Chase, Atlanta, Georgia 30328.

(16) Includes shares held by SAIC and Crow Family Holdings, L.P. Mr. Peck disclaims beneficial ownership of all shares held by SAIC, and Mr. James D. Carreker disclaims beneficial ownership of all shares held by Crow Family Holdings, L.P.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 2,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), issuable in series. There will be 12,777,433 shares of Common Stock outstanding immediately prior to consummation of the offering, held of record by 80 stockholders. No shares of Preferred Stock are outstanding.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive, conversion or other rights to subscribe for additional securities of the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    DELAWARE ANTI-TAKEOVER STATUTE.  The Company is subject to the provisions of
Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors, the business combination is approved in a prescribed manner or certain other conditions are satisfied. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

    CERTIFICATE OF INCORPORATION. The Company's Certificate of Incorporation (the "Certificate") provides: (i) for the authorization of the Board of Directors to issue, without further action by the stockholders, up to 2,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof; (ii) that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing; (iii) that special meetings of stockholders of the Company may be called only by the Chairman of the Board, the Chief Executive Officer or a majority of the members of the Board of Directors; (iv) for a classified Board of Directors; (v) that vacancies on the Board of Directors, including newly created directorships, can be filled only by a majority of the directors then in office, and (vi) that directors of the Company may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the outstanding shares of voting stock, voting together as a single class.

    These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all of its outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of the Company. Such provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions may also have the effect of preventing changes in the management of the Company. See "Risk Factors--Anti-Takeover Matters."

LIMITATIONS ON DIRECTOR LIABILITY

    The Certificate provides that, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, directors of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

REGISTRATION RIGHTS

    Pursuant to an agreement among the Company, Ronald R. Antinori, Susan Antinori (Mr. Antinori's wife), Michael Israel, Lawrence D. Duckworth and John
D. Carreker, Jr. (the "Shareholders"), the Shareholders are entitled to certain rights with respect to the registration of shares of Common Stock under the Securities Act. If the Company proposes to register any shares of Common Stock under the Securities Act for its own account for cash, the Shareholders are entitled to notice of such registration and entitled, subject to certain limitations, to include shares of their Common Stock therein. The registration rights of each of the Shareholders continue until such time as the Shareholder can sell shares of Common Stock pursuant to Rule 144(k) under the Securities Act. Additionally, at any time from and after one year after the completion of the offering, the Shareholders holding not less than 50%, on a fully-diluted basis, of the capital stock of the Company are entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act; provided, however, that the amount of shares to be offered for sale in the demand registration must have a fair market value of $10 million or more. The Company is not obligated to effect more than four demand registrations. The Company is required to use its best efforts to effect such registrations. Generally, the Company is required to bear all registration and selling expenses incurred in connection with any such registrations. The rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registrations.

    John D. Carreker, Jr., Ronald R. Antinori and Lawrence D. Duckworth are participating as Selling Stockholders in the offering pursuant to the above described agreement. The Company will bear all registration and selling expenses incurred in connection with the offering (other than underwriting discounts and commissions attributable to their shares) and has agreed to indemnify such Selling Stockholders for certain liabilities arising in connection with the offering.

    Pursuant to an agreement between the Company and Crow, Crow also has certain registration rights. If any other stockholder of the Company exercises contractual registration rights, Crow is entitled to notice of such registration and is entitled, subject to certain limitations, to include shares of its Common Stock therein. Generally, the Company is required to bear all registration and selling expenses incurred in connection with such registrations. The rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registrations. The Crow registration rights terminate at such time as its shares may be sold under Rule 144 of the Securities Act.

TRADING MARKET, TRANSFER AGENT AND REGISTRAR


    The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol CANI. The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.


                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the offering, the Company will have an aggregate of 16,427,433 shares of Common Stock outstanding. Of these shares, all of the shares sold in the offering will be freely transferable without restriction or limitation under the Securities Act, except for any shares purchased by "affiliates" or persons deemed to be acting as "underwriters" (as such terms are defined under the Securities Act) of the Company. The remaining 11,327,433 shares constitute "restricted shares" within the meaning of Rule 144, and the resale of such shares is restricted for one year from the date they were acquired. Of these "restricted securities," 9,836,570 shares have been held for the required one-year period and will be freely tradeable upon completion of the offering, subject to the 180-day lock-up period described below. With respect to the remaining 1,490,863 "restricted securities," the Company intends to file a Registration Statement on Form S-8 after the offering providing for the resale of approximately 1,152,174 shares of Common Stock, with the balance of such shares remaining subject to the requisite Rule 144 one-year holding period and other limitations (provided, that the sale of all such shares will in any event be subject to the 180-day lock-up period described below). In addition, the holders of 8,443,448 shares have certain rights to have shares registered in the future under the Securities Act pursuant to the terms of agreements between such holders and the Company. See "Description of Capital Stock--Registration Rights."


    In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned, for at least one year, shares of Common Stock that have not been registered under the Securities Act or that were acquired from an "affiliate" of the Company is entitled to sell within any three-month period the number of shares of Common Stock which does not exceed the greater of one percent of the number of then outstanding shares or the average weekly reported trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice and manner of sale requirements and to the availability of current public information about the Company and must be made in unsolicited brokers' transactions or to a market maker. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions of such rule. Rule 144 does not require the same person to have held the securities for the applicable periods.


    The Company, its executive officers, directors and principal and other stockholders, who will hold, collectively, 11,315,883 shares of Common Stock after the offering, have agreed not to offer or sell any shares of Common Stock for a period of 180 days following the date of this Prospectus without the prior written consent of BancAmerica Robertson Stephens, except that the Company may issue shares of Common Stock in connection with acquisitions and pursuant to the exercise of stock options described in this Prospectus.


    The resale provisions of Rule 701 under the Securities Act may be relied upon by option holders of the Company's Common Stock for the resale of shares issued upon the exercise of approximately 1,075,752 outstanding options and 55,263 outstanding shares held by certain employees, directors, officers, consultants or advisors pursuant to a written compensatory benefit plan or contract relating to the compensation of such persons. Securities issued in reliance on Rule 701 are "restricted" shares and, beginning 90 days after the date of this Prospectus, may be resold by non-affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the one-year holding period, in each case subject to the lock-up agreements discussed above.

    After the offering, the Company intends to file a Registration Statement on Form S-8 to register all of the shares of Common Stock reserved for issuance pursuant to the Long Term Incentive Plan and the Director Plan. Accordingly, shares issued upon exercise of such options will be freely tradeable by holders who are not affiliates of the Company and, subject to the volume and other limitations of Rule 144, by holders who are affiliates of the Company.


    Prior to the offering, there has been no market for the Common Stock. No predictions can be made of the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of the Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities. See "Risk Factors--Shares Eligible for Future Sale."

                                  UNDERWRITING

    The Underwriters named below, acting through their representatives, BancAmerica Robertson Stephens, Hambrecht & Quist LLC and Lehman Brothers Inc. (the "Representatives"), have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the Underwriting Agreement, to purchase the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.


                                                                                             NUMBER OF
UNDERWRITER                                                                                    SHARES
-------------------------------------------------------------------------------------------  ----------
BancAmerica Robertson Stephens.............................................................   2,020,000
Hambrecht & Quist LLC......................................................................   1,240,000
Lehman Brothers Inc........................................................................   1,240,000
Cowen & Company............................................................................     100,000
Needham & Company, Inc.....................................................................     100,000
Raymond James & Associates, Inc............................................................     100,000
Sands Brothers & Co., Ltd..................................................................     100,000
Southwest Securities, Inc..................................................................     100,000
H.C. Wainwright & Co., Inc.................................................................     100,000
                                                                                             ----------
  Total....................................................................................   5,100,000
                                                                                             ----------
                                                                                             ----------



    The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not in excess of $0.44 per share, of which $0.10 may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.


    The Company and a Selling Stockholder have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 62,033 and 702,967 additional shares of Common Stock, respectively (an aggregate of 765,000 shares of Common Stock), at the initial public offering price per share set forth on the cover page of this Prospectus. In the event the Underwriters exercise their right to purchase less than all of the shares of Common Stock covered by the option, then the Underwriters will first purchase the shares held by the Selling Stockholder and will thereafter purchase shares issued by the Company. To the extent that the Underwriters exercise the option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the total number of shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the shares offered hereby are being sold.

    The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.


    Pursuant to the terms of lock-up agreements, the holders of 11,315,883 shares of the Company's Common Stock have agreed, for a period of up to 180 days after the date of this Prospectus, that, subject to certain exceptions, they will not contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock, currently owned by such holders, without the prior written consent of

BancAmerica Robertson Stephens. BancAmerica Robertson Stephens may, in its sole discretion, and at any time without notice, release all or any portion of the securities subject to lock-up agreements. All of the shares of Common Stock subject to lock-up agreements will be eligible for sale in the public market upon the expiration of the lock-up agreements, subject to Rule 144.

    In addition, the Company has agreed that until 180 days after the date of this Prospectus, the Company will not, without the prior written consent of BancAmerica Robertson Stephens, subject to certain exceptions, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for shares of Common Stock, other than the Company's sale of shares in the offering, the issuance of shares of Common Stock upon the exercise of outstanding options and the grant of options to purchase shares of Common Stock under existing employee stock option or stock purchase plans. See "Shares Eligible For Future Sale."

    The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.


    Prior to the offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby was determined through negotiations among the Company, the Selling Stockholders and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believed to be comparable to the Company, estimates of the business potential of the Company, the then-present state of the Company's development and other factors deemed relevant.


    The Representatives have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    A substantial number of the Company's employees hold options to purchase shares of Common Stock that terminate if unexercised contemporaneously with the offering. BancAmerica Robertson Stephens is offering a margin loan program (the "Loan Program") to these employees to loan to them the purchase price required to exercise their options, plus additional amounts up to a specified loan-to-value ratio. The interest rate applicable to the loans made to enable the employees to exercise their options is 5.3% per annum, and the interest rate applicable to any additional amounts loaned will be 8.0% per annum. All principal and interest is due and payable upon maturity (two years from the date of the initial loans). The shares of Common Stock received by an option holder upon exercise of his or her options will be pledged to secure the margin loans. It is expected that BancAmerica Robertson Stephens will loan up to approximately $3.0 million to employees of the Company under the Loan Program in order to enable them to exercise their options. Certain employees of the Company have made alternative arrangements that enable them to exercise the options held by them that would otherwise terminate if unexercised contemporaneously with the offering. For purposes of determining the number of shares of Common Stock currently outstanding, this Prospectus assumes that options covering 1,152,174 shares of Common Stock that terminate if unexercised contemporaneously with the offering will be exercised and the related shares of Common Stock will be issued. After the offering, the Company intends to file a Registration Statement on Form S-8 that would provide for registration for resale of all shares issued pursuant to options that would terminate if unexercised contemporaneously with the offering. See "Shares Eligible for Future Sale."


                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas. Maurice E. Purnell, Jr., a shareholder of Locke Purnell Rain Harrell (A Professional Corporation), is the Secretary of the Company. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, Austin, Texas.

                                    EXPERTS

    The Consolidated Financial Statements of Carreker-Antinori, Inc. as of January 31, 1998 and 1997 and for each of the three years in the period ended January 31, 1998 included in this Prospectus and the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares offered by this Prospectus, reference is made to the Registration Statement, including the exhibits and schedules filed thereto. Statements contained in this Prospectus as to the contents of any agreement, contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington, D.C. and copies of all or any part thereof may be obtained upon payment of certain fees prescribed by the Commission from the Public Reference Section of the Commission at the Commission's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's Regional Offices in New York, located at 7 World Trade Center, Suite 1300, New York, New York 10048, or in Chicago, located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's World Wide Web site is http://www.sec.gov.

                            CARREKER-ANTINORI, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
Report of Ernst & Young LLP, Independent Auditors..........................................................         F-2
Consolidated Balance Sheets as of January 31, 1997 and 1998................................................         F-3
Consolidated Statements of Operations for the years ended January 31, 1996, 1997 and 1998..................         F-4
Consolidated Statements of Stockholders' Equity for the years ended January 31, 1996, 1997 and 1998........         F-5
Consolidated Statements of Cash Flows for the years ended January 31, 1996, 1997 and 1998..................         F-6
Notes to Consolidated Financial Statements.................................................................         F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Carreker-Antinori, Inc.

    We have audited the accompanying consolidated balance sheets of Carreker-Antinori, Inc. (the Company), as of January 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carreker-Antinori, Inc., at January 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Dallas, Texas
March 18, 1998,
except for Notes 1 and 11
as to which the date is
May 14, 1998

                            CARREKER-ANTINORI, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                     ASSETS

                                                                                                   JANUARY 31,
                                                                                               --------------------
                                                                                                 1997       1998
                                                                                               ---------  ---------
Current assets:
  Cash and cash equivalents..................................................................  $   3,443  $   1,975
  Accounts receivable, net of allowance of $134 and $356 at January 31, 1997 and 1998,
    respectively.............................................................................      9,075     11,392
  Receivable from Electronic Check Clearing House Organization...............................        477        566
  Receivable from Payment Solutions Network, Inc., net of allowance of $100 at January 31,
    1998.....................................................................................        257        797
  Inventory..................................................................................        216         26
  Income tax receivable......................................................................        192        199
  Prepaid expenses...........................................................................        719        646
  Deferred income taxes......................................................................        538        546
                                                                                               ---------  ---------
Total current assets.........................................................................     14,917     16,147
Furniture, equipment, and leasehold improvements, net of accumulated depreciation of $835 and
  $1,489 at January 31, 1997 and 1998, respectively..........................................        891      1,580
Software costs capitalized, net of accumulated amortization of $2,571 and $3,300 at January
  31, 1997 and 1998, respectively............................................................        989      2,263
Other assets.................................................................................        103        329
                                                                                               ---------  ---------
Total assets.................................................................................  $  16,900  $  20,319
                                                                                               ---------  ---------
                                                                                               ---------  ---------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................................................................  $   1,030  $   2,036
  Accrued compensation and benefits..........................................................      1,846      1,652
  Other accrued expenses.....................................................................      1,042        849
  Deferred income taxes......................................................................         --         --
  Deferred revenue...........................................................................      5,317      4,176
                                                                                               ---------  ---------
Total current liabilities....................................................................      9,235      8,713
Deferred income taxes........................................................................        323        982
Commitments (Note 9)
Common stock subject to put..................................................................      2,000      2,000
Stockholders' equity:
  Preferred Stock, $.01 par value: 2,000 shares authorized; no shares issued and
    outstanding..............................................................................         --         --
  Common Stock, $.01 par value:
  100,000 shares authorized; 11,770 and 12,007 shares issued at January 31, 1997 and 1998,
    respectively.............................................................................        118        120
  Additional paid-in capital.................................................................      1,128      2,078
  Retained earnings..........................................................................      4,635      7,690
  Less treasury stock, at cost:
  387 and 367 common shares as of January 31, 1997 and 1998, respectively....................       (539)      (510)
  Deferred compensation......................................................................         --       (754)
                                                                                               ---------  ---------
Total stockholders' equity...................................................................      5,342      8,624
                                                                                               ---------  ---------
Total liabilities and stockholders' equity...................................................  $  16,900  $  20,319
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                            See accompanying notes.

                            CARREKER-ANTINORI, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                                                       YEAR ENDED JANUARY 31,
                                                                                   -------------------------------
                                                                                     1996       1997       1998
                                                                                   ---------  ---------  ---------
Revenues:
  Consulting and management service fees.........................................  $   9,635  $  14,407  $  21,314
  Software license fees..........................................................      3,660      6,398     10,200
  Software maintenance and implementation fees...................................      4,184      5,799      7,429
  Hardware sales.................................................................      1,070      2,468      1,558
                                                                                   ---------  ---------  ---------
    Total revenues...............................................................     18,549     29,072     40,501
                                                                                   ---------  ---------  ---------
Costs of revenues:
  Consulting and management service fees.........................................      5,303      8,794     12,394
  Software license fees..........................................................        700      1,307      1,412
  Software maintenance and implementation fees...................................      2,408      3,108      5,369
  Hardware sales.................................................................        753      1,746      1,340
                                                                                   ---------  ---------  ---------
    Total cost of revenues.......................................................      9,164     14,955     20,515
                                                                                   ---------  ---------  ---------
Gross profit.....................................................................      9,385     14,117     19,986
                                                                                   ---------  ---------  ---------
Operating costs and expenses:
  Selling, general, and administrative...........................................      5,702      8,649     11,529
  Research and development.......................................................        906      1,161      3,448
  Merger related costs...........................................................         54      1,423         --
                                                                                   ---------  ---------  ---------
    Total operating costs and expenses...........................................      6,662     11,233     14,977
Income from operations...........................................................      2,723      2,884      5,009
Other income (expense):
  Interest income, net...........................................................         54        114         99
  Other income (expense).........................................................        250       (500)        --
                                                                                   ---------  ---------  ---------
                                                                                         304       (386)        99
                                                                                   ---------  ---------  ---------
Income before provision for income taxes.........................................      3,027      2,498      5,108
Provision for income taxes (Note 5)..............................................      1,165      1,122      2,053
                                                                                   ---------  ---------  ---------
Net income.......................................................................  $   1,862  $   1,376  $   3,055
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Basic earnings per share.........................................................  $     .16  $     .13  $     .27
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Diluted earnings per share.......................................................  $     .15  $     .12  $     .23
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Shares used in computing basic earnings per share................................     11,543     10,914     11,477
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Shares used in computing diluted earnings per share..............................     12,092     11,878     13,244
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                            See accompanying notes.

                            CARREKER-ANTINORI, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In thousands)

                                               COMMON STOCK        ADDITIONAL                                     TREASURY STOCK
                                         ------------------------    PAID-IN     RETAINED       DEFERRED      ----------------------
                                           SHARES       AMOUNT       CAPITAL     EARNINGS     COMPENSATION     SHARES      AMOUNT
                                         -----------  -----------  -----------  -----------  ---------------  ---------  -----------
Balance at January 31, 1995............      11,746    $     118    $   1,811    $   1,901      $    (163)            2   $      (2)
Compensation earned under employee
  stock ownership plan.................          --           --           --           --            163            --          --
Issuance of stock options..............          --           --           --          643           (643)           --          --
Compensation earned under employee
  stock option plan....................          --           --           --           --             54
Purchase of treasury stock.............          --           --           --           --             --             4          (5)
Distributions to Antinori Software
  shareholders.........................                                               (445)
Net income.............................          --           --           --        1,862             --            --          --
Pro forma tax adjustment (Note 5)......          --           --           --          149             --            --          --
                                         -----------       -----   -----------  -----------         -----     ---------  -----------
Balance at January 31, 1996............      11,746          118        1,811        4,110           (589)            6          (7)
Compensation earned under employee
  stock option plan....................          --           --           --           --            589            --          --
Purchase of treasury stock.............          --           --           --           --             --         1,431      (2,004)
Sale of treasury stock.................          --           --        1,378           --             --        (1,050)      1,472
Common shares subject to put (Note
  6)...................................          --           --       (2,000)          --             --            --          --
Issuance of shares of common stock upon
  exercise of stock options............          24           --           15           --             --            --          --
Distributions to Antinori Software
  shareholders.........................          --           --           --       (1,030)            --            --          --
Merger with Antinori Software..........          --           --          (76)          76             --            --          --
Net income.............................          --           --           --        1,376             --            --          --
Pro forma tax adjustment (Note 5)......          --           --           --          103             --            --          --
                                         -----------       -----   -----------  -----------         -----     ---------  -----------
Balance at January 31, 1997............      11,770          118        1,128        4,635             --           387        (539)
Restricted stock grant.................          85            1          753           --           (754)           --          --
Sale of treasury stock.................          --           --           39           --             --           (23)         33
Purchase of treasury stock.............          --           --           --           --             --             3          (4)
Adjustment of shares issued to Antinori
  Software shareholders................        (198)          (2)           2           --             --            --          --
Issuance of shares of common stock upon
  exercise of stock options............         350            3          156           --             --            --          --
Net income.............................          --           --                     3,055             --            --          --
                                         -----------       -----   -----------  -----------         -----     ---------  -----------
Balance at January 31, 1998............      12,007    $     120    $    2078    $   7,690      $    (754)          367   $    (510)
                                         -----------       -----   -----------  -----------         -----     ---------  -----------
                                         -----------       -----   -----------  -----------         -----     ---------  -----------

                                             TOTAL
                                         STOCKHOLDERS'
                                            EQUITY
                                         -------------
Balance at January 31, 1995............    $   3,665
Compensation earned under employee
  stock ownership plan.................          163
Issuance of stock options..............           --
Compensation earned under employee
  stock option plan....................           54
Purchase of treasury stock.............           (5)
Distributions to Antinori Software
  shareholders.........................         (445)
Net income.............................        1,862
Pro forma tax adjustment (Note 5)......          149
                                         -------------
Balance at January 31, 1996............        5,443
Compensation earned under employee
  stock option plan....................          589
Purchase of treasury stock.............       (2,004)
Sale of treasury stock.................        2,850
Common shares subject to put (Note
  6)...................................       (2,000)
Issuance of shares of common stock upon
  exercise of stock options............           15
Distributions to Antinori Software
  shareholders.........................       (1,030)
Merger with Antinori Software..........           --
Net income.............................        1,376
Pro forma tax adjustment (Note 5)......          103
                                         -------------
Balance at January 31, 1997............        5,342
Restricted stock grant.................           --
Sale of treasury stock.................           72
Purchase of treasury stock.............           (4)
Adjustment of shares issued to Antinori
  Software shareholders................           --
Issuance of shares of common stock upon
  exercise of stock options............          159
Net income.............................        3,055
                                         -------------
Balance at January 31, 1998............    $   8,624
                                         -------------
                                         -------------

                            See accompanying notes.

                            CARREKER-ANTINORI, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                         YEAR ENDED JANUARY 31,
                                                                                     -------------------------------
                                                                                       1996       1997       1998
                                                                                     ---------  ---------  ---------
OPERATING ACTIVITIES:
  Net income.......................................................................  $   1,862  $   1,376  $   3,055
  Pro forma tax adjustment (Note 5)................................................        149        103         --
                                                                                     ---------  ---------  ---------
                                                                                         2,011      1,479      3,055
  Adjustments to reconcile net income to net cash provided by operating activities:
    Amortization of capitalized software...........................................        595        606        745
    Depreciation and amortization of property and equipment........................        201        350        601
    (Income) loss on Payment Solutions Network, Inc. investment....................       (250)       500         --
    Compensation earned under employee stock option plan...........................         54        589         --
    Compensation earned under employee stock ownership plan........................        163         --         --
    Deferred income taxes..........................................................       (293)      (635)       651
    Provision for doubtful accounts................................................        164        514        690
    Changes in operating assets and liabilities:
      Accounts receivable..........................................................       (788)    (4,443)    (3,636)
      Inventory....................................................................        (91)        (6)       190
      Prepaid expenses, deposits, and other assets.................................         79       (533)      (160)
      Accounts payable and accrued expenses........................................        811      1,458        619
      Deferred revenue.............................................................        317      2,556     (1,141)
                                                                                     ---------  ---------  ---------
Net cash provided by operating activities..........................................      2,973      2,435      1,614
INVESTING ACTIVITIES:
  Investment in Payment Solutions Network, Inc.....................................        250       (500)        --
  Proceeds from note receivable....................................................        214         --         --
  Purchases of property and equipment..............................................       (388)      (686)    (1,290)
  Computer software costs capitalized..............................................       (280)      (708)    (2,019)
                                                                                     ---------  ---------  ---------
Net cash used in investing activities..............................................       (204)    (1,894)    (3,309)
FINANCING ACTIVITIES:
  Purchase of treasury stock.......................................................         (5)    (2,004)        (4)
  Sales of treasury stock..........................................................         --      2,849         72
  Proceeds from stock options exercised............................................         --         15        159
  Distributions to stockholders....................................................       (445)    (1,030)        --
  Repayment of long-term borrowings................................................       (467)        --         --
                                                                                     ---------  ---------  ---------
Net cash (used in) provided by financing activities................................       (917)      (170)       227
                                                                                     ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents...............................      1,852        371     (1,468)
Cash and cash equivalents at beginning of year.....................................      1,220      3,072      3,443
                                                                                     ---------  ---------  ---------
Cash and cash equivalents at end of year...........................................  $   3,072  $   3,443  $   1,975
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
Supplemental disclosures of cash flow information:
  Cash paid for interest...........................................................  $      51  $       4  $      26
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
  Cash paid for income taxes.......................................................  $   1,000  $   1,880  $   1,607
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

                            See accompanying notes.

                            CARREKER-ANTINORI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENT

1. DESCRIPTION OF BUSINESS

    The accompanying consolidated financial statements of Carreker-Antinori, Inc. (the Company), include the accounts of The Carreker Group, Inc. (TCG), a Texas corporation, and Antinori Software, Inc. (ASI), a Georgia corporation. On January 31, 1997, ASI was merged with TCG in a transaction accounted for as a pooling of interests (Note 3). The Company is a leading provider of yield management, payment systems, payment electronification and enabling technologies solutions to the banking industry. The Company's solutions include comprehensive service offerings coupled with a broad array of state-of-the-art, proprietary software products which have been designed to address the unique requirements of the banking industry. These solutions improve the competitiveness of a bank's financial performance and operations, including payment processing, deposit processing, customer service and cash management services among others. As described in Note 8, the Company also provides consulting and administrative services to certain organizations.

    Net revenues of $3,021,000 and $4,669,000 to a major customer accounted for 16% of net revenues in each of the years ended January 31, 1996 and 1997. Net revenues of $11,956,000 to two major customers accounted for 30% of net revenues in the year ended January 31, 1998.

    In connection with the Company's initial public offering, the Company changed its state of incorporation from Texas to Delaware (the Reincorporation). The Reincorporation was effected by merging Carreker-Antinori, Inc., a Texas corporation (C-A Texas), into a newly organized, wholly-owned, Delaware subsidiary that is the surviving corporation and is referred to herein as the Company. The Plan and Agreement of Merger relating to the Reincorporation resulted in: (i) the conversion of each outstanding share of Class A voting Common Stock and Class B non-voting Common Stock of C-A Texas into 7.7 shares of Common Stock of the Company; (ii) the conversion of all options and rights to acquire shares of Class A and Class B Common Stock of C-A Texas under its various benefit plans into options and rights to acquire shares of Common Stock of the Company on a basis consistent with the Common Stock conversion ratio; and
(iii) the substitution of the charter and bylaws of the Company for those of C-A Texas. The financial statements included herein reflect the merger and resulting change in capitalization as all share and per share amounts have been retroactively restated to reflect the merger.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist primarily of demand deposit accounts and shares in a demand money market account comprised of domestic and foreign commercial paper, certificates of deposit and U.S. government obligations.

    ACCOUNTS RECEIVABLE

    A significant portion of the Company's business consists of providing consulting services and licensing software to major domestic banks, which gives rise to a concentration of credit risk in receivables. The Company performs on-going credit evaluations of its customers' financial condition and generally requires

                            CARREKER-ANTINORI, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) no collateral. The Company maintains an allowance for losses based upon the expected collectibility of all accounts receivable. Writeoffs of receivables during the three years ended January 31, 1996, 1997 and 1998 were $97,000, $546,000 and $368,000, respectively.

    Accounts receivable include unbilled amounts that represent receivables for work performed for which billings upon mutual agreement have not been presented to the customers. Such receivables are generally billed and collected within one year of completion of the service. Accounts receivable include $2,053,000 and $4,202,000 of unbilled receivables at January 31, 1997 and 1998, respectively.

    INVENTORY

    Inventory is stated at the lower of cost (first-in, first-out) or market and is primarily comprised of computer hardware.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the terms of the related leases or the respective useful lives of the assets.

    SOFTWARE COSTS CAPITALIZED

    The Company capitalizes software development costs incurred in developing a product once technological feasibility of the product has been determined. Software development costs capitalized also include amounts paid for purchased software on products that have reached technological feasibility. Technological feasibility of the product is determined after completion of a detailed program design and a determination has been made that any uncertainties related to high-risk development issues have been resolved. If the process of developing the product does not include a detail program design, technological feasibility is determined only after completion of a working model which has been beta tested. All software development costs capitalized are amortized using an amount determined as the greater of: (i) the ratio that current gross revenues for a capitalized software project bears to the total of current and future gross revenues for that project or (ii) the straight-line method over the remaining economic life of the product (generally three to five years). The Company recorded amortization relating to software development costs capitalized of $595,000, $606,000 and $745,000 in the years ended January 31, 1996, 1997 and
1998, respectively.

    REVENUE RECOGNITION

    Revenue for consulting services performed under fixed-price contracts which are generally in duration in excess of six months is recognized on a percentage-of-completion method. Revenue from these contracts is recognized in the proportion that costs incurred bear to total estimated costs at completion. Anticipated losses on fixed-price contracts are recognized when estimable.

    Revenue generated from consulting services and under management services contracts is recognized as services are performed. Revenue generated from value-priced consulting services is recognized at the completion of all services and the actual fee to be paid has been agreed to by the customer even though

                            CARREKER-ANTINORI, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) billings for such services may be delayed by mutual agreement for periods generally not to exceed six months.

    Maintenance contract revenue is recognized ratably over the term of the related contract. Revenue from computer hardware sales is recognized upon shipment.

    In connection with software license agreements entered into with certain banks and purchase agreements with vendors under which the Company acquired software technology used in products sold to its customers, the Company is required to pay royalties on future sales of the software. Approximately $123,000, $724,000 and $816,000 of royalty expense was recorded under these agreements in the years ended January 31, 1996, 1997 and 1998, respectively.

    In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 97-2, "Software Revenue Recognition" (SOP 97-2), which supersedes Statement of Position No. 91-1. SOP 97-2 will be effective for all transactions entered into by the Company subsequent to January 31, 1998. The Company is continuing to evaluate the impact that SOP 97-2 will have on license revenue transactions entered into subsequent to January 31, 1998. Based upon the Company's reading and interpretation of SOP 97-2, the Company believes that SOP 97-2 will not have a material impact on future operating results. However, detailed implementation guidelines for this standard have not been issued. Once issued, such detailed implementation guidelines could result in changes in the Company's current revenue recognition practices, and such changes could be material to the Company's revenues and earnings.

    DEFERRED REVENUE

    Deferred revenue represents amounts billed to customers under terms specified in consulting, software licensing, and maintenance contracts for which completion of contractual terms or delivery of the software has not occurred.

    RESEARCH AND PRODUCT DEVELOPMENT COSTS

    Research and product development costs, which are not subject to Statement of Financial Accounting Standards (SFAS) 86, "Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed," are expensed as incurred and relate mainly to the development of new products and the ongoing maintenance of existing products. Research and development expenses incurred by the Company are reported net of funding obtained under research and development arrangements.

    EARNINGS PER SHARE

    Basic earnings per share is computed using the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share is computed using the weighted average number of shares of common stock outstanding during each period and common equivalent shares consisting of stock options (using the treasury stock method).

    INCOME TAXES

    The Company accounts for income taxes under the liability method whereby deferred income tax assets and liabilities result from temporary differences. Temporary differences are differences between tax

                            CARREKER-ANTINORI, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

    STOCK-BASED COMPENSATION

    Compensation expense on stock options issued to employees is measured in accordance with Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB 25).

    USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from these estimates.

    NEW ACCOUNTING STANDARD

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FASB 131), which supersedes existing accounting standards related to disclosure of operating segment information. The provisions of FASB 131 are effective for the Company beginning the year ended January 31, 1999. Although the Company currently operates in one industry segment, the Company is evaluating the potential impact of FASB 131 on its reporting requirements.

3. BUSINESS COMBINATION

    On January 31, 1997, TCG acquired all the outstanding common shares of ASI from the shareholders of ASI in exchange for 3,962,528 shares of TCG common stock. Effective with the merger, the combined entity changed its legal name to Carreker-Antinori, Inc. The transaction was accounted for as a pooling of interests, and accordingly, the accompanying consolidated financial statements have been restated to include among other things the financial position and results of operations of ASI for all periods presented. On January 29, 1998, the Company and shareholders of ASI entered into a settlement agreement under which the ASI shareholders agreed to return 338,800 shares of Common Stock to the Company. Certain ASI software products were determined to require significantly more development effort than anticipated at the time of the merger. The Company and the ASI shareholders agreed to a settlement based upon the additional development costs incurred by the Company to ready certain of the software products for sale to customers. The settlement in shares was determined based upon the fair value of the Company's Common Stock on the consummation date of the merger. At January 31, 1998, 197,890 shares of Common Stock had been returned to the Company and canceled.

    During the year ended January 31, 1997, the Company recorded charges of $834,220 in connection with the merger. These charges consisted of investment banking, legal, accounting and other fees. Included in these charges are fees of $200,000 payable to a director of the Company for consulting services performed in connection with the merger.

4. CREDIT ARRANGEMENTS

    The Company has a revolving credit agreement (the Revolving Credit Agreement) with a bank which extends through July 1, 1998. The maximum amount of borrowings allowed under the Revolving Credit

                            CARREKER-ANTINORI, INC.

4. CREDIT ARRANGEMENTS (CONTINUED)
Agreement is $3.0 million subject to a borrowing base calculated based on 70% of qualified accounts receivable (as defined in the Revolving Credit Agreement). At January 31, 1998, the maximum borrowings allowed under the Revolving Credit Agreement was $3.0 million. The Company had no borrowings outstanding under the Revolving Credit Agreement at January 31, 1998. Borrowings under the Revolving Credit Agreement bear interest at the prime lending rate (8.5% at January 31, 1998) and are collateralized against certain assets of the Company, including accounts and notes receivable, inventory, and intangibles. The Revolving Credit Agreement contains certain financial covenants and restrictions including limitations on capital expenditures, the maintenance of specified levels of tangible net worth and certain financial ratios. The Company may not declare or pay any dividends (unless such dividends are payable in the Company's stock) without obtaining prior written consent from the lender.

5. PROVISION FOR INCOME TAXES

    Prior to the merger of ASI and TCG, ASI had elected to be treated as an S corporation for federal and state income tax purposes. As such, the taxable income of ASI was reported to and subject to tax to its shareholders. The provision for income taxes reported on the consolidated statement of operations for the years ended January 31, 1996 and 1997, provides approximate federal and state income taxes (by applying statutory income tax rates) that would have been incurred if ASI had been subject to tax as a C corporation. The pro forma adjustment to the tax provision amounted to $149,000 and $103,000 in the years ended January 31, 1996 and 1997, respectively.

    The Company's provision for income taxes, including pro forma amounts for the years ended January 31, 1996 and 1997, consists of the following (in thousands):

                                                                                 YEAR ENDED JANUARY 31,
                                                                             -------------------------------
                                                                               1996       1997       1998
                                                                             ---------  ---------  ---------
Federal:
  Current..................................................................  $   1,436  $   1,519  $   1,263
  Deferred.................................................................       (350)      (518)       615
                                                                             ---------  ---------  ---------
                                                                                 1,086      1,001      1,878

State:
  Current..................................................................        147        167        139
  Deferred.................................................................        (68)       (46)        36
                                                                             ---------  ---------  ---------
                                                                                    79        121        175
                                                                             ---------  ---------  ---------
                                                                             $   1,165  $   1,122  $   2,053
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

                            CARREKER-ANTINORI, INC.

5. PROVISION FOR INCOME TAXES (CONTINUED)
    The provisions for income taxes differ from the amounts computed by applying the statutory United States federal income tax rate to income before provision for income taxes as follows (in thousands):

                                                                                 YEAR ENDED JANUARY 31,
                                                                             -------------------------------
                                                                               1996       1997       1998
                                                                             ---------  ---------  ---------
Income tax expense at statutory rate.......................................  $   1,029  $     849  $   1,738
State income taxes, net of U.S. federal benefit............................         77         76         92
Nondeductible expenses.....................................................         32        197         67
Other, net.................................................................         27         --        156
                                                                             ---------  ---------  ---------
Provision for income taxes.................................................  $   1,165  $   1,122  $   2,053
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                                           YEAR ENDED JANUARY
                                                                                                  31,
                                                                                          --------------------
                                                                                            1997       1998
                                                                                          ---------  ---------
Deferred tax assets:
  Cash to accrual adjustment............................................................  $     241  $     181
  Loss on PSN note not currently deductible.............................................        180         --
  Merger costs not currently deductible.................................................         72         72
  Allowance for doubtful accounts.......................................................         21        164
  Other.................................................................................         59        129
                                                                                          ---------  ---------
Total deferred tax assets...............................................................        573        546

Deferred tax liabilities:
  Amortization of capitalized software..................................................        356        965
  Other.................................................................................          2         17
                                                                                          ---------  ---------
Total deferred tax liabilities..........................................................        358        982
                                                                                          ---------  ---------
Net deferred tax assets (liabilities)...................................................  $     215  $    (436)
                                                                                          ---------  ---------
                                                                                          ---------  ---------

6. COMMON STOCK

    In June 1996, the Company repurchased 1,427,249 shares of Common Stock, representing all the shares held by Pacific USA Holdings Corp., for a total cash price of $2,000,000.

    In October 1996, Science Applications International Corporation (SAIC) purchased 774,967 shares of common stock for a cash purchase price of $2,000,000. In connection with the stock purchase, the Company and SAIC entered into a Shareholders Agreement (the Shareholders Agreement) under which SAIC was granted: (i) the right to participate in any future offerings of common stock by the Company so as to avoid dilution of SAIC's equity interest in the Company and
(ii) a put option which requires, if exercised, the Company to purchase any or all shares of common stock owned by SAIC under certain conditions, as defined in the Shareholder Agreement. The Shareholders Agreement terminates upon the

                            CARREKER-ANTINORI, INC.

6. COMMON STOCK (CONTINUED)
closing of a firm underwritten public offering of the Company's common stock which has an aggregate offering price of at least $15,000,000 or a merger between the Company and another corporation or entity that is not affiliated with or controlled by the Company in which the Company is not the surviving corporation in the merger. The Company has classified the common stock subject to the put outside of stockholders' equity on the consolidated balance sheet. The put option will terminate if the Company's initial public offering is consummated (Note 11).

7. BENEFIT PLANS

    STOCK OPTION PLANS

    Effective October 7, 1994, the Company adopted the 1994 Long Term Incentive Plan (the Long Term Incentive Plan) under which officers and employees may be granted awards in the form of incentive stock options, non-qualified stock options and restricted shares. The exercise price per share for the Common Stock issued pursuant to incentive stock options under the Long Term Incentive Plan shall be no less than 100% of the fair market value on the date the option is granted. The exercise price per share for non-qualified stock options under the Long Term Incentive Plan may be determined by the Compensation Committee of the Company's Board of Directors (the Committee), but may not be less than the par value of the shares. Options granted under the Long Term Incentive Plan become exercisable and vest as determined by the Committee. To date, options granted under the Long Term Incentive Plan fully vest within two to three years from the date of grant. The term of each option granted under the Long Term Incentive Plan shall be as the Committee determines, but in no event shall any option have a term of longer than ten years from the date of grant. Options may be granted pursuant to the Long Term Incentive Plan up to October 7, 2004, unless the Board of Directors terminates the Long Term Incentive Plan prior to such date.

    At January 31, 1998, the Company's employees hold options to purchase 1,159,882 shares of Common Stock which immediately vest upon consummation of the Company's initial public offering and are required to be exercised contemporaneously with consummation of such offering (Note 11).

    On January 31, 1998, the Committee issued 84,700 shares of restricted stock with a fair market value of $8.90 per share to certain key employees under the Company's Long Term Incentive Plan. Holders of restricted stock retain all rights of a stockholder, except the shares cannot be sold until they vest. Upon employee termination, all unvested shares are forfeited to the Company. The restricted shares vest in full on January 31, 2001. At January 31, 1998, there was deferred compensation related to the restricted shares totaling $754,000. The deferred compensation will be charged to expense over the vesting period.

    The Company has a Director Stock Option Plan (the Director Plan) under which non-employee members of the Company's Board of Directors may be granted options to purchase shares of the Company's Common Stock at prices determined by the Committee. Options granted under the Director Plan expire after ten years from the date of grant or at such earlier date as determined by the Committee and specified in the applicable stock option agreement. Each option granted shall become exercisable immediately or in one or more installments as determined by the Committee and as provided in the applicable stock option agreement. All shares issued and options granted pursuant to the Director Plan are subject to restriction agreements.

    As part of an employment contract, the President of ASI granted an option to an officer of ASI in December 1995 to purchase 396,257 equivalent shares of the Company's Common Stock at an exercise

                            CARREKER-ANTINORI, INC.

7. BENEFIT PLANS (CONTINUED)
price of $.54 per share from the President of ASI. The exercise price was set at 25% of the fair market value on the grant date. As a result, the Company recorded deferred compensation of $642,633 to be expensed ratably over the vesting period. The option initially vested over a two year period from the date of grant but fully vested in the event of a change in control as defined in the option agreement. The option fully vested as a result of the TCG and ASI merger effective January 31, 1997. Therefore, all remaining deferred compensation recorded relating to this stock option grant was expensed in the fourth quarter of 1997. The fair value of these options as determined by the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), was $.89 per option on the date of grant.

    Stock option transactions for the years ended January 31, 1996, 1997 and 1998, are as follows (in thousands, except per share amounts):

                                                               1996                      1997                      1998
                                                     ------------------------  ------------------------  ------------------------
                                                                   WEIGHTED                  WEIGHTED                  WEIGHTED
                                                       NUMBER       AVERAGE      NUMBER       AVERAGE      NUMBER       AVERAGE
                                                         OF        EXERCISE        OF        EXERCISE        OF        EXERCISE
                                                       OPTIONS       PRICE       OPTIONS       PRICE       OPTIONS       PRICE
                                                     -----------  -----------  -----------  -----------  -----------  -----------
Options outstanding at beginning of year...........       1,066    $     .64        1,942    $     .82        2,983    $    1.45
  Granted..........................................         968         1.02        1,119         2.51        2,017         7.04
  Exercised........................................          --           --          (24)         .61         (350)         .45
  Canceled.........................................         (92)         .85          (54)        1.11         (335)        2.57
                                                          -----                     -----                     -----
Options outstanding at end of year.................       1,942          .82        2,983         1.45        4,315         4.06
                                                          -----                     -----                     -----
                                                          -----                     -----                     -----
Options exercisable at end of year.................         627                     1,272                     1,557
Weighted average grant-date fair value of options
  granted during the year..........................                $     .28                 $     .48                 $    1.61
                                                                       -----                     -----                     -----
                                                                       -----                     -----                     -----

    Information related to options outstanding at January 31, 1998, is summarized below (in thousands, except per share amounts):

                                                          WEIGHTED
                                           OPTIONS         AVERAGE                          OPTIONS      WEIGHTED
                                         OUTSTANDING      REMAINING        WEIGHTED       EXERCISABLE     AVERAGE
                                         AT JANUARY      CONTRACTUAL        AVERAGE       AT JANUARY     EXERCISE
RANGE OF EXERCISE PRICE                   31, 1998          LIFE        EXERCISE PRICE     31, 1998        PRICE
--------------------------------------  -------------  ---------------  ---------------  -------------  -----------
$ .45 to $1.30                                1,513             4.4        $     .90           1,115     $     .78
$2.28 to $3.67                                1,404             9.1             2.94             442          2.72
$6.88 to $8.90                                1,398            10.0             8.60              --            --
                                              -----                                            -----
                                              4,315             7.7             4.06           1,557          1.33
                                              -----                                            -----
                                              -----                                            -----

    As of January 31, 1998, the Company has reserved for issuance under the Long Term Incentive Plan 5,120,500 shares of Common Stock, of which 84,700 shares of restricted stock have been issued, 3,953,665 shares are subject to currently outstanding options and 1,082,135 shares of Common Stock are reserved for future awards. In addition to shares issued under the Long Term Incentive Plan, 276,315 shares of Common Stock are subject to currently outstanding options issued to directors. Subsequent to January 31, 1998, the Company increased the number of shares reserved for issuance under the Long Term Incentive

                            CARREKER-ANTINORI, INC.

7. BENEFIT PLANS (CONTINUED)
Plan to 5,500,000 shares, and reserved an additional 100,000 shares for future issuance under the Director Plan.

    The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, no compensation expense is recorded when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant. Compensation equal to the intrinsic value of employee stock options is recorded when the exercise price of the stock options is less than the fair value of the underlying stock on the date of grant. Any resulting compensation is amortized to expense over the option's vesting period. During the years ended January 31, 1996 and 1997, total compensation expense recorded relating to employee stock options was $53,552 and $589,081, respectively. No compensation expense relating to employee stock options was recorded during the year ended January 31, 1998.

    Information regarding pro forma net income is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with no volatility and the following assumptions for 1996, 1997 and 1998, respectively: weighted-average risk free interest rate of 5.92%, 6.22% and 5.95%, no dividends, and weighted average expected life of 5, 3.49 and 4.45 years.

    The Black Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information (in thousands, except per share amounts) is as follows:

                                                                               1996       1997       1998
                                                                             ---------  ---------  ---------
Pro forma net income.......................................................  $   1,799  $   1,224  $   2,641
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------
Basic pro forma earnings per share.........................................  $     .16  $     .11  $     .23
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------
Diluted pro forma earnings per share.......................................  $     .15  $     .10  $     .20
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

    The pro forma disclosures only include the effect of options granted subsequent to January 31, 1995. Accordingly, the pro forma information does not reflect the pro forma effect of all previous stock option grants of the Company, and thus is not indicative of future amounts until SFAS 123 is applied to all outstanding stock options.

                            CARREKER-ANTINORI, INC.

7. BENEFIT PLANS (CONTINUED)
    EMPLOYEE STOCK OWNERSHIP PLAN

    Effective October 22, 1984, the Company established an Employee Stock Ownership Plan (the ESOP) for the benefit of eligible employees. In February 1992, the Company contributed $650,000 to the ESOP. The ESOP used the proceeds from the contribution to purchase 278,054 shares of the Company's Common Stock from an officer and principal stockholder of the Company. Shares of Common Stock acquired by the ESOP have been allocated to each employee in amounts based on the employee's compensation (all shares have been allocated as of January 31, 1996). Compensation expense related to the ESOP is based upon the shares of Common Stock allocated to participants and amounted to $162,500 in 1996. Unearned ESOP compensation is reported as a reduction to Common Stock in stockholders' equity.

    PROFIT SHARING PLAN

    TCG has adopted a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code (the Code) whereby participants may contribute a percentage of compensation not in excess of the maximum allowed under the Code. The plan provides for a matching contribution by TCG. Effective January 1, 1998, employees of ASI became eligible to participate in the TCG plan. Employer matching contributions amounted to $210,000, $304,000 and $421,000 in 1996, 1997 and 1998, respectively. TCG may make additional contributions at the discretion of the Board of Directors. No discretionary contribution was made during 1996, 1997, or 1998. Prior to January 1, 1998, employees of ASI had a separate profit sharing plan pursuant to Section 401(k) of the Code, whereby participants could contribute a percentage of compensation not in excess of the maximum allowed under the Code. Employer matching contributions are discretionary and amounted to $135,000, $187,000 and $260,000 under the ASI plan for the years ended January 31, 1996, 1997 and 1998, respectively.

    BONUS PLAN

    The Company pays bonuses to key employees based on Company profitability, the extent to which individuals meet agreed-upon objectives for the year, and executive management's discretion. The Company recorded bonus expense of approximately $1,486,000, $2,179,000 and $1,051,000 in 1996, 1997 and 1998,
respectively.

8. MANAGEMENT SERVICES

    The Company serves as Executive Director of the Electronic Check Clearing House Organization (ECCHO) and provides consulting and administrative services to ECCHO, for which the Company recorded net revenues of $696,000, $866,000 and $994,000 in 1996, 1997 and 1998, respectively. Receivables from ECCHO were $317,000, $477,000 and $566,000 at January 31, 1996, 1997 and 1998,
respectively.

    The Company owns an equity interest in Payment Solutions Network, Inc. (PSN) for which the Company has no book basis. PSN's articles of incorporation require PSN to repurchase the Company's equity interest for $1,250,000 at a rate of $250,000 per year over a five-year period, with the final year's payment contingent upon the amount of operating revenue of PSN in the fifth year. The annual repurchase of these units is subject to PSN maintaining certain cash and net worth levels. The proceeds from the first scheduled repurchase of $250,000 was received by the Company from PSN in January 1996

                            CARREKER-ANTINORI, INC.

8. MANAGEMENT SERVICES (CONTINUED)
and included in other income. The scheduled 1997 and 1998 repurchase of $250,000 was not received due to cash and net worth levels of PSN falling below the amounts stipulated in its articles of incorporation. Additional payments, if any, to be received by the Company from PSN in subsequent years will be recognized as other income when the realization of such amounts is probable.

    To assist PSN in maintaining its liquidity, the Company and another stockholder of PSN each advanced PSN a total of $500,000 in two increments in August and December of the fiscal year ended January 31, 1997. The Company believes ultimate collection of these advances is doubtful based upon PSN's historical and forecasted operating results. Therefore, the Company fully reserved the $500,000 receivable and charged $500,000 to other expense in 1997. The Company has an additional long-term note receivable from PSN with a remaining balance of $64,000 as of January 31, 1998. Such note receivable is included in other assets in the consolidated balance sheet.

    The Company has a management services contract (the PSN Agreement) with PSN to provide consulting, sales, and administrative support to PSN for a five-year term beginning January 31, 1995. During the years ended January 31, 1996, 1997 and 1998, the Company recorded management service fees related to the PSN Agreement of $1,285,000, $1,344,000 and $1,378,000, respectively. Receivables from PSN for management services (excluding the note receivable discussed above) were $342,000, $257,000 and $797,000 at January 31, 1996, 1997 and 1998,
respectively. Subsequent to January 31, 1998, the Company received payments from PSN for management services in the amount of $362,000.

    The Company owns an equity interest (for which the Company has no book basis) and serves as Managing Director of INFITEQ, LLC (INFITEQ), a single-source provider of specialized outsourcing services to the banking industry for transaction processing, information management, electronic commerce and image technology. INFITEQ was incorporated on January 15, 1998. The Company has a Management Services Agreement (the INFITEQ Agreement) with INFITEQ to provide INFITEQ consulting, sales and administrative support through January 2008. The Company also is entitled to receive reimbursement of certain costs it incurred for the benefit of INFITEQ. No management service fees were recognized by the Company under this agreement during the year ended January 31, 1998 and the Company has not recognized any receivables from INFITEQ due to uncertainties surrounding collection of these amounts. INFITEQ has no operating history and is expected to generate operating losses in its start-up phase and therefore, collection of these receivables is considered to be doubtful as of January 31, 1998. Amounts reserved at January 31, 1998 totalled $368,000.

    The Company has not provided guarantees of debt or other obligations, has not agreed to fund any losses, or is not otherwise contingently liable with respect to ECCHO, PSN or INFITEQ.

9. LEASE COMMITMENTS

    The Company leases office facilities and certain equipment under operating leases for various periods. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense under these leases for 1996, 1997 and 1998 was approximately $421,000, $527,000 and $580,000, respectively.
Future minimum base rents under terms of noncancelable operating leases (in thousands) are as follows at January 31, 1998:

                            CARREKER-ANTINORI, INC.

9. LEASE COMMITMENTS (CONTINUED)
    Year ending January 31:

1999.................................................................  $     832
2000.................................................................        569
2001.................................................................        455
2002 and thereafter..................................................        940

10. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts):

                                                                                     1996       1997       1998
                                                                                   ---------  ---------  ---------
Basic earnings per share:
  Net income.....................................................................  $   1,862  $   1,376  $   3,055
  Weighted average shares outstanding............................................     11,543     10,914     11,477
  Basic earnings per share.......................................................  $     .16  $     .13  $     .27
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Diluted earnings per share:
  Net income.....................................................................  $   1,862  $   1,376  $   3,055
  Weighted average shares outstanding............................................     11,543     10,914     11,477
  Assumed conversion of employee stock options...................................        549        964      1,767
                                                                                   ---------  ---------  ---------
  Shares used in diluted earnings per share calculation..........................     12,092     11,878     13,244
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
  Diluted earnings per share.....................................................  $     .15  $     .12  $     .23
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

11. SUBSEQUENT EVENT

    Subsequent to January 31, 1998, the Company's Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission to sell up to 3,650,000 shares of the Company's Common Stock through an initial public offering (the Offering). The Company intends to use the proceeds from the Offering for working capital and other general corporate purposes. The Company may also use a portion of the proceeds for possible strategic alliances and acquisitions of businesses, products and technologies that are complementary to those of the Company. Pending such uses, the Company plans to invest the net proceeds in short-term, interest-bearing, investment grade securities. If the Offering is consummated, the Shareholder Agreement with SAIC will terminate (Note 6).

    Subsequent to January 31, 1998, the Company's Board of Directors authorized the merger of C-A Texas. The merger was effected through the conversion of each outstanding share of Class A voting Common Stock and Class B non-voting Common Stock of C-A Texas into 7.7 shares of Common Stock of the Company. Additionally, all options and rights to acquire shares of Class A and Class B Common Stock of C-A Texas were converted into rights to acquire shares of the newly formed Delaware subsidiary on a basis consistent with the Common Stock conversion ratio (Note 1).

INSIDE BACK COVER DESCRIPTION:

TOP HALF OF PAGE:

    Graphic of Carreker-Antinori Logo and image representing major banks pointing to stylized logo of ECCHO and description stating "ECCHO, a rule-making body for the electronification of the check payment system." Also included in the graphic are images representing major banks, VISA and IBM and the Carreker-Antinori Logo pointing to a stylized logo of PSN and a description stating "PSN, a provider of database and information services critical to the realization of check electronification benefits."

BOTTOM HALF OF PAGE:

    Below a bubble across the middle of the page labeled "Strategic Banking Initiatives," a graphic of images and logos representing FISERV, NPC, Brinks and UPS all pointing to image and logo stating "INFITEQ -- The Answer," which points to the Carreker-Antinori Logo with a statement at the bottom of the graphic stating "INFITEQ, a single source provider of specialized outsourcing services to the banking industry."

OUTSIDE BACK COVER DESCRIPTION:

Carreker - Antinori Logo:  Carreker Antinori, Move Money
                       with Greater Intelligence-TM-